UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Keystone Automotive Industries, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

Common Stock, no par value, of Keystone Automotive Industries, Inc. (“Common Stock”)

(2)	Aggregate number of securities to which transaction applies:

16,574,252 shares of Common Stock; 583,126 options to purchase shares of Common Stock with an exercise price less than $48.00 per share; 129,126 shares of Common Stock represented by restricted stock units, performance shares and deferred stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The transaction value was determined based upon the sum of (a) $48.00 per share of 16,574,252 shares of Common Stock, (b) $48.00 per share minus the weighted average exercise price of $32.08 per share of 583,126 options to purchase shares of Common Stock with an exercise price of less than $48.00 per share, and (c) $48.00 per share of restricted stock units, performance shares and deferred stock with respect to 129,126 shares of Common Stock. In accordance with Section 14(g)(1)(A) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0000307 by the aggregate merger consideration of $811,045,510

(4)	Proposed maximum aggregate value of transaction:

$811,045,510

(5)	Total fee paid:

$24,899

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY PROXY STATEMENT, SUBJECT TO COMPLETION

KEYSTONE AUTOMOTIVE INDUSTRIES, INC.

655 Grassmere Park Drive

Nashville, Tennessee 37211

[•], 2007

Dear Shareholder:

The board of directors, or Board, of Keystone Automotive Industries, Inc. (“Keystone,” “we,” “us” or “our”) has approved a merger agreement providing for the acquisition of Keystone by LKQ Corporation, a Delaware corporation (“LKQ”). Keystone entered into the merger agreement on July 16, 2007. If the merger is completed, you will receive $48.00 in cash, without interest, for each share of Keystone’s common stock that you own, and Keystone will become wholly owned by LKQ.

You will be asked, at a special meeting of Keystone’s shareholders, to consider and vote on a proposal to approve the principal terms of the merger agreement and approve the merger. After careful consideration, our Board unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and declared the merger agreement to be advisable and in the best interests of our shareholders. THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE PRINCIPAL TERMS OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

The time, date and place of the special meeting are as follows:

10:00 a.m., local time, [•], 2007

Keystone Automotive Industries, Inc., 655 Grassmere Park Drive, Nashville, Tennessee 37211

At the special meeting, you will be asked to consider and vote upon a proposal to approve the principal terms of the merger agreement and to approve the merger and a proposal to adjourn the special meeting to solicit additional proxies to approve the principal terms of the merger agreement and approve the merger if there are not sufficient votes present at the special meeting.

The proxy statement attached to this letter provides you with information about the merger and the special meeting. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement carefully. You may also obtain additional information about Keystone or LKQ from documents we or LKQ have filed with the Securities and Exchange Commission.

Your vote is very important, regardless of the number of shares of our common stock you own. The merger cannot be completed unless holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting of shareholders vote for the approval of the principal terms of the merger agreement and approval of the merger. If you do not vote, it will have the same effect as a vote against the approval of the principal terms of the merger agreement and against approval of the merger.

Whether or not you plan to attend the special meeting in person, please complete, sign, date and promptly return the enclosed proxy card. If you are a shareholder of record, these actions will not limit your right to withdraw your proxy if you wish to attend the special meeting and vote in person. If you hold shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee.

Thank you in advance for your cooperation and continued support.

On behalf of your Board,

Ronald G. Foster
Chairman of the Board

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed on the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated [•], 2007 and is first being mailed to shareholders on or about [•], 2007.

THIS PROXY STATEMENT IS DATED [•], 2007 AND IS FIRST BEING

MAILED TO SHAREHOLDERS ON OR ABOUT [•], 2007.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [•], 2007

TO THE SHAREHOLDERS OF KEYSTONE AUTOMOTIVE INDUSTRIES, INC.:

A special meeting of shareholders of Keystone Automotive Industries, Inc., a California corporation (“Keystone,” “we,” “us” or “our”), will be held at Keystone Automotive Industries, Inc., Nashville Support Center, 655 Grassmere Park Drive, Nashville, Tennessee 37211, on [•], 2007, beginning at 10:00 a.m., local time, for the following purposes:

1. Approval of the Principal Terms of the Merger Agreement and the Merger. To consider and vote on a proposal to approve the principal terms of the Agreement and Plan of Merger, dated as of July 16, 2007, among LKQ Corporation, LKQ Acquisition Company, and Keystone, and the merger, pursuant to which, upon the merger becoming effective, each outstanding share of Keystone common stock, no par value, will be converted into the right to receive $48.00 in cash, without interest.

2. Adjournment of the Special Meeting. To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the principal terms of the merger agreement and to approve the merger.

3. Other Matters. To transact such other business as may properly come before the special meeting or any adjournment thereof.

Only shareholders of record of our common stock as of the close of business on [•] 2007 will be entitled to notice of, and to vote at, the special meeting and any adjournment of the special meeting. All shareholders are cordially invited to attend the special meeting in person.

Your vote is very important, regardless of the number of shares of our common stock you own. The merger cannot be completed unless holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting of shareholders vote for the approval of the principal terms of the merger agreement and the approval of the merger. If you do not vote, it will have the same effect as a vote against the approval of the merger agreement and the merger. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote “FOR” the approval of the principal terms of the merger agreement and the approval of the merger and “FOR” any adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Whether or not you plan to attend the special meeting in person, please complete, sign, date and return promptly the enclosed proxy card. If you are a shareholder of record, these actions will not limit your right to withdraw your proxy if you wish to attend the special meeting and vote in person. If you hold shares through a broker or other nominee, you should promptly follow the procedures provided by your broker or nominee.

Keystone shareholders who do not wish to accept the merger consideration for their shares of common stock and who do not vote in favor of the approval of the principal terms of the merger agreement and the approval of the merger may, under certain circumstances, be entitled to dissent from the merger and may have dissenters’ rights with respect to such shares, subject to the requirements of Chapter 13 of the California General Corporation Law, or CGCL, in connection with the merger as described in this proxy statement. The notice and this proxy statement shall constitute notice to you of the availability of dissenters’ rights under Chapter 13 of the CGCL, a copy of which is attached as Annex C to this proxy statement.

By order of the Board,

Ronald G. Foster
Chairman of the Board

[•], 2007

ANNEX A Agreement and Plan of Merger, dated as of July 16, 2007, among LKQ Corporation, LKQ Acquisition Company, and Keystone
ANNEX B Opinion of J.P. Morgan Securities Inc.
ANNEX C Section 1300 et seq. of the California General Corporation Law

SUMMARY TERM SHEET

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully, and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement, the annexes attached to this proxy statement and the documents referred to or incorporated by reference in this proxy statement. We have included page references in parentheses to direct you to the appropriate place in this proxy statement for a more complete description of the topics presented in this summary. In this proxy statement, the terms “Keystone,” “we,” “us” and “our” refer to Keystone Automotive Industries, Inc.

The Parties to the Merger Agreement (page 13)

Keystone Automotive Industries, Inc.

700 East Bonita Avenue

Pomona, CA 91767

(909) 624-8041

Keystone is one of the nation’s leading distributors of aftermarket collision replacement parts produced by independent manufacturers for automobiles and light trucks. We distribute products primarily to collision repair shops throughout most of the United States and certain areas in Canada. In addition, we remanufacture chrome plated and plastic bumpers and alloy and steel wheels. Our principal product lines consist of automotive body parts, bumpers and remanufactured alloy wheels, as well as paint and other materials used in repairing a damaged vehicle. Keystone operates 137 distribution centers and 13 depots located in 39 states throughout the United States, as well as in the provinces of Ontario, Quebec and British Columbia in Canada. Thirteen of our distribution centers serve as regional hubs and five serve as cross docks.

LKQ Corporation

LKQ Acquisition Company

120 North LaSalle Street

Suite 3300

Chicago, Illinois

(312) 621-1950

LKQ Acquisition Company (“Merger Sub”) is a California corporation and a direct wholly owned subsidiary of LKQ Corporation, a Delaware corporation (“LKQ” or “Parent”). Upon the terms and subject to the conditions of the merger agreement and in accordance with California law, at the effective time of the merger, Merger Sub will merge with and into Keystone, with Keystone surviving the merger as a wholly-owned subsidiary of LKQ (the “surviving corporation”). Merger Sub has de minimis assets and no operations. LKQ provides replacement systems, components and parts needed to repair light vehicles (cars and light trucks), and participates in the market for recycled original equipment manufacturer products as well as the market for collision repair aftermarket products. LKQ obtains salvage vehicles from a variety of sources, and dismantles the salvage vehicles to obtain a comprehensive range of vehicle products that LKQ distributes into the light vehicle repair market. LKQ also recently entered the business of refurbishing and distributing aluminum alloy wheels, head lamps and tail lamps.

The Special Meeting (page 14)

Time, Place and Date (page 14)

The special meeting will be held on [•], 2007, beginning at 10:00 a.m., local time, at 655 Grassmere Park Drive, Nashville, Tennessee.

Purpose (page 14)

You will be asked to consider and vote on a proposal to approve the principal terms of the Agreement and Plan of Merger, dated as of July 16, 2007 (the “merger agreement”), by and among Parent, Merger Sub and Keystone and to approve the merger. The merger agreement provides that Merger Sub will be merged with and into Keystone (the “merger”), with Keystone as the surviving corporation. Each outstanding share of Keystone common stock (other than shares held in our treasury or owned by Parent, Merger Sub, any of their subsidiaries or any of our subsidiaries or shares held by our shareholders who properly demand statutory dissenters’ rights) will be converted into the right to receive $48.00 in cash, without interest.

The persons named in the accompanying proxy card will also have discretionary authority to vote upon other business, if any, that properly comes before the special meeting and any adjournments of the special meeting.

Record Date and Quorum (page 14)

You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on [•] 2007, the record date for the special meeting. You will have one vote for each share of our common stock that you owned on the record date. As of the record date, there were [•] shares of our common stock outstanding entitled to be voted.

The holders of a majority of the outstanding shares of our common stock at the close of business on the record date represented in person or by proxy will constitute a quorum for purposes of the special meeting.

Required Vote (page 14)

Completion of the merger requires the approval of the principal terms of the merger agreement and the merger by the affirmative vote of the holders of a majority of the shares of our common stock outstanding at the close of business on the record date for the special meeting. Because approval of the merger agreement requires the affirmative vote of the majority of the shares of our common stock outstanding as of the record date, a failure to vote your shares of our common stock or an abstention will have the same effect as voting against the merger. The proposal to adjourn the special meeting in order to solicit additional proxies will be approved if the votes cast in favor of the proposal by shares of common stock, present in person or represented by proxy and entitled to vote, exceed the votes cast against the proposal.

As of the record date for the special meeting, the directors and executive officers of Keystone beneficially owned, in the aggregate, [•] shares of our common stock, or approximately [•]% of the outstanding shares of our common stock, and, based upon information provided by LKQ, LKQ beneficially owned [•] shares of our common stock, or approximately [•]% of the outstanding shares of our common stock. Our directors and executive officers and LKQ have informed us that they intend to vote all of their shares of our common stock “FOR” the approval of the principal terms of the merger agreement and the merger and “FOR” any adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Proxies; Revocation (page 14)

Any Keystone shareholder of record entitled to vote may submit a proxy by returning a signed proxy card by mail, or may vote in person at the special meeting. If your shares are held in “street name” by your broker or another nominee, you should promptly instruct your broker or other nominee on how to vote your shares using the instructions provided by your broker or other nominee, and if you intend to vote your “street name” shares at the special meeting, you will need to contact your broker or other nominee to do so. If you do not provide your broker or other nominee with instructions, your shares will not be voted, which will have the same effect as voting against the merger, but will have no impact on a proposal to adjourn the meeting.

Any Keystone shareholder of record who executes and returns a proxy card may revoke the proxy at any time before it is voted. To revoke your proxy, you must either advise our Secretary in writing, submit by mail a new proxy card dated after the date of the proxy you wish to revoke, or attend the special meeting and vote your shares in person. Simply attending the special meeting will not revoke any proxy you may have submitted.

If you have instructed your broker or other nominee to vote your shares, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by your broker or other nominee to change your vote.

When the Merger Will be Completed (page 39)

We are working to complete the merger as soon as possible. We anticipate completing the merger by [•], 2007, subject to approval of the principal terms of the merger agreement and the merger by our shareholders and the satisfaction of the other closing conditions.

Effects of the Merger (page 39)

If the principal terms of the merger agreement and the merger are approved by our shareholders and the other conditions to closing are satisfied or waived, Merger Sub will merge with and into Keystone. The separate corporate existence of Merger Sub will cease, and Keystone will survive the merger as a wholly owned subsidiary of Parent. Upon completion of the merger, our common stock will be converted into the right to receive $48.00 per share, without interest. The surviving corporation will be a privately held corporation, and you will cease to have any ownership interest in the surviving corporation or any rights as one of its shareholders.

Recommendation of Our Board (page 25)

After careful consideration, including the receipt of a fairness opinion from J.P. Morgan Securities Inc. (“JPMorgan “), our Board unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and declared the merger agreement to be advisable and in the best interests of our shareholders. ACCORDINGLY, OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE PRINCIPAL TERMS OF THE MERGER AGREEMENT AND THE MERGER.

In reaching its decision, our Board evaluated a variety of business, financial and market factors and consulted with legal and financial advisors. In considering the recommendation of our Board with respect to the merger, you should be aware that certain of our directors and executive officers have interests in the merger that differ from, or are in addition to, your interests as a shareholder. See “The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 30.

For the factors considered by our Board in reaching its decision to approve the merger agreement and the merger, see “The Merger—Reasons for the Merger” beginning on page 22.

Opinion of J.P. Morgan Securities Inc. (page 25 and Annex B)

At the meeting of our Board on July 16, 2007, JPMorgan delivered its oral opinion, which opinion was later confirmed in writing, to the Board that, as of July 16, 2007, and based upon and subject to the factors and assumptions set forth in its opinion, the $48.00 per share in cash to be received by the holders of Keystone common stock pursuant to the merger agreement was fair, from a financial point of view, to such shareholders.

The full text of the written opinion of JPMorgan, dated July 16, 2007, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Our shareholders are urged to read this opinion carefully in its entirety. The written opinion of JPMorgan is addressed to our Board and is directed only to the consideration to be received in the merger and does not constitute a recommendation to our shareholders as to how to vote at the special meeting.

Pursuant to an engagement letter with JPMorgan, we have agreed to pay JPMorgan a transaction fee of 1.1% of the aggregate consideration to be paid in the transaction, or approximately $8.9 million, a substantial portion of which is dependent on consummation of the transaction.

Financing (page 29)

It is estimated that the total amount of funds necessary to complete the merger and the related transactions is approximately $1.09 billion, which includes approximately $811 million to be paid out to our shareholders and holders of other equity-based interests in Keystone, less approximately $[•] with respect to shares of our common stock beneficially owned by LKQ on the record date which will be cancelled in the Merger and will not be paid, and including approximately $[•] to refinance or repay some of Keystone’s and LKQ’s currently outstanding debt, with the remainder to be applied to pay fees and expenses related to the merger, the financing arrangements and the related transactions. These payments are expected to be funded by proceeds from a debt financing by Parent.

In connection with the execution and delivery of the merger agreement, Parent obtained commitments to provide up to $1.09 billion in debt financing, consisting of (1) an $840 million first-lien term loan facility, (2) a $100 million revolving credit facility, and (3) a $150 million second-lien term loan facility. The proceeds of the debt financing are intended to finance, in part, the payment of the merger consideration, the repayment or refinancing of certain of Keystone’s and LKQ’s debt outstanding on the closing date of the merger and to pay fees and expenses related to the merger, financing and related transactions and, in the case of the revolving facility, to fund general corporate requirements after the closing date of the merger. Parent has agreed to use its reasonable best efforts to arrange the debt financing upon the terms and subject to the conditions described in the debt financing commitments. The facilities and notes contemplated by the debt financing commitments are subject to various conditions, as described in further detail under “The Merger—Financing” beginning on page 29.

The closing of the merger is not conditioned on Parent obtaining the proceeds of the debt financing.

Treatment of Stock Options and Stock-Based Awards (page 40)

The merger agreement provides that, at the effective time of the merger, each outstanding option to purchase shares of Keystone common stock will become fully vested, deemed exercised and canceled and each holder of canceled stock options will receive, in exchange for their cancelled stock options, payment in cash equal to the excess, if any, of $48.00 over the applicable per share exercise price for each stock option held, multiplied by the number of shares subject to that option, less any applicable withholding taxes.

The merger agreement provides that each outstanding share of our other stock based grants, including all shares of restricted stock, restricted stock units, performance shares and deferred stock, whether or not then vested, will vest pursuant to the terms of the applicable plan, and the holder of such stock-based award will be entitled to receive $48.00 per share in cash. However the balance of any performance shares granted in 2006 which have not yet vested on the closing date after giving effect to the pro-ration language set forth in the 2006 Performance Share Award Agreement for such grants will not vest and will be cancelled.

Interests of Our Directors and Executive Officers in the Merger (page 30)

In considering the unanimous recommendation of the Board that you vote “FOR” the approval of the principal terms of the merger agreement and the merger, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as a shareholder, including the following:

•

all unvested stock options, restricted stock, restricted stock units, performance shares and deferred stock held by our directors and executive officers will accelerate in connection with the merger and all of those outstanding awards that have not yet vested by the close of the merger (with limited exceptions for certain performance shares granted in 2006 under the 2006 Performance Share Award), will be cashed out;

•

our executive officers are covered by executive termination benefits agreements that contain change in control termination protection that will provide certain severance payments and benefits upon termination of employment under certain circumstances following the merger;

•

the merger agreement provides for indemnification arrangements for each of our and our subsidiaries’ present and former directors and officers, as well as insurance coverage for acts or omissions occurring at or prior to the merger;

•

although, to our knowledge, no agreements have been entered into as of the date of this proxy statement, members of our management may enter into employment agreements with the surviving corporation and may participate in the equity of the surviving corporation; and

•

LKQ will designate two of our current directors to serve on its board of directors, and any or all of the remaining members of the Keystone Board will serve for three years on an advisory committee for LKQ’s board of directors.

Material U.S. Federal Income Tax Consequences (page 35)

The exchange of Keystone common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under applicable state, local, foreign and other tax laws. For U.S. federal income tax purposes, shareholders who exchange their shares of our common stock for cash in the merger will recognize gain or loss equal to the difference between the amount of cash received and the adjusted tax basis of the shares exchanged therefor. Any such gain or loss will be capital gain or loss if the shares are held as capital assets by the shareholder, and will be long-term capital gain or loss if the shareholder has held the shares for more than one year as of the effective date of the merger. Long-term capital gains of a non-corporate shareholder are subject to a maximum U.S. federal income tax rate of 15%.

The income tax discussion set forth above may not apply to shareholders in special situations including (but not limited to) shareholders who received their shares upon the exercise of stock options or otherwise as compensation, shareholders who are traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, shareholders who are not U.S. persons, and shareholders who are partnerships or other pass-through entities. Shareholders should consult their tax advisors with respect to the particular tax consequences to them of the merger, including any tax consequences arising under federal, state, local, foreign or other tax laws.

Regulatory Approvals (page 37)

The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “Hart-Scott-Rodino Act”), provides that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied. Parent and Keystone each filed notification reports with the Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Act on [•], 2007. The statutory waiting period under the Hart-Scott-Rodino Act will expire on [•], 2007, unless Parent or Keystone receive a second request for information or the waiting period is earlier terminated or extended.

Except as noted above with respect to the required filings under the Hart-Scott-Rodino Act, the filing of this proxy statement with the SEC, and the filing of a certificate of merger in California at or before the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

Litigation Concerning the Merger (page 37)

On July 18, 2007, two putative class action lawsuits captioned Lynch v. Keystone Automotive Industries, Inc. (BC374399) and Shoys v. Keystone Automotive Industries, Inc. (BC374480) were filed against Keystone and its directors in the Superior Court of the State of California, County of Los Angeles in connection with Keystone’s proposed merger with LKQ pursuant to the terms of the merger agreement between Keystone and LKQ. The lawsuits, which purport to represent a class of all holders of Keystone’s common stock, not including the individual director defendants, contain identical allegations of self-dealing and breach of fiduciary duty and challenge the adequacy of the process employed by Keystone and the share price to be paid to Keystone’s shareholders in the merger. The lawsuits seek to enjoin the proposed merger and request payment of attorneys’ fees. Keystone believes the lawsuits are without merit and intends to vigorously defend the actions.

Procedure for Receiving Merger Consideration (page 40)

Shortly after the effective time of the merger, a paying agent will mail a letter of transmittal and instructions to you and the other Keystone shareholders, including those shareholders holding restricted stock, restricted stock units, deferred stock and performance awards (other than options). The letter of transmittal and instructions will tell you how to surrender your stock certificates in exchange for the merger consideration. You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

No Solicitation of Transactions (page 45)

Pursuant to the merger agreement, Keystone immediately ceased any merger or similar discussions or negotiations with all parties other than Parent, Merger Sub and Parent’s representatives.

However, the merger agreement provides that, under certain limited circumstances required for our Board to comply with its fiduciary duties, our Board may respond to a bona fide takeover proposal or terminate the merger agreement and enter into an agreement with respect to a superior proposal after paying the termination fee specified in the merger agreement.

Conditions to the Merger (page 49)

The completion of the merger depends on the satisfaction or waiver of a number of conditions, including the following:

•	the principal terms of the merger agreement and merger must have been approved by our shareholders;

•	all filings and waiting periods (and any extension thereof) applicable to the consummation of the merger under the Hart-Scott-Rodino Act must have expired or been terminated;

•	no law or order issued by any court or other governmental entity is in effect preventing the consummation of the merger or any other transaction contemplated by the merger agreement;

•	each party must have performed or complied in all material respects with all material agreements and covenants required by the merger agreement to be performed or complied with;

•	Parent must have made the payments of the merger consideration required to be made under the merger agreement; and

•

the representations and warranties of each of Keystone, Parent and Merger Sub must be materially true and correct as of the closing date in a manner described under the caption, “The Merger Agreement—Conditions to the Merger” beginning on page 49.

None of us, Parent or Merger Sub may rely on the failure of any condition to be satisfied as a reason to not effectuate the completion of the merger if that failure was caused by that party’s failure to act in good faith to perform any of its obligations under the merger agreement or use its reasonable best efforts to consummate the transactions contemplated in the merger agreement.

Termination of the Merger Agreement (page 50)

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after our shareholders have approved the principal terms of the merger agreement and merger, in the following circumstances:

•	by mutual written consent of us and Parent;

•	by either us or Parent, if:

•	the shareholder approval is not obtained at our shareholders’ meeting or any adjournment thereof at which the merger agreement has been voted on;

•

the merger has not been consummated by January 16, 2008, unless all the closing conditions have been met except for those relating to the filing and waiting period under the Hart-Scott-Rodino Act, the delivery of certain officer’s closing certificates, the accuracy of certain representations and the payment of the merger consideration, in which case the January 16, 2008 date will be automatically extended to April 16, 2008; or

•

any law prohibits or makes illegal the consummation of the merger or any governmental entity issues an order enjoining us, Parent or Merger Sub from consummating the merger and such order has become final and non-appealable;

•	by us, if:

•

Parent or Merger Sub has breached any of its representations, warranties, covenants or agreements contained in the merger agreement that would give rise to the failure of certain conditions to closing and that breach (if curable) has not been cured prior to the earlier of January 16, 2008 (or April 16, 2008, if applicable) and 30 business days after notice of that breach; or

•

prior to the receipt of our shareholder approval of the principal terms of the merger agreement and the merger, we receive a superior proposal, our board of directors determines in good faith that the failure to accept such superior proposal is reasonably likely to be inconsistent with its fiduciary duties to our shareholders, we have complied with our obligations not to solicit other transactions and we have paid to Parent the termination fee and Parent’s transaction-related expenses.

•	by Parent, if:

•

we breach any of the representations, warranties, covenants or agreements contained in the merger agreement that would give rise to the failure of certain conditions to closing and that breach (if curable) has not been cured prior to the earlier of January 16, 2008 (or April 16, 2008, if applicable) and 30 business days after notice of that breach from Parent; or

•

if prior to the obtaining of shareholder approval, our board withdraws or modifies its recommendation to our shareholders to vote in favor of approving the merger agreement, we fail to include in this proxy our recommendation to our shareholders to vote in favor of the merger agreement, or our board approves, recommends or adopts another takeover proposal.

Fees and Expenses (page 52)

Under certain circumstances, in connection with the termination of the merger agreement, we will be required to pay to Parent a termination fee of $30 million and reimburse Parent for its transaction-related expenses of up to $1.4 million.

Under certain circumstances relating to the failure to obtain necessary regulatory approvals, in connection with the termination of the merger agreement, Parent has agreed to pay us a termination fee of $30 million plus reimbursement for our transaction-related expenses of up to $5 million.

Market Price of Our Common Stock (page 57)

Our common stock is listed on the NASDAQ Global Select Market (“NASDAQ”) under the trading symbol “KEYS”. The closing price of our common stock on NASDAQ on July 16, 2007, which was the last trading day before we announced the merger, was $43.61. On [•], 2007, the last trading day before the date of this proxy statement, the closing price of our common stock on NASDAQ was $[•]. The closing price of our common stock on March 2, 2007, the day of our initial meeting with LKQ, was $32.00.

Dissenters’ Rights (page 35 and Annex C)

Annex C to this proxy statement contains the full text of Chapter 13 of the CGCL, which relates to your dissenters’ rights under California law. We encourage you to read these provisions carefully and in their entirety.

See the Section entitled “The Merger—Dissenters’ Rights” beginning on page 35 for a description of the procedures that you must follow in order to exercise dissenters’ rights.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address some commonly asked questions regarding the special meeting and the merger. These questions and answers may not address all questions that may be important to you as you decide how to vote at the special meeting. Please carefully read the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement. In this proxy statement, the terms “Keystone,” “we,” “our” and “us” refer to Keystone.

Q:	What is the proposed transaction?

A:	The proposed transaction is a merger in which Keystone would be acquired by Parent, a Delaware corporation, through a merger of Merger Sub, a wholly owned subsidiary of Parent, with and into Keystone, with Keystone surviving the merger as a wholly owned subsidiary of Parent.

Q:	What will I receive in the merger?

A:	Upon completion of the merger, you will receive $48.00 in cash, without interest, for each share of our common stock that you own. For example, if you own 100 shares of our common stock, you will receive $4,800.00 cash in exchange for your shares of our common stock, without interest. You will not own shares of the surviving corporation.

Q:	Where and when is the special meeting?

A:	The special meeting will take place at 655 Grassmere Drive, Nashville, Tennessee on [•] 2007 at 10:00 a.m., local time.

Q:	What matters will I be asked to vote on at the special meeting?

A:	You will be asked to vote on a proposal to approve the principal terms of the merger agreement and merger and, if necessary, a proposal for the adjournment of the special meeting to solicit additional proxies in the event that there are not sufficient votes in favor of approving the principal terms of the merger agreement and the merger at the time of the special meeting.

Q:	What vote of our shareholders is required to approve the principal terms of the merger agreement and the merger?

A:	For us to complete the merger, holders of a majority of the outstanding shares of our common stock at the close of business on the record date, must vote their shares “FOR” the approval of the principal terms of the merger agreement and the merger. Failure to vote or an abstention will have the same effect as a vote against approval of the principal terms of merger agreement and the merger.

Q:	What vote of our shareholders is required to approve the proposal to adjourn the special meeting?

A:	The votes cast by shares of common stock, present in person or represented by proxy and entitled to vote, in favor of the proposal to adjourn the special meeting in order to solicit additional proxies to approve the principal terms of the merger agreement and the merger must exceed the votes cast against the proposal.

Q:	How does our Board recommend that I vote at the special meeting?

A:	Our Board unanimously recommends that our shareholders vote “FOR” the approval of the principal terms of the merger agreement and approval of the merger and “FOR” the proposal to adjourn the special meeting for the purpose of soliciting additional proxies, if necessary. You should read “The Merger—Reasons for the Merger” beginning on page 22 for a discussion of the factors that our Board considered in deciding to recommend the approval of the principal terms of the merger agreement and the merger.

Q:	What do I need to do now?

A:	You should read this proxy statement carefully, including its annexes, and consider how the merger would affect you. If you are a shareholder of record, you should ensure that your shares are voted at the special meeting by completing, signing, dating and mailing the enclosed proxy card and returning it in the envelope provided. If you hold your shares in “street name,” you can ensure that your shares are voted at the special meeting by promptly instructing your broker or other nominee how to vote, as discussed below. Your broker or other nominee cannot vote your shares without your instruction.

Q:	How do I vote my shares?

A:	Please follow the instructions on your proxy card to vote your shares. You may be able to vote your shares by either telephone or internet, if so, your proxy card will detail instructions on how to do so.

Q:	If my shares are held in “street name” by my broker or other nominee, will that person vote my shares for me?

A:	Yes, but only if you provide instructions to your broker or other nominee on how to vote. You should promptly follow the directions provided by your broker or other nominee regarding how to instruct your broker or other nominee to vote your shares. Without your specific voting instructions, your shares will not be voted, which will have the same effect as a vote against approval of the principal terms of the merger agreement and the merger.

Q:	Can I change my vote?

A:	Yes. You can change your vote at any time before your proxy is voted at the special meeting. If you are a shareholder of record, you may revoke your proxy by notifying our Secretary in writing or by submitting by mail a new proxy with a date after the date of the proxy being revoked. In addition, your proxy may be revoked by attending the special meeting and voting in person (you must vote in person, as simply attending the special meeting will not revoke your proxy).

Please note that if you hold your shares in “street name” and you have instructed your broker or other nominee to vote your shares, the above-described options for changing your vote do not apply, and instead you must follow the directions received from your broker or other nominee to change your vote.

Q:	What does it mean if I get more than one proxy card or vote instruction card?

A:	If your shares are registered differently or are in more than one account, you will receive more than one proxy card or, if you hold your shares in “street name,” you may receive more than one vote instruction card. Please complete and return all of the proxy cards or vote instruction cards you receive to ensure that all of your shares are voted at the special meeting.

Q:	Should I send my stock certificates now?

A:	No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions on how to send in your stock certificates to the paying agent in order to receive the merger consideration. You should use the letter of transmittal to exchange stock certificates for the merger consideration to which you are entitled as a result of the merger. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q:	What happens if I sell my shares before the special meeting?

A:

The record date of the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you sell some or all of your shares of our common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right with respect to the shares sold to receive $48.00 per share in cash to be received by our shareholders in the merger. In order to receive the $48.00 per share, you must hold your shares until the effective time of the merger.

Q:	Am I entitled to exercise dissenters’ rights instead of receiving the merger consideration for my shares?

A:	If you meet certain conditions, as a holder of our common stock, you may be entitled to dissenters’ rights under California law in connection with the merger. The conditions required to be met prior to exercise of dissenters’ rights are described in this proxy statement under the caption “Dissenters’ Rights” beginning on page 35.

Q:	What happens if the merger is not consummated?

A:	If the principal terms of the merger agreement and the merger are not approved by our shareholders or if the merger is not completed for any other reason, our shareholders will not receive any payment for their shares in connection with the merger. Instead, Keystone will remain an independent public company and our common stock will continue to be listed and traded on NASDAQ. You should read “The Merger—Delisting and Deregistration of our Common Stock” beginning on page 35 for more information. Under specified circumstances, Keystone may receive a termination fee and reimbursement of certain transaction-related expenses from Parent or be required to pay to Parent a termination fee and reimburse certain transaction-related expenses of Parent, as described in this proxy statement under the caption “The Merger Agreement—Fees and Expenses” beginning on page 52.

Q:	Who can help answer my questions?

A:	If you need assistance in submitting your proxy or voting your shares or need additional copies of this proxy statement or the enclosed proxy card, you should contact our proxy solicitation agent, MacKenzie Partners, Inc., at (800) 322-2885 (toll-free) or (212) 929-5500 (collect), or write to MacKenzie Partners, 105 Madison Avenue, New York, New York 10016. If your broker or another nominee holds your shares, you should call your broker or such nominee for additional information. If you have questions about the merger, please contact our Law Department at 655 Grassmere Park Drive, Nashville, TN 37211.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer to in this proxy statement, contain forward-looking statements about our plans, objectives, expectations and intentions. Forward-looking statements include information concerning possible or assumed future results of operations of our company, the expected completion and timing of the merger and other information relating to the merger. Generally these forward-looking statements can be identified by the use of the future tense or forward-looking terminology, such as “anticipate,” “believe,” “estimate,” “expect,” “may,” “should,” “could,” “plan,” “intend,” “project” and similar expressions. For each of these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control. Those risks include, without limitation:

•	the satisfaction of the conditions to consummation of the merger, including the approval of the principal terms of the merger agreement and the merger by our shareholders;

•

the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including a termination under circumstances that could require us to pay to Parent a $30 million termination fee and reimburse Parent’s transaction-related expenses of up to $1.4 million;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	the effect of the announcement or pendency of the merger on our business relationships, operating results and business generally, including our ability to retain key employees;

•	the risk that the merger may not be completed in a timely manner or at all, which may adversely affect our business and the price of our common stock;

•	the potential adverse effect on our business, properties and operations because of certain covenants regarding the conduct of our business and other matters we agreed to in the merger agreement;

•	the risk that we may be subject to litigation including the litigation described under “The Merger—Litigation Concerning the Merger” beginning on page 37, in connection with the merger;

•	risks related to diverting management’s attention from our ongoing business operations; and

•

other risks detailed in our filings with the Securities and Exchange Commission (the “SEC”), including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for our fiscal year ended March 30, 2007. See “Where You Can Find More Information” on page 61.

We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date of this proxy statement or the date of any document incorporated by reference in this document. Except as required by applicable law or regulation, we do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances.

THE PARTIES TO THE MERGER AGREEMENT

Keystone Automotive Industries, Inc.

Keystone is incorporated in the state of California with its principal executive offices at 700 E. Bonita Avenue, Pomona, CA 91767. We are one of the nation’s leading distributors of aftermarket collision replacement parts produced by independent manufacturers for automobiles and light trucks. We distribute products primarily to collision repair shops throughout most of the United States and certain areas in Canada. In addition, we remanufacture chrome plated and plastic bumpers as well as alloy and steel wheels. Our principal product lines consist of automotive body parts, bumpers and remanufactured alloy wheels, as well as paint and other materials used in repairing a damaged vehicle. Keystone operates 137 distribution centers and 13 depots located in 39 states throughout the United States, as well as in the provinces of Ontario, Quebec and British Columbia in Canada. Thirteen of the distribution centers serve as regional hubs and five serve as cross docks.

LKQ Corporation

LKQ Acquisition Company

LKQ Acquisition Company (“Merger Sub”) is a California corporation and a direct wholly owned subsidiary of LKQ Corporation, a Delaware corporation (“LKQ” or Parent”). Upon the terms and subject to the conditions of the merger agreement and in accordance with California law, at the effective time of the merger, Merger Sub will merge with and into Keystone, with Keystone surviving the merger as a wholly-owned subsidiary of LKQ (the “surviving corporation”). Merger Sub has de minimis assets and no operations. LKQ provides replacement systems, components and parts needed to repair light vehicles (cars and light trucks), and participates in the market for recycled original equipment manufacturer products as well as the market for collision repair aftermarket products. LKQ obtains aftermarket products and salvage vehicles from a variety of sources, and dismantles the salvage vehicles to obtain a comprehensive range of vehicle products that LKQ distributes into the light vehicle repair market. LKQ also recently entered the business of refurbishing and distributing aluminum alloy wheels, head lamps and tail lamps.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our shareholders in connection with the solicitation of proxies by our Board for use at the special meeting to be held on [•], 2007, beginning at 10:00 a.m., local time, at Nashville, Tennessee, or at any adjournment thereof. The purpose of the special meeting is for our shareholders to consider and vote upon the approval of the principal terms of the merger agreement and the merger. Our shareholders must approve the principal terms of the merger agreement and the merger for the merger to occur. If our shareholders fail to approve the principal terms of the merger agreement and the merger, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of proxy are first being mailed to our shareholders on or about [•] 2007.

Record Date and Quorum

The holders of record of our common stock as of the close of business on [•] 2007, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were [•] shares of our common stock outstanding and entitled to vote.

The holders of a majority of the outstanding shares of our common stock at the close of business on the record date represented in person or by proxy will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established.

Required Vote

Completion of the merger requires the approval of the principal terms of the merger agreement and the merger by the affirmative vote of the holders of a majority of the outstanding shares of our common stock at the close of business on the record date for the special meeting. Each outstanding share of our common stock is entitled to one vote. The proposal to adjourn the special meeting in order to solicit additional proxies will be approved if the votes cast in favor of the proposal by shares of common stock, present in person or represented by proxy and entitled to vote, exceed the votes cast against the proposal.

As of [•] 2007, the record date for the special meeting, the directors and executive officers of Keystone beneficially owned, in the aggregate, [•] shares of Keystone common stock, or approximately [•]% of the outstanding shares of Keystone common stock, and, based upon information provided by LKQ, LKQ beneficially owned [•] shares of our common stock, or approximately [•]% of the outstanding shares of our common stock. The directors and executive officers and LKQ have informed us that they intend to vote all of their shares of our common stock “FOR” the approval of the principal terms of the merger agreement and the merger and “FOR” any adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Proxies; Revocation

If you are a shareholder of record and submit a proxy by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your proxy card, your shares of Keystone common stock will be voted “FOR” the approval of the principal terms of the merger agreement and the merger and “FOR” any adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

If your shares are held in “street name” by your broker or another nominee, you should promptly instruct your broker or other nominee how to vote your shares using the instructions provided by your broker or other nominee. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker or other nominee and they can give you directions on how to vote your shares. If you intend to vote your “street name” shares at the special meeting, you will need to contact your broker or other nominee to do so. Shares of our common stock held by persons attending the special meeting but not voting, or shares for which we have received proxies with respect to which holders have abstained from voting, will be considered abstentions. Abstentions and properly executed broker or other nominee non-votes, if any, will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists but will have the same effect as a vote “AGAINST” approval of the principal terms of the merger agreement and the merger, but will have no effect on our proposal to adjourn.

If you are a shareholder of record, you may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must advise our Secretary in writing, submit by mail a new proxy card dated after the date of the proxy you wish to revoke, or attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy.

Please note that if you hold your shares in “street name” and you have instructed your broker or other nominee to vote your shares, the options for revoking your proxy described in the paragraph above do not apply and instead you must follow the directions provided by your broker or other nominee to change your vote.

Keystone does not expect that any matter other than the approval of the principal terms of the merger agreement and the merger (and the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies) will be brought before the special meeting. If, however, any such other matter is properly presented at the special meeting or any adjournment of the special meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

Adjournments

Although it is not currently expected, the special meeting may be adjourned by Keystone for the purpose of soliciting additional proxies prior to the convening of the special meeting. After the special meeting has been convened, any adjournment may be made without notice (if the adjournment is not for more than 30 days), other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. Whether or not a quorum exists, holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote may adjourn the special meeting. If no instructions are indicated on your proxy card, your shares of our common stock will be voted “FOR” any adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow our shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned.

Solicitation of Proxies

In addition to soliciting proxies by mail, directors, officers and employees of Keystone may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. Upon request, brokers, banks and other nominees will be reimbursed for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. Keystone has retained MacKenzie Partners, Inc. to assist it in the solicitation of proxies for the special meeting. MacKenzie Partners, Inc. will be paid a fee of approximately $[•], plus reimbursement of out-of-pocket expenses.

Keystone and LKQ will share equally the costs and expenses incurred in connection with the filing, printing and mailing of this document (including any SEC filing fees).

THE MERGER

Background of the Merger

Our Board and our senior executives have historically reviewed and assessed strategic alternatives, particularly in the areas of acquisitions and diversification, available to us from time to time. This process became particularly focused when Ford Global Technologies, or Ford, instituted an action against us and other respondents before the International Trade Commission, or ITC, on December 2, 2005 alleging that certain parts distributed by us infringed on 14 design patents owned by Ford. Keystone and the other respondents have expended significant resources defending that action, which remains ongoing. In late 2006, two events occurred that significantly impacted the Board’s assessment of our long-term strategic alternatives. First, Ford sent us a letter notifying us that it held rights to an additional 169 patents on 23 models of Ford vehicles and that it had 133 pending patent applications on an additional 20 models. Second, the administrative law judge, or ALJ, in the Ford/ITC action, ruled against us on seven of the ten patents in issue. The market reacted negatively to the ruling and our stock price dropped from $38.76 per share on December 6, 2006 to $30.55 per share the following day. The ruling of the ALJ has since been upheld by the ITC. We intend to file an appeal with the United States Circuit Court of Appeals and anticipate that the appeals process will take approximately twelve to eighteen months. In addition, an unexpected result of the patent litigation is that the Certified Automotive Parts Association, or CAPA, is decertifying parts that are the subject of patents. Lack of CAPA certification may negatively impact us because many major insurance companies recommend or require the use of CAPA certified parts.

Also in 2006, the United States Supreme Court denied certiorari in the leading case involving aftermarket collision parts, Avery v. State Farm Insurance Company, or Avery. In Avery, the plaintiffs asserted claims for breach of contract, consumer fraud and equitable relief relating to State Farm’s practice from time to time of specifying aftermarket parts rather than OEM parts when adjusting claims for the damage to insured vehicles. Because of this class action, State Farm discontinued authorizing the use of aftermarket parts for collision repair and, initially, the plaintiffs were awarded $1.2 billion in damages. Subsequently, the judgment was overturned on appeal, and ultimately, the denial of certiorari by the United States Supreme Court has effectively ended the Avery case in favor of State Farm. However, to date, State Farm has not returned to authorizing the use of aftermarket parts.

During December 2006, Richard Keister, our Chief Executive Officer, received a call and invitation for dinner from Joseph Holsten, the Chief Executive Officer of LKQ. The dinner occurred in Nashville on January 18, 2007. During this dinner, Mr. Holsten told Mr. Keister that LKQ was interested in acquiring Keystone and would like to set up a meeting with our respective Chairmen of the Board as soon as possible. On January 19, 2007, Mr. Keister reported to Ronald Foster, our Chairman of the Board, the details of the dinner meeting with Mr. Holsten. Mr. Foster in turn reported the details of this meeting to our other directors. The following week, a meeting was scheduled for March 2, 2007 at the home of Donald Flynn, the Chairman of LKQ’s board of directors, in Florida, because of Mr. Flynn’s travel limitations. On March 2, 2007, Messrs. Foster and Keister met Messrs. Flynn and Holsten in Florida. At this meeting, Messrs. Flynn and Holsten talked conceptually about a merger between Keystone and LKQ. Mr. Foster informed them that the Board had not considered selling Keystone. The general nature of the initial meeting on March 2, 2007 was memorialized in a letter from LKQ to Keystone dated March 5, 2007. Although at the time Keystone was not for sale and the Board had not previously considered selling Keystone, in light of the patent litigation issues, the unexpected results caused by those issues, and the extended length of time needed to address those issues, Mr. Foster believed it important to raise the proposal for the consideration of the entire Board. The closing price of our common stock on March 2, 2007 was $32.00.

Mr. Foster informed each of the directors about the meeting and discussions among Mr. Flynn, Mr. Holsten, Mr. Keister and himself. The Board agreed to discuss the matter at its next regularly scheduled Board meeting to be held on March 16, 2007. The Board also engaged Latham & Watkins LLP, or Latham, as legal counsel regarding this matter and requested Latham’s participation in the Board meeting.

At the regularly scheduled board meeting on March 16, 2007, the Board discussed LKQ’s unsolicited proposal regarding a business combination of LKQ and Keystone. After considering the state of the industry and after much deliberation and consultation with outside counsel regarding, among other things, the Board’s duty to its shareholders and possible responses to LKQ’s expression of interest, the Board directed Keystone’s senior management to engage a financial advisory firm to consider in earnest potential strategic alternatives and begin negotiations on a confidentiality agreement as a prelude to any discussions with LKQ regarding its proposal. The Board and senior management discussed various investment banking firms and directed John Arena, our General Counsel, to contact J.P. Morgan Securities Inc., or JPMorgan. On March 22, 2007, Keystone sent a letter to Messrs. Flynn and Holsten stating that if LKQ’s interest was serious, then Keystone would require a confidentiality agreement between the parties, a draft of which would be sent to LKQ through Latham before any further discussions would occur.

Before a confidentiality agreement was delivered, on March 23, 2007, LKQ sent a letter outlining an acquisition proposal in very general terms. LKQ estimated the valuation range of Keystone shares to be between $37.00 and $39.00 per share, proposed a merger structure for the deal with consideration to be paid 50% in cash and 50% in stock without a financing condition and with the understanding that the proposal was dependent upon satisfactory conclusion of due diligence and other customary conditions, including the approval of the proposal by Keystone’s Board and waiver by Keystone of any anti-takeover provisions. On March 23, 2007, Keystone’s shares closed at $34.19 per share.

On March 27, 2007, Latham sent a draft confidentiality and standstill agreement to LKQ for its review and later that day, LKQ inquired as to whether we had hired a financial advisor and when LKQ could expect a response to the proposed acquisition terms. In reply, on March 29, 2007, Keystone, through Latham, communicated that while the Board decided to hire a financial advisor, no determination regarding pursuit of strategic alternatives, whether presented by LKQ or otherwise, had been made at that time. Also on March 29, 2007, the Board created the Finance Committee, comprised of Ronald Foster, Timothy McQuay and James Gerrity, for the specific purpose of reviewing and assessing strategic alternatives available to Keystone. Members of senior management involved throughout the process were Mr. Keister, Jeffrey T. Gray, our Chief Financial Officer and Mr. Arena.

At a meeting of the Board on April 2, 2007, JPMorgan presented its qualifications to advise Keystone in this transaction and, on a preliminary basis, a review of LKQ’s offer, possible defense strategies to protect against a coercive unsolicited transaction, as well as a brief review of potential strategic alternatives, including add-on or transforming acquisitions, a leveraged recapitalization or a sale of Keystone. Based on the presentation and its consideration of alternative financial advisors, the Board selected JPMorgan as Keystone’s financial advisor.

The Finance Committee met telephonically on April 10, 2007 to discuss the recent conversations that had occurred between Mr. Foster and Mr. Flynn and the conversation that occurred between Paul Tosetti of Latham and Victor Casini, the General Counsel of LKQ. Mr. Flynn and Mr. Casini both indicated that LKQ would not sign a confidentiality agreement with a long standstill provision. Mr. Foster told Mr. Flynn that before Keystone would share any confidential information with LKQ, a confidentiality agreement with an acceptable standstill provision would be required. Mr. Foster told Mr. Flynn that the Board would respond to LKQ’s proposal after JPMorgan had completed its financial analysis, and the Board had completed its review of that analysis. Mr. Foster asked Mr. Flynn if LKQ had engaged a financial advisor. Mr. Flynn indicated that Robert W. Baird & Co., or Baird, had been engaged to act as the financial advisor for LKQ in this matter. The Finance Committee also discussed strategies to defend against the possibility that LKQ would proceed on an unsolicited basis. After further discussion and consideration, the Finance Committee approved the JPMorgan engagement letter, and on April 13, 2007, Keystone entered into an initial engagement letter with JPMorgan pursuant to which JPMorgan agreed to act as a financial advisor to assist Keystone in its analysis and consideration of its various strategic alternatives and to assist in the defense of any attempted coercive unsolicited offer from LKQ. Throughout the remainder of April 2007, JPMorgan engaged in extensive review and analysis of the LKQ proposal and Keystone’s strategic alternatives. This process included, among other things, numerous working sessions with

Keystone’s Chief Executive Officer and Chief Financial Officer, review of Keystone’s current strategic plan and independent research on our industry. During this time, Keystone continued to negotiate terms of a confidentiality and standstill agreement with LKQ.

On May 3, 2007, JPMorgan made a presentation to the Finance Committee which included a stand-alone valuation of Keystone’s business plan and various upside and downside scenarios using multiple valuation methodologies, an evaluation of LKQ and its offer for Keystone, and a financial analysis of the potential impact of selected strategic alternatives on Keystone’s valuation. The strategic alternatives considered included the execution by Keystone of its business plan, a leveraged recapitalization, add-on acquisitions, a transforming merger or acquisition with a company other than LKQ, and a sale of Keystone. Latham also made a presentation on the Board’s fiduciary duties under California law, including the standard of care required of the Board during their review of strategic transactions and discussed the available defensive strategies in the event LKQ initiated a coercive unsolicited offer. On May 3, 2007, the closing price of Keystone’s shares was $37.57 per share. After careful review and discussion of, among other things, JPMorgan’s analysis and findings, the state of Keystone’s industry and operating environment, and Keystone’s current share price performance, the directors decided to reject LKQ’s offer because Keystone was not for sale, and even if it was, the Board considered the indication of value to be significantly less than the intrinsic value of Keystone. JPMorgan communicated this decision verbally to Baird, and Keystone sent a formal letter to that effect on May 4, 2007.

The Finance Committee convened telephonically on May 7, 2007 to receive an update from JPMorgan on three separate conversations that occurred between JPMorgan and Baird regarding the LKQ matter. In these conversations, Baird initially communicated on behalf of LKQ a willingness to increase its offer for Keystone to the low $40s per share, still on a 50/50 stock and cash basis, as well as to enter into a standstill agreement in order for the parties to work towards an agreement. JPMorgan indicated that the low $40s undervalued Keystone and these conversations led to LKQ submitting a revised offer on May 7, 2007 of $45 per share on an all-cash basis and a 60-day standstill provision. LKQ requested that representatives of Keystone meet with them in Chicago to discuss the proposal. Keystone’s shares closed at $37.63 per share on May 7, 2007.

The following day, May 8, 2007, the Finance Committee discussed the revised proposal from LKQ. The Finance Committee also discussed the merits of more broadly assessing the interest of other potential buyers to acquire Keystone. During that discussion, it was concluded that no other automotive aftermarket supplier or other strategic industry participant would likely have an interest in acquiring Keystone due to, among other things, the differences in their business models with that of Keystone. JPMorgan subsequently confirmed this understanding in no-name conversations with select insiders in the automotive aftermarket industry. It was further agreed that initiation of a broad sale process involving strategic industry participants would likely have an adverse effect on Keystone’s employees and customer and supplier relationships due to the high potential for leaks. It was therefore decided that JPMorgan should contact a small group of private equity sponsors to assess their interest in acquiring Keystone and the valuation range such sponsors would offer for Keystone. In parallel, the Finance Committee authorized further exploration of LKQ’s offer and decided that representatives of Keystone would travel to Chicago to meet with representatives of LKQ on May 10, 2007 to communicate to LKQ that its current proposal, while significantly improved from its prior proposal, still did not adequately reflect the intrinsic value of Keystone. A confidentiality agreement with a 60-day standstill provision was executed between LKQ and Keystone immediately prior to the commencement of the meeting.

The Chairman of the Board and members of senior management of each of Keystone and LKQ, together with their respective financial advisors, subsequently met in Chicago on May 10, 2007. Senior management of Keystone presented a more detailed version of Keystone’s investor presentation along with its business plan and financial projections, including detailed projections related to future opportunities for the business. LKQ and Baird had the opportunity to ask, and did ask, questions regarding the presentation, the Ford/ITC matter, and opportunities for synergies between Keystone and LKQ. At the conclusion of the meeting, LKQ asked the Finance Committee if it could conduct additional diligence on Keystone. The Finance Committee agreed to allow additional diligence to occur so that LKQ could re-evaluate the value of Keystone. On May 14 and 15, 2007, Keystone’s senior management met with LKQ’s senior management to discuss likely areas for achieving synergies between the two companies. Organization charts and budgeting for 2008 were shared as well as possibilities for resource sharing in the areas of public company reporting, certain manufacturing capacities, labor, warehousing and distribution. In addition, policies for inventory obsolescence and bad debt were also discussed.

After the May 10, 2007 meeting, Keystone requested that JPMorgan initiate preliminary discussions with a small group of private equity sponsors. Keystone and JPMorgan selected six private equity sponsors for this process based on the sponsors’ focus on and experience with investments in the automotive aftermarket and distribution industries in the United States and internationally. JPMorgan subsequently contacted all six private equity sponsors and offered each an opportunity to meet with Keystone management in JPMorgan’s offices in New York for a half-day management presentation and access to Keystone’s business plan and financial projections. JPMorgan also informed each private equity sponsor about its intention to request the submission of a non-binding indication of interest shortly after their meeting with management. In anticipation of the launch of a targeted sale process, which was to include LKQ and a number of private equity sponsors, Keystone and JPMorgan focused considerable resources throughout May 2007 on compiling and uploading diligence materials in order to create a comprehensive virtual dataroom. Later in May, Keystone and JPMorgan began to have daily calls to discuss diligence progress and related matters, private equity sponsor interactions and activity and other process matters. Confidentiality agreements with standstill provisions were negotiated and entered into with three interested parties in late May and early June, and senior management made presentations to three interested private equity sponsors. The Finance Committee received regular telephonic and email updates from JPMorgan and Keystone senior management on the progress of these discussions.

On June 5, 2007, JPMorgan provided the Finance Committee with another update on the diligence process with private equity sponsors. JPMorgan informed the Finance Committee that only one of the private equity sponsors would continue undertaking diligence with a view to submitting a non-binding indication of interest for Keystone. The other five private equity sponsors indicated that they elected not to participate further for a variety of concerns, including the perceived need to offer a high multiple for Keystone, competition with potential strategic acquirers and the length of time required to complete diligence on the patent litigation risks. Later that day, JPMorgan asked Baird and LKQ to reassess their proposal to acquire Keystone on or before June 18, 2007. In parallel, Keystone presented a draft merger agreement to LKQ and advised LKQ to include comments to the draft merger agreement as part of any updated proposal.

Concurrent with the private equity sponsor sale process, the Board continued to explore the merits of a transaction with LKQ by allowing LKQ access to extensive diligence materials in the virtual dataroom, providing a tour of our Nashville distribution center to LKQ’s potential financing sources, and engaging with their lawyers on the specific terms of the merger agreement. On June 15, 2007, in response to Keystone’s and JPMorgan’s prior request, LKQ updated its proposal based on its continued due diligence review and sent a letter detailing its offer to acquire Keystone at the same value previously indicated. LKQ proposed to acquire all of the shares of Keystone for $45 per share in cash and explained that the price offered reflected, among other things, (i) Keystone’s financial results for the first calendar quarter of 2007, (ii) Keystone’s projections for 2008, (iii) share grants to employees previously unaccounted for by LKQ, (iv) higher than anticipated integration costs, and (v) the ITC’s unfavorable ruling against Keystone in the Ford case. Attached to the letter were bank commitment letters and comments to the draft merger agreement that had been previously provided to LKQ. The offer was conditioned upon completion of confirmatory due diligence satisfactory to LKQ, its advisors and financing sources, and completion of a definitive agreement and related schedules and documents and was stated to expire on June 20, 2007 at 5:00 p.m. Central Time.

Also on June 15, 2007, one private equity sponsor submitted a non-binding indication of interest to acquire Keystone for a price in the range of $46 to $48 per share in cash. The indication of interest was conditioned upon completion of detailed due diligence by the private equity sponsor, its advisors and financing sources, reaching an agreement on retention of senior management and reinvestment of equity by such retained management, receipt of acquisition financing, negotiation of satisfactory definitive documentation and receipt of all required regulatory approvals. On June 15, 2007, our stock closed at $42.03 per share.

The Board met for a regularly scheduled two-day meeting on June 18 and 19, 2007. The Board convened in executive session to discuss the proposals from LKQ and the private equity sponsor. On June 18, JPMorgan presented a review of the bid process to date, including an updated analysis of the current trading profile and valuation of Keystone, a summary of the negotiation process with LKQ and a summary of the indication of interest from the remaining interested private equity sponsor received by Keystone. JPMorgan also discussed with the Board the considerations that should guide the Board in deciding whether to develop or reject one or both of the proposals, and explored with the Board other options that were available. Some of the factors discussed in considering the private equity firm’s indication of interest included the lengthy diligence process that the private equity firm would likely require before entering into a merger agreement, the fact that the private equity firm did not have committed financing at that time and its indication of interest contained several other significant conditions. The Board and JPMorgan discussed that in contrast, LKQ had already substantially completed its diligence of Keystone and its offer included committed financing of the merger. The Board and JPMorgan also discussed the possibility of entering into a strategic transaction with a company other than LKQ in Keystone’s industry or a related industry, but JPMorgan’s and the Board’s analysis confirmed that LKQ was the most viable candidate for any strategic alliance or merger. Additionally, JPMorgan and the Board reconsidered other options such as executing Keystone’s business plan, making a series of add-on acquisitions or one or more major acquisitions, launching a broader auction process, and undertaking a leveraged recapitalization. The legal advisors presented to the directors a number of specific issues raised by LKQ’s mark-up of the draft merger agreement and reviewed with the Board its fiduciary duties under California law and in particular the standard of care required of the Board during their review of strategic transactions. Senior management presented an overview of the risks and opportunities facing the industry, such as CAPA decertifying parts based on the existence of patents, the ongoing, and potential future, design patent litigation, the benefits available to Keystone if State Farm re-commences authorizing the use of aftermarket parts, and the operational improvements that are expected to be realized in the future because of Keystone’s current infrastructure investments. JPMorgan discussed the risks inherent in Keystone’s stock volatility, and the Board discussed the effect that another ITC patent action could have on Keystone’s stock and the effect the patent actions and the decertifications by CAPA could have on State Farm re-commencing the authorization of the use of aftermarket parts. A discussion by the Board of the process to date, JPMorgan’s valuation work, the bidders who had been approached and remained in the process and the risks and opportunities available to Keystone in the near future also took place. Based on all these considerations the Board determined that the $45 per share price was inadequate. In addition, due to the various diligence conditions set forth in the commitment letter and the merger agreement markup, the Board was concerned that the consummation of the LKQ transaction on the terms of the current draft of the merger agreement and commitment letter held too much uncertainty. The culmination of these discussions led to the Board’s decision to reject LKQ’s latest offer, which was communicated by JPMorgan to Baird later that day.

On June 19, 2007, Mr. Flynn called Mr. Foster and said that LKQ would be willing to raise its offer to $47 per share paid 60% in cash and 40% in stock and, if the offer was inadequate, Mr. Flynn requested that Keystone provide LKQ with a specific counter-offer. The Board discussed this request and considered the offer, market conditions and the increased transaction uncertainty that would exist in a cash and stock merger requiring the approval of LKQ’s stockholders if LKQ’s stock was used as consideration. After extensive deliberations, the Board instructed JPMorgan to communicate to LKQ that the $47 per share proposal was inadequate and to counter with a proposal of $49 per share with a preference for an all-cash transaction, although Keystone was not opposed to a cash and stock transaction so long as it could be structured tax free, and JPMorgan communicated to representatives of LKQ that LKQ’s $47 per share proposal was inadequate and presented to representatives of LKQ Keystone’s $49 per share proposal.

On June 25, 2007, LKQ rejected Keystone’s $49 proposal and again countered with an offer of $47 per share only this time on an all-cash basis made informally from Baird to JPMorgan and then formally from Mr. Flynn to Mr. Foster. LKQ concluded that a stock/cash mix of consideration was undesirable at a price level higher than $47 because of, among other things, the dilutive effect such a transaction might have on its outstanding shares. Keystone countered with a demand for $48.00 per share all-cash. Then on June 26, 2007, Mr. Flynn increased LKQ’s offer to $47.50 per share on an all-cash basis. Mr. Foster agreed to present the offer to the Board subject to the understanding that the transaction documentation would have as few material conditions to closure as reasonably possible. As LKQ’s offer began to approach the upper-range of the price offered by the private equity sponsor, the Finance Committee assessed the process that the private equity sponsor would need to complete to provide a more firm and solidly financed proposal. The private equity sponsor was behind LKQ in terms of completion of diligence and had not yet taken substantive steps towards securing committed financing for the transaction. On the other hand, LKQ had offered a comparable stated per-share value, had nearly completed its diligence and had already obtained financing commitments from its lenders. Accordingly, given the timing and other issues associated with the private equity sponsor’s proposal, the Finance Committee determined to focus its efforts on the LKQ offer.

On June 27, 2007, Latham provided a new mark-up of the merger agreement to LKQ’s legal advisors, Bell Boyd & Lloyd LLP, or Bell Boyd, reflecting the previous discussions between Messrs. Flynn and Foster. Representatives from Latham and Bell Boyd discussed the contract in detail the next day and Latham provided another draft of the merger agreement later that same day.

The Finance Committee met on July 1, 2007 to discuss the status of the transaction and merger agreement negotiations. In particular, the members of the Finance Committee discussed how to allocate risk that could result from the failure of the transaction to close. Later that same day, Mr. Foster and Mr. Flynn discussed over the telephone the issues that remained unresolved, including the amounts of each party’s termination fee and the conditions in which those fees would have to be paid to the other party.

The Board met again telephonically on July 2, 2007 to consider the status of the transaction. The representatives of Latham discussed with all of the directors the fiduciary duties of directors in connection with evaluating strategic alternatives and a decision to sell Keystone and reviewed the key terms of LKQ’s revised merger agreement and related documents, reviewed the recent negotiations with LKQ, and responded to questions from the directors regarding the terms and conditions of the offer and the related definitive agreements.

At a telephonic meeting on July 3, 2007, JPMorgan informed the Finance Committee and senior management that LKQ was working to obtain its lenders’ approval and that LKQ would circulate a revised draft of the merger agreement acceptable to its lenders. Certainty of closure and allocating risk if the merger was not consummated continued to be focal points of negotiation. Later that day, Mr. Flynn verbally increased LKQ’s offer to $48.00 per share on an all-cash basis to Mr. Foster and informed Keystone that LKQ’s legal counsel would circulate a revised merger agreement reflecting an increase of the per share price to $48 and incorporating changes requested by its lenders. At that point in time, the Board also decided to terminate discussions with the interested private equity sponsor because, among other things, both offers presented substantially similar economic terms to Keystone’s shareholders with the major difference that LKQ’s offer was readily executable while the interested private equity sponsor’s proposal was subject to, among other things, further diligence and obtaining financing. On July 3, 2007, our stock closed at $42.04 per share.

From July 4, 2007 to July 10, 2007, our management and our legal and financial advisors were engaged in negotiating the specific terms of the merger agreement with LKQ. The negotiations culminated in a direct discussion between Keystone and LKQ on July 9, 2007 regarding the terms of the latest draft of the merger agreement, and in particular to emphasize that any concession on deal terms by Keystone was conditioned upon the price increase offered on July 3, 2007 and that any downward movement in price would render those concessions moot. A draft merger agreement from Keystone was circulated on July 10, 2007 consistent with the message communicated the previous day. LKQ responded to the July 10, 2007 draft merger agreement on July 12, 2007 via letter from Mr. Flynn to Mr. Foster. In substance, LKQ was concerned with certain covenants regarding actions to be taken in obtaining required regulatory approvals to the merger, the amount of the termination fees and the circumstances under which such fees would be payable, and the terms governing the parties’ rights to terminate the merger agreement. LKQ proposed a compromise to the regulatory approval provision, and suggested that if the language was acceptable, the parties meet in person to finalize the other issues in the merger agreement and related schedules. No in-person meeting occurred, but both sides continued to work toward resolution on the open issues in the merger agreement by telephone. During this period, the Finance Committee was kept abreast of all of these developments by way of daily conference calls with senior management and our legal and financial advisors on the advisability of entering into a strategic transaction as well as to monitor the progress of negotiations with LKQ.

The Board met by teleconference on July 15, 2007 to discuss the current status of the transaction. Also in attendance were representatives of JPMorgan and Latham. Representatives of Latham reviewed with the directors the scope of their fiduciary duties, the legal terms of the current draft of the merger agreement and related transaction documents provided by LKQ and Bell Boyd which had been provided to the directors prior to the meeting. JPMorgan provided the directors with an update on Keystone’s current trading level, an overview of the sale process conducted to date, including the indication of interest received from the private equity firm, a summary of the financial terms of the proposed transaction with LKQ, a detailed analysis of Keystone’s stand-alone valuation using multiple valuation methodologies, and a draft of its fairness opinion.

After further negotiation of the merger agreement, on July 16, 2007, the Board met to discuss the final terms and conditions of the merger agreement. Also in attendance were representatives of JPMorgan and Latham. Representatives of Latham reviewed with the directors the final changes to the merger agreement which had been provided to the directors prior to the meeting. After further discussions among the Board and representatives of JPMorgan and Latham, the Board requested that JPMorgan render to the directors an opinion as to whether the financial consideration to be received by our shareholders in the proposed merger with LKQ was fair from a financial point of view to our shareholders. JPMorgan delivered to the Finance Committee and outside directors an oral opinion, which was subsequently confirmed by delivery of a written opinion dated July 16, 2007, that, as of such date and based upon and subject to the factors and assumptions set forth in its written opinion, the $48.00 per share merger consideration to be received by the holders of our common stock in the proposed merger was fair, from a financial point of view, to such holders. The full text of the written opinion of JPMorgan, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken with respect to the opinion, is attached as Annex B to this proxy statement. Following the presentations, the Board considered and discussed all of the information presented. The Board also discussed the advisability of approving a one-time special fee for the Finance Committee members in the amount of $50,000 for Mr. Foster, $25,000 for Mr. McQuay and $25,000 for Mr. Gerrity.

At the conclusion of the July 16, 2007 meeting, the Board unanimously adopted resolutions approving the merger agreement with LKQ, the merger and the other transactions contemplated by the merger agreement, declaring the merger advisable and in the best interests of our shareholders, authorizing Keystone to enter into the merger agreement and recommending that our shareholders vote to approve the principal terms of the merger agreement and the merger. The Board also approved the payment of the special fees, discussed earlier during the meeting, to Messrs. Foster, McQuay and Gerrity.

The merger agreement was executed by Keystone, LKQ and Merger Sub as of July 16, 2007. On July 17, 2007, prior to the commencement of trading on NASDAQ, Keystone and LKQ issued separate press releases announcing the merger.

Reasons for the Merger

In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement and to recommend that our shareholders vote to approve the principal terms of the merger agreement and the merger, our Board consulted with its financial and legal advisors. Our Board considered a number of potentially positive factors, including the following material factors:

•

the value of the cash consideration to be paid to our shareholders upon consummation of the merger considering the potential negative impact of patent litigation on the industry, the costs and time consumed in defending such claims, and CAPA decertifying parts subject to patents;

•

the current and historical market prices of our common stock, and the fact that the $48.00 per share to be paid for each share of our common stock in the merger represents a premium of 11.1% based on the closing price of our common stock on July 13, 2007, a premium of 22.0% based on the volume weighted average price over the three months between April 13, 2007 and July 13, 2007 and a premium of 31.1% based on the volume weighted average price over the six months between January 13, 2007 and July 13, 2007;

•

the current and historical market prices of our common stock, and the fact that the $48.00 per share to be paid for each share of our common stock in the merger can also be valued as an offer multiple of 13.7x Firm Value to EBITDA for fiscal year 2007 compared to the trading multiple of 12.2x Firm Value to EBITDA for fiscal year 2007 on July 13, 2007;

•

the current and historical market prices of our common stock, and the fact that the $48.00 per share to be paid for each share of our common stock in the merger can also be valued as an offer multiple of 26.7x stock price of common equity to earnings per share on a fully diluted basis for fiscal year 2007;

•

the possible alternatives to the sale of Keystone, including the execution by Keystone of its business plan, a leveraged recapitalization, add-on acquisitions, a transforming merger, and a sale of Keystone;

•	the Board’s understanding of current trends in the markets and the industry in which Keystone operates;

•

the sale process conducted by Keystone, with the assistance of our financial and legal advisors, which involved engaging in discussions with six financial sponsors and that no higher valuation was indicated;

•

the Board’s belief that, as a result of the process leading to the announcement of the merger agreement and the terms of the definitive merger agreement, the merger consideration represented a full and fair price for the shares of common stock of Keystone and that accepting the LKQ merger proposal would be in the best interests of Keystone’s shareholders;

•	the price proposed by Parent reflected extensive negotiations between the parties and represented the highest price proposed by any party for the acquisition of Keystone;

•

the valuation analysis of JPMorgan and its opinion that, as of the date of its opinion and based upon and subject to the factors and assumptions set forth in such opinion, the consideration to be received by the holders of our common stock in the proposed merger was fair, from a financial point of view, to such holders (see “The Merger—Opinion of J.P. Morgan Securities Inc.” beginning on page 25 and Annex B to this proxy statement);

•

the consideration to be paid is all cash which allows our shareholders to immediately realize fair value, in cash, for their investment and provides our shareholders an opportunity for liquidity which the relatively low trading volume of our shares may not afford;

•	the terms of the merger agreement and the related agreements, including:

-	the limited number and customary nature of the conditions to Parent’s and Merger Sub’s obligation to consummate the merger, including the absence of any financing condition;

-

the provisions of the merger agreement that allow the Board to change its recommendation that our shareholders vote in favor of the approval of the principal terms of the merger agreement and the merger under certain limited circumstances if required to comply with its fiduciary duties under applicable law;

-	our ability to furnish information to and conduct negotiations with third parties regarding other takeover proposals under certain limited circumstances;

-

our ability to terminate the merger agreement in order to accept a superior proposal, subject to paying Parent a $30 million termination fee and up to $1.4 million in certain transaction-related expenses;

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the conclusion of the Board that both the $30 million termination fee and the requirement to reimburse Parent and Merger Sub for up to $1.4 million in certain transaction-related expenses if, under certain circumstances, our shareholders fail to approve the principal terms of the merger agreement and the merger, were reasonable in light of the benefits of the merger to our shareholders and the typical range and size of such terms in similar transactions;

-

the obligation of Parent and Merger Sub to pay us a $30 million termination fee and up to $5 million in certain transaction-related expenses if, under certain circumstances, the merger is not consummated because of antitrust laws or orders;

•	the limited number and customary nature of the conditions to funding set forth in the debt commitment letter obtained by Parent; and

•	the availability of dissenters’ rights to our shareholders who properly exercise their statutory rights (see “Dissenters’ Rights” beginning on page 35 and Annex C to this proxy statement).

Our Board also considered and balanced against the potentially positive factors a number of potentially negative factors concerning the merger, including the following material factors:

•

the possibility of disruption to our operations associated with the merger and the risk that the merger might not be completed, including as a result of a failure by Parent and Merger Sub to obtain the debt financing;

•

the value of the cash consideration to be paid to our shareholders upon consummation of the merger considering the potential positive impact of State Farm re-commencing the authorization of the use of aftermarket parts in the future;

•	the fact that our shareholders will be cashed out and will not participate in any future earnings or growth of Keystone;

•	the restrictions on the conduct of our business under the merger agreement, which may delay or prevent Keystone from undertaking business opportunities that may arise pending completion of the merger;

•	the fact that the merger consideration consists of cash and will therefore be taxable to our shareholders for U.S. federal income tax purposes;

•

the restrictions on our ability to solicit or engage in discussions or negotiations with a third party regarding other transaction proposals and the requirement that we pay Parent a $30 million termination fee and up to $1.4 million in certain transaction-related expenses if our Board accepts a superior proposal; and

•	the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger.

During its consideration of the proposed merger, our Board was also aware that all of our directors and executive officers have interests in the merger that are, or may be, different from, or in addition to, those of our shareholders generally, as described under “The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 30.

After taking into account all of the factors set forth above, as well as others, our Board determined that the potentially positive factors outweighed the potentially negative factors. Furthermore, our Board unanimously determined the merger agreement and the merger to be in the best interests of our shareholders, and declared the merger agreement advisable. Our Board has unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommends that our shareholders vote “FOR” approval of the principal terms of the merger agreement and the merger at the special meeting.

The Board did not assign relative weights to the above factors or the other factors considered by it. In addition, the Board did not reach any specific conclusion on each factor considered, but conducted an overall analysis of these factors. Individual members of the Board may have considered different factors than those described above and may have given different weights to different factors.

Recommendation of Our Board

On July 16, 2007, after evaluating a variety of business, financial and market factors and consulting with the Finance Committee and our legal and financial advisors, our Board unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and declared the merger agreement to be advisable and in the best interests of our shareholders. ACCORDINGLY, OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE PRINCIPAL TERMS OF THE MERGER AGREEMENT AND THE MERGER.

Opinion of J.P. Morgan Securities Inc.

Pursuant to an engagement letter dated June 28, 2007 (as amended by a letter dated July 16, 2007), Keystone retained JPMorgan as its exclusive financial advisor in connection with the proposed merger.

At the meeting of Keystone’s Board on July 16, 2007, JPMorgan delivered its oral opinion, which opinion was later confirmed in writing, to Keystone’s Board that, as of July 16, 2007 and based upon and subject to the factors and assumptions set forth therein, the $48.00 per share in cash to be received by the holders of Keystone common stock pursuant to the merger agreement was fair, from a financial point of view, to such shareholders. No limitations were imposed by Keystone’s board of directors upon JPMorgan with respect to the investigations made or procedures followed by it in rendering its opinions.

The full text of the written opinion of JPMorgan, dated July 16, 2007, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of JPMorgan’s opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of the opinion, and Keystone’s shareholders are urged to read the opinion in its entirety. JPMorgan provided its opinion for the information and assistance of Keystone’s Board in connection with their consideration of the transaction contemplated by the merger agreement. The JPMorgan opinion is not directed to any other person, does not address any other aspect of the merger agreement or the proposed merger, and does not constitute a recommendation as to how any holder of Keystone’s common stock should vote with respect to the merger or any other matter.

In arriving at its opinion, JPMorgan, among other things:

•	reviewed a draft dated July 16, 2007 of the Merger Agreement;

•	reviewed certain publicly available business and financial information concerning Keystone and the industries in which it operates;

•

compared the proposed financial terms of the proposed merger with the publicly available financial terms of certain transactions involving companies JPMorgan deemed relevant and the consideration received for such companies;

•

compared the financial and operating performance of Keystone with publicly available information concerning certain other companies JPMorgan deemed relevant and reviewed the current and historical market prices of Keystone common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by the management of Keystone relating to its business;

•	reviewed certain reports published by industry and equity analysts; and

•	performed such other financial studies and analyses and considered such other information as JPMorgan deemed appropriate for the purposes of its opinion.

JPMorgan also held discussions with certain members of the management of Keystone and LKQ with respect to certain aspects of the proposed merger, and the past and current business operations of Keystone, the financial condition and future prospects and operations of Keystone, and certain other matters JPMorgan believed necessary or appropriate to its inquiry.

JPMorgan relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with JPMorgan by Keystone and LKQ or otherwise reviewed by or for JPMorgan. JPMorgan did not conduct or was not provided with any valuation or appraisal of any assets or liabilities, nor did JPMorgan evaluate the solvency of Keystone or LKQ under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to it, JPMorgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Keystone to which such analyses or forecasts relate. JPMorgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. JPMorgan also assumed that the proposed merger will have the tax consequences described in this proxy statement, and in discussions with, and materials furnished to JPMorgan by, representatives of Keystone, that the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement and this proxy statement, and that the definitive merger agreement would not differ in any material respect from the draft thereof provided to JPMorgan. JPMorgan relied as to all legal matters relevant to the rendering of its opinion upon the advice of counsel. JPMorgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on Keystone.

JPMorgan’s opinion is based on economic, market and other conditions as in effect on, and the information made available to JPMorgan as of, the date of such opinion. Subsequent developments may affect JPMorgan’s opinion, and JPMorgan does not have any obligation to update, revise, or reaffirm such opinion. JPMorgan’s opinion is limited to the fairness, from a financial point of view, of the consideration to be received by Keystone’s common stockholders in the proposed merger, and JPMorgan has expressed no opinion as to the fairness of the proposed merger to, or any consideration of, the holders of any other class of securities, creditors or other constituencies of Keystone or the underlying decision by Keystone to engage in the proposed merger. JPMorgan expressed no opinion as to the price at which Keystone’s common stock will trade at any future time, whether before or after the closing of the proposed merger.

In accordance with customary investment banking practice, JPMorgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by JPMorgan in connection with providing its opinion.

Projections. The projections furnished to JPMorgan for Keystone were prepared by the management of Keystone. Keystone does not publicly disclose internal management projections of the type provided to JPMorgan in connection with JPMorgan’s analysis of the merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

Public Trading Multiples Analysis. Using publicly available information, JPMorgan compared selected financial and operating data of Keystone with similar data for selected publicly traded companies engaged in businesses which JPMorgan deemed to be relevant to Keystone’s business. The companies selected by JPMorgan included Genuine Parts Company, LKQ Corporation, Midas Inc., Monro Muffler Brake, Inc., O’Reilly Automotive, Inc. and The Pep Boys-Manny, Moe & Jack.

These companies were selected, among other reasons, because they share similar business characteristics to Keystone based on operational characteristics and financial metrics on one hand, and because of their significant exposure to the automotive aftermarket industry in the United States, on the other hand. However, none of the companies selected is identical or directly comparable to Keystone. Accordingly, JPMorgan made judgments and assumptions concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the selected companies. Other companies were considered but not deemed relevant.

For each of the selected companies, JPMorgan calculated Firm Value divided by the estimated earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the calendar year ending December 31, 2007, which is referred to as Firm Value/EBITDA Multiple, on one hand, and the stock price of common equity divided by the earnings per share (“EPS”) for the same period, which is referred to as Price/Earnings Multiple, on the other hand.

For this analysis, Firm Value of a particular company was calculated as market value of that company’s common stock (as of July 13, 2007) plus the value of that company’s indebtedness, capital leases and minority interest and preferred stock, minus that company’s cash and cash equivalents, and marketable securities.

The following table reflects the ratios, market value, Firm Value and public market multiples for each of the selected companies reviewed by JPMorgan:

Company	Market Price 07/13/07	% of 52 Week High	Equity Value	Firm Value	EBITDA Mult. 2007E		P/E Mult. 2007E
Genuine Parts Company	$50.41	97.6%	$8,683	$8,994	9.0	x	16.8	x
LKQ Corporation	25.52	97.9%	1,488	1,599	13.7	x	25.5	x
Midas Inc.	21.37	90.1%	328	432	10.5	x	23.5	x
Monro Muffler Brake, Inc.	37.57	96.3%	568	621	9.1	x	20.8	x
O’Reilly Automotive, Inc.	35.90	92.4%	4,197	4,208	10.2	x	19.9	x
The Pep Boys-Manny, Moe & Jack	19.70	87.6%	1,043	1,640	11.7	x	N.M.

Based on the results of this analysis and on JPMorgan’s judgment and experience, JPMorgan applied a range of 9.0x to 11.0x Firm Value/EBITDA Multiples which, using Keystone’s estimates for calendar 2007 EBITDA, implied a range for Keystone’s common stock of $38.06 to $46.24 per share. JPMorgan also applied a range of 19.0x to 22.0x Price/Earnings Multiples which, using Keystone’s estimates for calendar 2007 EPS, implied a range for Keystone’s common stock of $40.42 to $46.80 per share.

Selected Transaction Multiples Analysis. JPMorgan analyzed publicly available information regarding the following selected automotive aftermarket transactions: Bridgestone’s acquisition of Bandag, Investcorp’s acquisition of FleetPride and Sumitomo’s acquisition of TBC Corp. These transactions were deemed to be most relevant in evaluating the merger in JPMorgan’s judgment. Other transactions were considered, but were not deemed to be relevant based on a variety of factors, including, among other things, the transaction date, transaction size, transaction terms, target geographic location and target operational characteristics and asset mix.

For each of the selected transactions, JPMorgan calculated the transaction value divided by the EBITDA for the latest twelve months prior to the announcement of the respective transactions (“LTM EBITDA”), which is referred to as Transaction Value/LTM EBITDA Multiple.

Based on the results of this analysis and on JPMorgan’s judgment and experience, JPMorgan applied a range of 9.0x to 11.0x Transaction Value/LTM EBITDA Multiples which, using Keystone’s EBITDA for the last twelve months ending October 31, 2007, implied a range for Keystone’s common stock of $36.74 to $44.64 per share.

Discounted Cash Flow Analysis. JPMorgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for Keystone’s common stock. JPMorgan calculated the unlevered free cash flows that Keystone is expected to generate during fiscal years 2008 through 2017 based upon financial projections prepared by the management of Keystone. JPMorgan also calculated a range of terminal asset values of Keystone at the end of the period ending March 31, 2017 by applying a perpetual unlevered free cash flow growth rate ranging from 3.25% to 3.75%. The perpetual unlevered free cash flow growth rate was based on JPMorgan’s judgment and experience. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 9.5% to 10.5% which were chosen by JPMorgan based upon an analysis of the weighted average cost of capital of Keystone and JPMorgan’s judgment and experience. The present value of the unlevered free cash flows and the range of terminal asset values were then adjusted for Keystone’s estimated excess cash, option exercise proceeds and total debt balances on October 31, 2007. Based on these assumptions, the discounted cash flow analysis implied a range for Keystone’s common stock of $38.13 to $46.66 per share.

Other Information. JPMorgan also reviewed the 52-week trading range of Keystone’s common stock. JPMorgan noted that historical stock trading is not a valuation methodology but was presented merely for informational purposes.

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by JPMorgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. JPMorgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, JPMorgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, JPMorgan considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by JPMorgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, JPMorgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to Keystone, and none of the selected transactions reviewed was identical to the Merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of JPMorgan’s analysis, may be considered similar to those of Keystone. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of JPMorgan’s analysis, may be considered similar to the Merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Keystone and the transactions compared to the Merger.

As a part of its investment banking business, JPMorgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. JPMorgan was selected to advise Keystone with respect to the Merger on the basis of such experience and its familiarity with Keystone.

For services rendered in connection with the proposed merger, Keystone has agreed to pay JPMorgan a fee of approximately $8.9 million, a substantial portion of which is dependent on the completion of the merger. In addition, Keystone has agreed to reimburse JPMorgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify JPMorgan against certain liabilities, including liabilities arising under the federal securities laws.

JPMorgan and its affiliates maintain banking and other business relationships with Keystone and its affiliates, for which they receive customary fees. In the ordinary course of their businesses, JPMorgan and its affiliates may actively trade the debt and equity securities of Keystone or LKQ for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Financing

It is estimated that the total amount of funds necessary to complete the merger and the related transactions is approximately $1.09 billion, which includes approximately $811 million to be paid out to our shareholders and holders of other equity-based interests in Keystone, less approximately $[•] with respect to shares of Keystone’s common stock beneficially owned by LKQ on the record date which will be cancelled in the merger and will not be paid, and including approximately $[•] million to refinance or repay some of Keystone’s and LKQ’s currently outstanding debt, with the remainder to be applied to pay fees and expenses related to the merger, the financing arrangements and the related transactions. These payments are expected to be funded by a debt financing by Parent and Merger Sub.

In connection with the execution and delivery of the merger agreement, Parent and Merger Sub entered into a debt financing commitment letter with Lehman Commercial Paper, Inc., Lehman Brothers Commercial Bank, Lehman Brothers Inc., Deutsche Bank Trust Company Americas and Deutsche Bank Securities, Inc. to provide up to $1 billion in debt financing, consisting of (1) an $840 million first-lien term loan facility, (2) a $100 million revolving credit facility, and (3) a $150 million second-lien term loan facility. The proceeds of the debt financing are intended to finance, in part, the payment of the merger consideration, the repayment or refinancing of certain of Keystone’s and LKQ’s debt outstanding on the closing date of the merger and to pay fees and expenses related to the merger, financing and related transactions and, in the case of the revolving facility, to fund general corporate requirements after the closing date of the merger.

The debt financing commitments will expire if the merger is not consummated and a definitive credit agreement with lenders is not reached by January 15, 2008. The facilities contemplated by the debt financing commitments are subject to customary closing conditions, including:

•	the consummation of the merger;

•	the absence of a material adverse change with respect to Keystone, to the extent such change constitutes a “Company material adverse effect” for purposes of the merger agreement;

•	the execution of definitive credit documentation consistent with the term sheets for the debt facilities;

•	the absence of any amendments or waivers to the merger agreement to the extent material and adverse to the lenders which have not been approved by the lead arrangers for the debt financing;

•	the receipt of specified financial statements of Keystone; and

•	receipt of customary closing documents.

Although the debt financing described in this proxy statement is not subject to lenders’ due diligence or to a “market out,” such financing might not be funded on the closing date because of failure to meet the closing conditions or for other reasons. As of the date of this proxy statement, to Keystone’s knowledge, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described herein is not available as anticipated. To Keystone’s knowledge, the documentation governing the debt financing facilities has not been finalized, and accordingly, the actual terms may differ from those described in this proxy statement.

Interests of Our Directors and Executive Officers in the Merger

In addition to their interests in the merger as shareholders, certain of our directors and executive officers have interests in the merger that differ from, or are in addition to, your interests as a shareholder. In considering the recommendation of our Board to vote “FOR” the approval of the principal terms of the merger agreement and the merger, you should be aware of these interests. Our Board was aware of, and considered the differing interests of, our directors and executive officers in approving the merger agreement, the merger and the transactions contemplated by the merger agreement. These interests are summarized below.

Treatment of Stock Options Held by Our Directors and Executive Officers

The following table summarizes the outstanding vested and unvested stock options held by our executive officers and directors as of August 1, 2007 and the consideration that each of them will receive pursuant to the merger agreement in connection with the cancellation of their options, less applicable withholding taxes:

Name	Position	No. of Shares Underlying Vested and Unvested Options	Weighted Average Per Share Exercise Price of Vested and Unvested Options	Resulting Consideration
Arnold B. Kohorst	Vice President–Operations	41,667	$28.24	$823,340

Carl F. Hartman	Vice President–Operations	36,740	$28.23	$726,350

Charles J. Fischer	Vice President–Supply Chain Management	19,167	$31.64	$313,572

Christopher N. Northup	Vice President–Operations and Marketing	41,557	$28.84	$796,232

D. Currey Hall	Vice President–Operations	112,223	$22.46	$2,866,175

Daniel G. Morrissey	Vice President–Operations	33,223	$29.57	$612,300

James M. Pundt	Vice President–Operations	6,558	$39.72	$54,300

James R. Gerrity	Director	—	$—	—

James T. Tuttle	Vice President–Finance	12,811	$24.20	$304,902

Jeffrey T. Gray	Vice President and Chief Financial Officer	18,334	$38.64	$171,606

John G. Arena	Vice President–General Counsel and Secretary	3,949	$42.21	$22,865

John R. Moore	Director	—	$—	—

Keith M. Thompson	Director	7,853	$14.83	$260,484

Richard L. Keister	President, Chief Executive Officer, and Director	201,000	$33.22	$2,970,780

Robert E. Hedrick	Vice President–Chief People Officer	9,167	$38.64	$85,803

Ronald G. Foster	Chairman of the Board	—	$—	—

Stephen A. Rhodes	Director	—	$—	—

Timothy C. McQuay	Director	2,853	$14.83	$94,634

Treatment of Restricted Stock, Deferred Stock and Performance Shares Held by Our Directors and Executive Officers

As of August 1, 2007, there were approximately 165,201 shares of our common stock underlying awards of restricted stock, performance shares and deferred stock held by our current executive officers and directors under our equity incentive plans. Under the terms of the merger agreement, at the effective time of the merger, all restricted stock, restricted stock units, performance shares and deferred stock outstanding immediately prior to the merger will become vested in accordance with the terms of the applicable plan and free of restrictions and will be converted into the right to receive $48.00 per share. However, the balance of any performance shares granted in 2006 which have not yet vested on the closing date after giving effect to the pro-ration language set forth in the 2006 Performance Share Award Agreement for such grants will not vest and will be cancelled.

The following table summarizes the restricted stock, performance shares and deferred stock held by our executive officers and directors as of August 1, 2007 and the consideration that each of them are expected to receive pursuant to the merger agreement in connection with the cancellation of such awards:

Name	Position	Restricted Stock	Deferred Stock	Performance Shares	Total Shares	Total Consideration
Arnold B. Kohorst	Vice President– Operations	—	—	5,951	5,951	$285,648
Carl F. Hartman	Vice President– Operations	—	—	7,341	7,341	$352,368
Charles J. Fischer	Vice President–Supply Chain Management	—	—	5,951	5,951	$285,648
Christopher N. Northup	Vice President– Operations and Marketing	—	—	6,543	6,543	$314,064
D. Currey Hall	Vice President– Operations	—	—	7,933	7,933	$380,784
Daniel G. Morrissey	Vice President– Operations	—	—	7,933	7,933	$380,784
Dwain K. Lanier	Vice President– Manufacturing	2,500	—	—	2,500	$120,000
James M. Pundt	Vice President– Operations	600	—	3,863	4,463	$214,224
James R. Gerrity	Director	983	—		983	$47,184
James T. Tuttle	Vice President– Finance	1,000	—	2,558	3,558	$170,784
Jeffrey T. Gray	Vice President and Chief Financial Officer	7,500	—	11,902	19,402	$931,296
John G. Arena	Vice President– General Counsel and Secretary	10,000	—	1,777	11,777	$565,296
John R. Moore	Director	983	—		983	$47,184
Keith M. Thompson	Director	983	—		983	$47,184
Richard L. Keister	President, Chief Executive Officer, and Director	7,500	—	55,000	62,500	$3,000,000
Robert E. Hedrick	Vice President–Chief People Officer	7,500	—	5,951	13,451	$645,648
Ronald G. Foster	Chairman of the Board	983	—		983	$47,184
Stephen A. Rhodes	Director	983	—		983	$47,184
Timothy C. McQuay	Director	983	—		983	$47,184

Change in Control/Separation Agreements

Change in Control Agreements. We have entered into change in control agreements with our executive officers which will require us to provide benefits in connection with a change in control of Keystone. The merger would constitute a change in control under these agreements.

Under each of Jeffrey T. Gray’s and John G. Arena’s change in control agreements, if the executive is terminated on or before December 31, 2008, following a change in control of Keystone, other than by Keystone for cause, or by reason of death or disability, or by the executive without good reason, the executive receives (i) a severance payment consisting of a lump-sum cash amount (in addition to all accrued obligations owed to the executive) equal to the sum of (a) two times the executive’s base salary in effect prior to the termination or, if higher, prior to the event or circumstance constituting good reason, (b) two times the greater of (1) the executive’s target bonus or (2) the executive’s average bonus with respect to the three fiscal years prior to the fiscal year of termination (or, if the executive has been employed for less than three fiscal years, the average annual bonus for the number of full fiscal years of the executive’s employment) or, if higher, prior to the fiscal year in which occurs the event or circumstance constituting good reason, and (c) the executive’s pro-rated bonus for the year in which the termination occurs; and (ii) continued health and welfare benefits for 24 months following the executive’s termination at the same cost as in effect immediately preceding termination. Under the agreements, we have agreed to make an additional tax gross-up payment to the executive if any amounts paid or payable to the executive would be subject to the excise tax imposed on certain so-called “excess parachute payments” under Section 4999 of the Code. The agreements also provide for a 24-month non-competition period following termination of employment for whatever reason.

Under each of D. Currey Hall’s, Arnold B. Kohorst’s, Charles J. Fischer’s, Robert E. Hedrick’s, Christopher N. Northup’s, Daniel G. Morrisey’s and James M. Pundt’s change in control agreements, if the executive is terminated on or before December 31, 2008, following a change in control of Keystone, other than by Keystone for cause or by reason of death or disability or by the executive without good reason, the executive receives (i) a severance payment consisting of a lump-sum cash amount (in addition to all accrued obligations owed to the executive) equal to the sum of (a) one and one-half times the executive’s base salary in effect prior to the termination or, if higher, prior to the event or circumstance constituting good reason, (b) one and one-half times the greater of (1) the executive’s target bonus or (2) the executive’s average bonus with respect to the three fiscal years prior to the fiscal year of termination (or, if the executive has been employed for less than three fiscal years, the average annual bonus for the number of full fiscal years of the executive’s employment) or, if higher, prior to the fiscal year in which occurs the event or circumstance constituting good reason, and (c) the executive’s pro-rated bonus for the year in which the termination occurs; and (ii) continued health and welfare benefits for 18 months following the executive’s termination at the same cost as in effect immediately preceding termination. Under the agreements, we have agreed to make an additional tax gross-up payment to the executive if any amounts paid or payable to the executive would be subject to the excise tax imposed on certain so-called “excess parachute payments” under Section 4999 of the Code. The agreements also provide for a 24-month non-competition period following termination of employment for whatever reason.

Under Carl F. Hartman’s Key Employee Salary Continuation Agreement, if Mr. Hartman is terminated within one year following a change in control of Keystone, other than by Keystone by reason of death, inability by reason of illness or other disability to perform his duties, or by Mr. Hartman after any reduction in his salary, any material reduction in his fringe benefits, his relocation to a location outside a 60 mile radius of his current residence without his consent, a material decrease in his responsibilities or authority, or any other material adverse change in the condition of his employment, (i) Keystone shall continue paying Mr. Hartman’s then current annual salary for a period of two years following such termination, in addition to any other coverage, fringe benefits, payments and distributions he is entitled to, and (ii) all stock options that Mr. Hartman shall not have otherwise been able to exercise at that time will be accelerated prior to or concurrently with the change in control and he will have the right to exercise all such options.

Separation Agreement with Richard L. Keister. Under the Separation Agreement with Richard L. Keister that replaced his previously executed Salary Continuation Agreement, in the event of a termination of his employment by Keystone other than for cause or by Mr. Keister for good reason, Mr. Keister receives (i) severance payments consisting of his base salary for a period of 24 months, (ii) annual payments for two years of the average annual short term bonus earned during the prior two-years, (iii) payment for any unpaid bonus earned during the prior year, (iv) continuation of all company and executive benefits, including health and welfare benefits, at the company’s sole expense for 24 months following termination, (v) continuation of all benefits owed under Federal law for 24 months following termination, and (vi) payment for any vacation that would have been accrued at the end of 24 months following termination. If he terminates for good reason, the first base salary payment will be paid no sooner than six-months after the termination consisting of a balloon payment of seven months salary, and payments thereafter will be paid in accordance with our standard payroll practice. Also, if he terminates for good reason, the first short term bonus payment will be paid no sooner than six months after the termination and the second payment will be made one year following the termination. Mr. Keister has a provision that if any other executive officer receives greater change in control benefits, then the Company must provide such greater benefit to Mr. Keister. The Company is currently evaluating whether any amendments are needed to comply with such provision. Under the Separation Agreement, we have agreed to make an additional tax gross-up payment to Mr. Keister if any amounts paid or payable to him would be subject to the excise tax imposed on certain so-called “excess parachute payments” under Section 4999 of the Code. The Separation Agreement also provides for a 24-month non-competition period following termination of employment for whatever reason.

The following table sets forth the estimated potential cash severance payments that may be due to each listed executive officer upon the occurrence of change in control events and/or certain terminations of employment pursuant to each of their respective agreements with us.

Name/Title	Potential Cash Severance Benefits(1)
Arnold B. Kohorst/Vice President-Operations	$510,888
Carl F. Hartman/Vice President-Operations	$600,084
Charles J. Fischer/Vice President-Supply Chain Management	$493,420
Christopher N. Northup/Vice President-Operations and Marketing	$584,111
D. Currey Hall/Vice President-Operations	$617,791
Daniel G. Morrissey/Vice President-Operations	$882,001
James M. Pundt/Vice President-Operations	$653,902
Jeffrey T. Gray/Vice President and Chief Financial Officer	$1,633,874
John G. Arena/Vice President-General Counsel and Secretary	$1,094,990
Richard L. Keister/President, Chief Executive Officer, and Director	$4,192,710
Robert E. Hedrick/Vice President-Chief People Officer	$833,643

(1)	The amounts appearing in the table above assume that the triggering event occurred on October 15, 2007. The amounts in the table include cash gross-up amounts to the extent required by an individual’s agreement. To calculate the gross-up amounts for accelerated stock options and time-vested restricted stock, the August 2007 semi-annual federal tax rates were applied. New, semi-annual federal tax rates are expected to go into effect in October 2007. The application of those new rates may cause the amounts shown above to change. The amounts in the table exclude the value of any continued health and insurance coverage or other non-cash severance benefits. The amounts in the table also exclude the value of any unexercised stock options and/or unvested restricted stock units or restricted stock that would accelerate and vest in the event of a termination of employment in connection with the merger. Such amounts are separately disclosed above.

Benefit Arrangements with the Surviving Corporation

Pursuant to the merger agreement, the parties have agreed that Parent will, or will cause the surviving corporation and its subsidiaries to, provide all our employees employed at the effective time of the merger with base salary and wages and benefits for such a period (up to 18 months) after the effective time of the merger as they may continue to be employed, in each case, that are no less favorable in the aggregate than the base salary and wages and benefits (excluding equity-based compensation) that we provide to such employees immediately prior to the effective time of the merger and honor all contracts and commitments, including the change in control agreements, severance plans and policies and indemnification agreements adopted by our Board, that are applicable to any of our current or former employees or directors as in effect immediately prior to the effective time of the merger.

From and after the effective time of the merger, Parent will, or will cause the surviving corporation to (i) provide service credit for our current employees under any benefit plan maintained by Parent, the surviving corporation or any of their subsidiaries under which our current employees may be eligible to participate to the same extent recognized under our comparable benefit plans immediately prior to the effective time of the merger, provided that such service crediting does not result in any duplication of benefits, and (ii) provide credit for any co-payments, deductibles and out-of-pocket expenses paid by a current employee under our comparable welfare benefit plans through the effective time of the merger, and waive any limitations as to pre-existing, waiting period or actively-at-work conditions with respect to participation and coverage requirements to the same extent waived under our comparable welfare benefit plans, with regard to any welfare benefit plan maintained by Parent, the surviving corporation or any of their subsidiaries under which our current employees may be eligible to participate.

Directors’ and Officers’ Indemnification and Insurance

Pursuant to the merger agreement, the articles of incorporation and bylaws of the surviving corporation and the comparable organizational documents of its subsidiaries must contain provisions for a period of six years after the effective time of the merger, no less favorable with respect to the indemnification, advancement of expenses and exculpation of former or present directors, officers, employees and agents than are set forth in our articles of incorporation and bylaws.

Parent must, and will cause the surviving corporation to, indemnify and hold harmless, to the fullest extent permitted under applicable law, each of our and our subsidiaries’ present and former directors and officers (which we refer to as an indemnified party) against any costs or expenses (including attorney’s fees and expenses), judgments, fines, inquiries, losses, claims, settlements, damages or liabilities incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) any and all matters pending, existing or occurring at or prior to the consummation of the merger, and (ii) the fact that such person is or was an officer or director of us or our subsidiaries.

The merger agreement also provides that, at or prior to the effective time of the merger, we must purchase a six-year prepaid directors’ and officers’ liability insurance policy that is no less favorable (with respect to amount, terms and conditions of coverage) than our and our subsidiaries’ current directors’ and officers’ liability insurance policies in effect on July 16, 2007.

Arrangements with Parent

Pursuant to the merger agreement, prior to the effective time, Parent has agreed to designate two of Keystone’s directors to serve on the board of directors of Parent and to designate any or all of Keystone’s remaining directors to serve on an advisory board to advise the board of directors of Parent regarding transition issues for a three-year period following the effective time of the merger.

Dissenters’ Rights

If certain conditions are met, our shareholders have the right under California law to dissent from the approval of the principal terms of the merger agreement and the merger, to exercise appraisal rights and to receive payment in cash for the fair value of their shares of our common stock determined in accordance with California law. The fair value of shares of our common stock, as determined in accordance with California law, may be more or less than the merger consideration to be paid to non-dissenting shareholders in the merger. To preserve their rights, shareholders who wish to exercise appraisal rights must not vote in favor of the approval of the principal terms of the merger agreement and the merger and must follow specific procedures. Dissenting shareholders must precisely follow these specific procedures to exercise appraisal rights, or their appraisal rights may be lost. These procedures are described in this proxy statement, and the provisions of California law that grant appraisal rights and govern such procedures are attached as Annex C to this proxy statement. See “Dissenters’ Appraisal Rights” beginning on page 25.

Delisting and Deregistration of Our Common Stock

If the merger is completed, our common stock will be delisted from NASDAQ and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we will no longer file periodic reports with the SEC on account of our common stock.

If the principal terms of the merger agreement and the merger are not approved by our shareholders or if the merger is not completed for any other reason, our shareholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent public company and our common stock will continue to be listed and traded on NASDAQ.

Material U.S. Federal Income Tax Consequences

The following discussion describes the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of our common stock. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder (the “Treasury Regulations”), judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), all as in effect on the date of this proxy statement. These authorities may change at any time, possibly retroactively, and any such change could affect the continuing validity of this discussion. We have not requested a ruling from the IRS with respect to the U.S. federal income tax consequences described in this proxy statement and, accordingly, we cannot assure you that the IRS will not take a contrary position regarding the tax consequences of the merger. The statements in this discussion are not binding on the IRS or any court and, accordingly, we cannot assure you that the tax consequences described in this discussion will not be challenged by the IRS, or if challenged, will be sustained by a court. This discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction or the U.S. federal estate or gift tax laws. Accordingly, this discussion is not a comprehensive description of all of the tax consequences that may be relevant to any particular holder of our common stock.

This discussion assumes that holders hold shares of our common stock as capital assets within the meaning of Section 1221 of the Code and does not address the tax consequences that may be relevant to a particular holder subject to special treatment under U.S. federal income tax law, including but not limited to:

•	U.S. expatriates;

•	non-U.S. holders (as defined below);

•	banks or other financial institutions;

•	tax-exempt organizations;

•	tax-qualified retirement plans;

•	regulated investment companies;

•	passive foreign investment companies;

•	insurance companies;

•	traders in securities that elect mark-to-market;

•	brokers or dealers in securities or foreign currencies;

•	persons subject to the alternative minimum tax;

•	persons who hold shares of our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment; and

•	partnerships or other entities treated as partnerships for U.S. federal income tax purposes and partners in such partnerships.

This discussion does not address the U.S. federal income tax consequences of the merger to holders who acquired our common stock through stock option or stock purchase plan programs or in other compensatory arrangements, nor does it address the receipt of cash in connection with the cancellation of any stock options, restricted stock units, deferred stock and performance awards or other compensatory stock-based awards, or any other matters relating to equity compensation or benefit plans. This discussion also does not address the U.S. federal income tax consequences to holders who exercise statutory appraisal rights under California law.

As used in this discussion, a U.S. holder is any beneficial owner of our common stock who is treated for U.S. federal income tax purposes as:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (2) has validly elected under the applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

A non-U.S. holder is a beneficial owner of our common stock other than a U.S. holder.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of its partners will depend on a partner’s status and the activities of the partnership. Partnerships and their partners should consult their tax advisors regarding the particular U.S. federal income tax consequences to them of the merger.

Consequences of the Merger

The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder who receives cash in exchange for our shares of common stock pursuant to the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the shares of our common stock exchanged for cash pursuant to the merger. Gain or loss recognized on a sale of our common stock must be determined separately for each identifiable block of common stock (i.e., shares of common stock acquired at the same cost in a single transaction). Any such gain or loss will be long-term capital gain or loss if the U.S. holder has held the common stock for more than one year as of the effective date of the merger. Long-term capital gains of non-corporate U.S. holders will be subject to U.S. federal income tax at a maximum rate of 15%. Capital gains of corporate U.S. holders will be subject to U.S. federal income tax at the regular tax rates applicable to corporations. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Payments made to certain U.S. holders in the merger will be subject to information reporting and may be subject to backup withholding (currently at a rate of 28%). Certain holders (including corporations) are not subject to backup withholding. To avoid backup withholding, U.S. holders that do not otherwise establish an exemption should complete and return the substitute Form W-9 that each holder will receive with the letter of transmittal following completion of the merger. The substitute Form W-9 will require a U.S. holder to provide its taxpayer identification number and certify that such holder is a U.S. person, the taxpayer identification number provided is correct and that such holder is not subject to backup withholding. A U.S. holder who fails to provide its correct taxpayer identification number or falsely certifies that it is not subject to backup withholding may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE MAY NOT APPLY TO A PARTICULAR HOLDER DEPENDING ON THE PARTICULAR HOLDER’S PARTICULAR SITUATION. THIS DISCUSSION DOES NOT ADDRESS EVERY U.S. FEDERAL INCOME TAX CONSIDERATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF OUR COMMON STOCK. YOU SHOULD CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, OF THE DISPOSITION OF OUR COMMON STOCK PURSUANT TO THE MERGER, INCLUDING ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

Regulatory Approvals

Under the merger agreement, we and the other parties to the merger agreement have agreed to use reasonable best efforts to complete the transactions contemplated by the merger agreement as promptly as practicable, including obtaining all necessary governmental approvals. The Hart-Scott-Rodino Act provides that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied. Parent and Keystone each filed notification reports with the Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Act on [•]. The statutory waiting period under the Hart-Scot-Rodino Act will expire on [•], 2007, unless Parent or Keystone receive a second request for information or the waiting period is earlier terminated or extended.

Except as noted above with respect to the required filings under the Hart-Scott-Rodino Act, the filing of this proxy statement with the SEC, and the filing of a certificate of merger in California at or before the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

Litigation Concerning the Merger

On July 18, 2007, two putative class action lawsuits captioned Lynch v. Keystone Automotive Industries, Inc. (BC374399) and Shoys v. Keystone Automotive Industries, Inc. (BC374480) were filed against Keystone and its directors in the Superior Court of the State of California, County of Los Angeles in connection with Keystone’s proposed merger with LKQ pursuant to the terms of the merger agreement between Keystone and LKQ. The lawsuits, which purport to represent a class of all holders of Keystone’s common stock, not including the individual director defendants, contain identical allegations of self-dealing and breach of fiduciary duty and challenge the adequacy of the process employed by Keystone and the share price to be paid to Keystone’s shareholders in the merger. The lawsuits seek to enjoin the proposed merger and request payment of attorneys’ fees. Keystone believes the lawsuits are without merit and intends to vigorously defend the actions.

Rights Agreement

Keystone has in place a Rights Agreement which is designed to assure that all of Keystone’s shareholders receive fair and equal treatment in the event of any proposed takeover, and to guard against certain abusive takeover tactics. In connection with the approval, execution and delivery of the merger agreement, Keystone’s Board approved the Second Amendment to Rights Agreement on July 16, 2007. The Second Amendment amends certain sections and definitions of the Rights Agreement thereby rendering the Rights Agreement inapplicable to the acquisition by LKQ or Merger Sub of shares of Keystone common stock in connection with the merger.

THE MERGER AGREEMENT

The merger agreement is the legal document that governs the merger. The following section describes the material provisions of the merger agreement but may not contain all of the information about the merger agreement that is important to you. The merger agreement is included as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We encourage you to read the merger agreement in its entirety. The merger agreement is a commercial document that establishes and governs the legal relations between us, Parent and Merger Sub with respect to the transactions described in this proxy statement.

Effective Time

The effective time of the merger shall be the time that is specified in the certificate of merger that we will file with the Secretary of State of the State of California on the closing date of the merger. The closing date will occur no later than the second business day after all of the conditions to the merger set forth in the merger agreement have been satisfied or waived (or such other date as we, Parent and Merger Sub may agree).

Structure

Upon the terms and subject to the conditions of the merger agreement and in accordance with California law, at the effective time of the merger, Merger Sub will be merged with and into us, the separate corporate existence of Merger Sub will cease and we will survive the merger as a wholly owned subsidiary of Parent.

If the merger is completed, our common stock will be delisted from NASDAQ, deregistered under the Exchange Act and no longer be publicly traded, and we will not file periodic reports with the SEC on account of our common stock. We will be a privately held corporation and our current shareholders will cease to have any ownership interest in us or rights as our shareholders. Therefore, our current shareholders will not participate in our future earnings or growth and will not benefit from any future appreciation in our value.

Treatment of Stock and Options

Common Stock

At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will automatically be cancelled and will cease to exist and will be converted into the right to receive $48.00 in cash, without interest, other than shares of our common stock:

•	held in our treasury immediately prior to the effective time of the merger, which shares will be canceled without conversion or consideration;

•

held by any of Parent, Merger Sub, any subsidiary of Parent or Merger Sub or any of our subsidiaries immediately prior to the effective time of the merger, which shares will be canceled without conversion or consideration; and

•

held by shareholders who have properly demanded and perfected their appraisal rights in accordance with California law, which shares shall be entitled to payment of the fair market value of such shares in accordance with California law.

From and after the effective time of the merger, each stock certificate or book-entry representing shares of our common stock will represent only the right to receive the merger consideration of $48.00 in cash per share, without any interest. The merger consideration paid upon surrender of each stock certificate or book-entry shares will be paid in full satisfaction of all rights pertaining to the shares of our common stock formerly represented by each such stock certificate or book-entry.

Stock Options and Other Awards

At the effective time of the merger, each outstanding option to purchase shares of our common stock, whether or not then exercisable or vested, will become fully vested and will be deemed to have been exercised, cancelled and converted into the right to receive a cash payment, without interest, equal to the number of shares of our common stock subject to such option multiplied by the excess, if any, of $48.00 over the per share exercise price of the common stock subject to such option.

Additionally, all other stock-based rights or awards granted under our stock plans or under any individual consultant, employee or director agreement, including all shares of restricted stock, restricted stock units, deferred stock and performance awards, whether or not then vested, will vest at the effective time of the merger on the terms set forth in the applicable stock plan and related agreements, and the holder of such stock-based award will be entitled to receive a cash payment, without interest, equal to the number of outstanding shares subject to such stock based award multiplied by $48.00. The balance of any performance shares granted in 2006 which have not yet vested on the closing date after giving effect to the pro-ration language set forth in the 2006 Performance Share Award Agreement for such grants will not vest and will be cancelled.

Exchange and Payment Procedures

Prior to the effective time of the merger, Parent will deposit, or will cause to be deposited, with a bank or trust company mutually satisfactory to us and Parent (the “paying agent”) cash in an amount sufficient to pay the merger consideration due to each holder of shares of our common stock. Within two business days after the effective time of the merger, the surviving corporation will cause the paying agent to mail a letter of transmittal and instructions to you and the other shareholders. The letter of transmittal and instructions will explain how to surrender your common stock certificates or book entry shares you may hold in exchange for the merger consideration to which you are entitled.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent until after the merger and without a properly completed and signed letter of transmittal.

You will not be entitled to receive the merger consideration until you surrender your stock certificate or certificates to the paying agent (or, in the case of book-entry shares, upon adherence to the instructions in the letter of transmittal), together with a properly completed and signed letter of transmittal and any other documents as may reasonably be required by the paying agent. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is presented to the paying agent (or, in the case of book-entry shares, upon adherence to the instructions in the letter of transmittal), accompanied by all documents required to effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

No interest will be paid or will accrue on the cash payable upon surrender of the certificates (or book-entry shares). Each of the surviving corporation, Parent and the paying agent will be entitled to deduct and withhold from the consideration payable under the merger agreement such amounts as it is required to deduct and withhold with respect to the payment of such consideration under any applicable tax laws. To the extent such withheld amounts are withheld and paid to the appropriate tax authorities, such amounts will be treated for all purposes under the merger agreement as having been paid to the holders of our common stock, options or stock-based awards in respect of whom such deduction was made.

At the effective time of the merger, our stock transfer books will be closed and there will be no further registration of transfers of outstanding shares of our common stock. If, after the close of business on the day on which the effective time of the merger occurs, certificates are presented to the surviving corporation, paying agent or Parent for transfer or any other reason, they will be cancelled and exchanged for the merger consideration.

None of Parent, Keystone or the surviving corporation will be liable to any shareholder entitled to any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the merger consideration deposited with the paying agent that remains undistributed to the shareholders for 12 months after the effective time of the merger will be delivered to the surviving corporation upon demand, and any shareholders who have not complied with the exchange procedures thereafter may look only to the surviving corporation for payment of their claim for the merger consideration, without any interest thereon.

The letter of transmittal and instructions will tell you what to do if you have lost your certificate, or if it has been stolen or destroyed. You will have to provide an affidavit of that fact and, if required by Parent, post a bond in an amount that Parent directs as indemnity against any claim that may be made with respect of the missing certificate.

Representations and Warranties

The merger agreement contains representations and warranties by each of the parties to the merger agreement. The representations and warranties made by us, Parent and Merger Sub are qualified and subject to important limitations agreed to by us, Parent and Merger Sub in connection with negotiating the terms of the merger agreement. Furthermore, the representations and warranties were made as of specific dates and in some cases may be subject to important exceptions, limitations and supplemental information contained in the confidential disclosure schedules we provided to Parent and Merger Sub in connection with the signing of the merger agreement and may be additionally subject to standards of materiality applicable to us, Parent and Merger Sub that may be different from those that are applicable to you or generally applicable under federal securities laws. In addition, the representations and warranties may have been included in the merger agreement for the purpose of allocating risk between us, Parent and Merger Sub, rather than to establish matters as facts. While we do not believe that the disclosure schedules contain information that securities laws require us to disclose, other than information that has already been so disclosed, the disclosure schedules contain information that may modify, qualify or create exceptions to the representations and warranties set forth in the merger agreement. The disclosure schedules contain certain information that has been included in our prior public disclosures and may contain additional non-public information. Information concerning the subject matter of our representations and warranties may have changed since the date of the merger agreement, and subsequent information may or may not be fully reflected in our public disclosures, except to the extent required by law. The representations and warranties in the merger agreement and the description of them in this document should be read in conjunction with the other information contained in our reports, statements and filings publicly filed with the Securities and Exchange Commission.

We make various representations and warranties in the merger agreement, including with respect to, among other things:

•	organization, standing and qualification to do business;

•	our capital structure;

•	our subsidiaries and our equity interests in them;

•	our authority to enter into and consummate the transactions contemplated by the merger agreement;

•	consents and approvals required for the transactions contemplated by the merger agreement;

•	compliance with applicable laws;

•	reports filed with the SEC, our financial statements, the absence of material undisclosed liabilities and our internal controls;

•	affiliate transactions;

•	the absence of a “Company material adverse effect” from March 31, 2007 to the date of the merger agreement;

•	matters relating to employee benefit plans and labor and employment matters;

•	our material contracts and indebtedness;

•	the absence of litigation;

•	environmental matters;

•	intellectual property matters;

•	tax matters;

•	insurance matters;

•	real estate matters;

•	the accuracy of information included in this proxy statement;

•	the fairness opinion of JPMorgan;

•	the absence of undisclosed brokers’ fees; and

•	our rights agreement.

Many of our representations and warranties are qualified by a “material adverse effect” standard. For the purposes of the merger agreement, a “Company material adverse effect” means any event, change, circumstance, trend or occurrence that has a material adverse effect on the business, results of operations or financial condition of Keystone and our subsidiaries, taken as a whole. However, the following items do not constitute and are not taken into account in determining whether a “Company material adverse effect” has occurred or is likely or expected to occur:

•	any change in the price or trading volume of our common stock, but not the underlying cause of such change;

•

the negotiation, execution, delivery, public announcement or the pendency of the merger agreement or any of the transactions contemplated by the merger agreement or any actions taken in compliance with the merger agreement or with the consent of Parent, including the impact on our or our subsidiaries’ relationships with customers, suppliers, distributors, consultants, employees, insurance companies or independent contractors or certain other third parties;

•	any event, occurrence or circumstance related to us, any of our subsidiaries or any of our respective businesses set forth in our disclosure schedules;

•	any failure by us to meet any budgets, Wall Street expectations, or to meet or exceed any projections or forecasts for any period, but not the underlying causes of such failure;

•	any change in any analyst’s recommendations, any credit rating or any other recommendations or ratings as to us or any of our subsidiaries, but not the underlying cause of such change;

•

changes or developments generally affecting any segment of the industries in which we or our subsidiaries operate, affecting the automotive or automotive replacement parts industries generally, except to the extent that any such change or development disproportionately affects us and our subsidiaries, taken as a whole, relative to other companies that operate in our industry;

•

changes or developments affecting the economy or financial markets generally except to the extent that any such change or development disproportionately affects us and our subsidiaries, taken as a whole, relative to other companies that operate in our industry;

•	changes in law or U.S. generally accepted accounting principles (or any interpretation thereof);

•	acts of God, calamities, national or international political or social conditions including the engagement by any country in hostilities or the occurrence of any military or terrorist attack;

•

certain actions taken or required to be taken by us or any of our subsidiaries in order to obtain any approval or authorization for the consummation of the merger under antitrust or competition laws; or

•

any changes or effects arising out of or resulting from any legal claims or other proceedings made by any of our shareholders arising out of or related to the merger agreement, the merger or any of the transactions contemplated by the merger agreement, other than such claims or proceedings by or at the behest of any of our executive officers or directors or any affiliate, agent or representative thereof that did not arise out of or result from any action taken by Parent, any of its subsidiaries or any of its representatives.

The merger agreement also contains various representations and warranties made to us by Parent and Merger Sub, including with respect to, among other things:

•	their organization, standing and qualification to do business;

•	their authority to enter into and consummate the transactions contemplated by the merger agreement;

•	consents and approvals that need to be obtained in connection with the transactions contemplated by the merger agreement;

•	the absence of orders restraining, enjoining or prohibiting the merger;

•	Parent’s ownership of Merger Sub and the absence of any liabilities or agreements or prior business activities of Merger Sub;

•	financing;

•	the absence of any required shareholder votes (other than the vote of Parent as the sole shareholder of Merger Sub, which has already been received) to approve the merger agreement;

•	the absence of undisclosed brokers’ fees;

•	the accuracy of information supplied for inclusion or incorporation by reference in this proxy statement; and

•	Parent’s access to information.

The representations and warranties of each of the parties to the merger agreement will expire upon the effective time of the merger.

Conduct of Our Business Pending the Merger

Under the merger agreement, we have agreed that, between July 16, 2007 and the effective time of the merger, we will, and will cause each of our subsidiaries to, conduct business in the ordinary course of business consistent with past practice, subject to certain exceptions or unless Parent gives its prior written consent, and we will not take or permit the following actions:

•	amend or otherwise change any material provision of our articles of incorporation or bylaws or the governing documents of our subsidiaries;

•

issue, deliver, sell, pledge or encumber, authorize, propose or agree to issue, deliver, sell, pledge or encumber, any shares of our or any of our subsidiaries’ capital stock or any securities convertible into or exchangeable for, or options, warrants, calls or commitments or rights of any kind to acquire, any shares of our or our subsidiaries’ capital stock (except pursuant to the requirements of existing contracts or our benefit plans or pursuant to the vesting and/or exercise of stock options, stock-based awards, warrants, conversion rights and certain other contractual rights existing or outstanding as of July 16, 2007);

•	declare, set aside, make or pay any dividend or other distribution with respect to any of our capital stock (other than dividends by our subsidiaries to us or one of our wholly-owned subsidiaries);

•

reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire any of our capital stock other than pursuant to the exercise of stock options, stock-based awards, warrants, conversion rights, employee severance, retention, termination, change in control and other contractual rights in existence as of July 16, 2007 or permitted by the merger agreement to be granted or issued after that date;

•

acquire (including by merger, consolidation, or acquisition of stock or assets) or make an investment in any equity interests in any person or entity, or any assets, loans or debt securities of another person or entity;

•

incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the indebtedness of any person or entity (other than our wholly-owned subsidiaries) for borrowed money, except for indebtedness not in excess of $5 million in the aggregate for Keystone and Keystone subsidiaries taken as a whole which includes indebtedness under our existing credit facilities in the ordinary course of business, indebtedness owing by any of our wholly-owned subsidiaries to us or another wholly-owned subsidiary, indebtedness incurred to refinance any existing indebtedness in an amount not to exceed and on terms no less favorable than such existing indebtedness, and ordinary advances to employees for expenses;

•	grant any lien in any of our material assets to secure any indebtedness for borrowed money except in connection with the indebtedness we our allowed to incur;

•	enter into any new line of business outside of our existing business segments that is material to us or our subsidiaries taken as a whole;

•

adopt or amend any of our material benefit plans, increase in any material manner the compensation or fringe benefits of any director, officer or employee or pay any material benefit not provided for in any existing benefit plan, other than (1) as reasonably necessary to comply with applicable law, (2) in the ordinary course of business, (3) in connection with entering into or extending any offer letters or employment or other compensatory agreements in the ordinary course of business consistent with past practice with any person (excluding executive officers or directors), (4) in connection with entering into any retention agreements or programs determined by our Board to be reasonably necessary in order to maintain our business operations prior to, and extending through, the effective time of the merger for the benefit of individuals other than executive officers and not in excess of $2 million in the aggregate, (5) general salary increases in the ordinary course of business, (6) the termination or amendment of any benefit plan that may be subject to section 409A of the Internal Revenue Code and any guidance issued thereunder and (7) that do not materially increase the cost to us or any of our subsidiaries of maintaining such benefit plan;

•

pay, discharge, settle or satisfy any material claims, liabilities or obligations, other than the performance of contractual obligations, payments, discharges, settlements or satisfactions in the ordinary course of business, payments, discharges, settlements or satisfactions in accordance with their terms or claims, liabilities or obligations that have been disclosed in the most recent financial statements filed with the SEC prior to July 16, 2007 or contemplated by documents made available to Parent prior to July 16, 2007 or incurred since the date of such financial statements in the ordinary course of business;

•

adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the merger or among our wholly-owned subsidiaries); or

•	knowingly commit or agree to do any of the foregoing which would reasonably be expected to result in any of the closing conditions to the merger not to be satisfied.

Shareholders Meeting

The merger agreement requires us to call and hold a meeting of our shareholders to vote on the approval of the principal terms of the merger agreement and the merger as promptly as reasonably practicable after this proxy statement is cleared by the SEC.

No Solicitation of Transactions

We have agreed that we will not, and will cause our subsidiaries and instruct our and our subsidiaries’ representatives not to:

•	directly or indirectly initiate, solicit or knowingly encourage any takeover proposal;

•	enter into any agreement or agreement in principle with respect to a takeover proposal; or

•	engage in any negotiations or discussions regarding, or provide any information to any third party, with respect to a takeover proposal.

In addition, we have agreed to, and to cause our subsidiaries and instruct our and our subsidiaries’ representatives to, immediately cease any discussions or negotiations existing on July 16, 2007 with any person or entity with respect to any takeover proposal.

For purposes of the merger agreement, a “takeover proposal” means any inquiry, proposal or offer from a third party relating to, in a single transaction or series of related transactions:

•

a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving a direct or indirect acquisition of Keystone (or any of our subsidiaries whose business constitutes 20% or more of the net revenues, net income or assets (based on fair market value) of Keystone and our subsidiaries, taken as a whole); or

•

the acquisition (including by way of tender or exchange offer) in any manner, directly or indirectly, of over 20% of our common stock then outstanding or 20% of the consolidated total assets (based on fair market value) of Keystone and our subsidiaries.

We have agreed that if we receive any bona fide takeover proposal we will promptly (and in any event within twenty-four hours) advise Parent of our receipt of such takeover proposal and the material terms of such takeover proposal and keep Parent promptly informed of its status, including any change to the material terms of any takeover proposal.

However, in response to a bona fide takeover proposal received by us after July 16, 2007 that was not solicited in violation of the non-solicitation obligations described above and that our Board determines in good faith (after consultation with outside legal counsel and financial advisors) constitutes, or could reasonably be expected to lead to, a superior proposal, we may, subject to compliance with the provisions in the merger agreement relating to takeover proposals, prior to obtaining the requisite vote of our shareholders at the special meeting and only after giving Parent written notice of our intention to do so:

•

provide access to our and our subsidiaries’ properties, contracts, personnel, books and records and furnish information, data and/or draft agreements with respect to us and our subsidiaries to the person or entity making the takeover proposal and its representatives to the extent Parent, Merger Sub or their representatives had the right to such access, so long as we enter into a customary confidentiality agreement with such person or entity; and

•	participate in discussions or negotiations with such person or entity and its representatives.

In addition, if our Board has determined in good faith (after consultation with its outside legal counsel) that the failure to take any of the following actions would be inconsistent with its fiduciary duties to our shareholders under applicable law, our Board may:

•

withdraw, not continue to make or modify or publicly propose to withdraw, not continue to make or modify, its recommendation to our shareholders to vote in favor of the approval of the merger agreement (so long as we have given Parent prior notice);

•

approve, recommend or adopt, or publicly propose to approve, recommend or adopt, a superior proposal so long as we have given Parent two days’ prior written notice, our Board considers in good faith (after consultation with its outside legal counsel and financial advisors) any written proposals by Parent to revise the merger agreement and shall not have determined in good faith (after consultation with its outside counsel and financial advisors) that the superior proposal would no longer constitute a superior proposal after giving effect to the proposed changes and we have complied in an all material respects with the provisions in the merger agreement relating to takeover proposals; or

•

enter into an agreement regarding a superior proposal so long as we have given Parent two days’ prior written notice, our Board considers in good faith (after consultation with its outside legal counsel and financial advisors) any written proposals by Parent to revise the merger agreement and shall not have determined in good faith (after consultation with its outside counsel and financial advisors) that the superior proposal would no longer constitute a superior proposal after giving effect to the proposed changes, we have complied in an all material respects with the provisions in the merger agreement relating to takeover proposals, and we have terminated the merger agreement and paid to Parent any termination fee and expenses required to be paid pursuant to the merger agreement.

For purposes of the merger agreement, a “superior proposal” means a bona fide takeover proposal (for this purpose, substituting “50%” for each reference to “20%” in the prior definition of “takeover proposal”) which our Board determines in good faith (after consultation with its outside legal counsel and financial advisors) is reasonably likely to be consummated and, if consummated, would result in a transaction more favorable to our shareholders than the transactions provided for in the merger agreement, taking into account, in the reasonable good faith judgment of our board after consultation with its legal and financial advisors, such factors as our board deems appropriate, including the person or entity making the takeover proposal and the legal, financial, regulatory, fiduciary and other aspects of the merger agreement and the takeover proposal, including any conditions relating to financing, regulatory approvals or other events or circumstances (and, for the avoidance of doubt, a superior proposal may be a transaction where the consideration per share to be received by our shareholders is comprised of cash and/or other property or securities).

Notwithstanding anything to the contrary in the merger agreement, neither we nor our Board are prohibited from:

•	taking and/or disclosing to our shareholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act; or

•	making any disclosure to our shareholders if, in the good faith judgment of our board, such disclosure would be reasonably necessary under applicable law.

Employee Matters

The parties have agreed that Parent will, or will cause the surviving corporation and its subsidiaries to:

•

provide all our employees employed at the effective time of the merger with base salary and wages and benefits for such period (up to 18 months) after the effective time of the merger as they may continue to be employed, in each case, that are no less favorable in the aggregate than those that we provide (excluding equity-based compensation) as of immediately prior to the effective time of the merger; and

•

honor all contracts and commitments, including the change in control agreements, severance plans and policies and indemnification agreements adopted by our Board, that are applicable to any of our current or former employees or directors as in effect immediately prior to the effective time of the merger.

From and after the effective time of the merger, Parent will, or will cause the surviving corporation to (i) provide service credit for our current employees under any benefit plan maintained by Parent, the surviving corporation or any of their subsidiaries under which our current employees may be eligible to participate to the same extent recognized under our comparable benefit plans immediately prior to the effective time of the merger, provided that such service crediting does not result in any duplication of benefits, and (ii) provide credit for any co-payments, deductibles and out-of-pocket expenses paid by a current employee under our comparable welfare benefit plans through the effective time of the merger, and waive any limitations as to pre-existing, waiting period or actively-at-work conditions with respect to participation and coverage requirements to the same extent waived under our comparable welfare benefit plans, with regard to any welfare benefit plan maintained by Parent, the surviving corporation or any of their subsidiaries under which our current employees may be eligible to participate.

Directors’ and Officers’ Indemnification and Insurance

Under the merger agreement, the articles of incorporation and bylaws of the surviving corporation and the comparable organizational documents of its subsidiaries must contain provisions for a period of six years after the effective time of the merger, no less favorable with respect to the indemnification, advancement of expenses and exculpation of former or present directors, officers, employees and agents than are set forth in our articles of incorporation and bylaws and in effect as of July 16, 2007.

Parent must, and will cause the surviving corporation to, indemnify and hold harmless, to the fullest extent permitted under applicable law, each of our and our subsidiaries’ present and former directors and officers (which we refer to as an indemnified party) against any costs or expenses (including attorneys’ fees and expenses), judgments, fines, inquiries, losses, claims, settlements, damages or liabilities incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) any and all matters pending, existing or occurring at or prior to the consummation of the merger, and (ii) the fact that such person is or was an officer or director of us or our subsidiaries.

The merger agreement also provides that, at or prior to the effective time of the merger, we must purchase a six year prepaid directors’ and officers’ liability insurance policy that is no less favorable (in terms of amount, terms and conditions of coverage) than our and our subsidiaries’ current directors’ and officers’ liability insurance policies in effect on July 16, 2007.

Agreement to Take Further Action and to Use Reasonable Best Efforts

Each of the parties to the merger agreement has agreed to use its reasonable best efforts to do all things necessary, proper or advisable to consummate the merger and the other transactions contemplated by the merger agreement, including, to make necessary filings and obtain necessary governmental consents and approvals, including those required under the Hart-Scott-Rodino Act, to cause all closing conditions to be satisfied as soon as practicable, to defend any lawsuit challenging the merger and the other transactions contemplated by the merger agreement and to execute and deliver any additional instruments necessary to consummate the merger. However, the parties are not required to agree to or take any action that would result in any burdensome condition as such term is defined in the merger agreement.

Financing; Cooperation of Keystone

Parent and Merger Sub have agreed to use, and to cause their respective representatives to use, reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the debt financing upon the terms and subject to the conditions described in the debt commitment letter (or any alternative financing), including:

•	obtaining rating agency approvals;

•	maintaining the debt commitment letter in effect and satisfying on a timely basis all conditions applicable to Parent and Merger Sub set forth in the debt commitment letter; and

•

negotiating and entering into the definitive agreements with respect to the debt financing upon the terms and subject to the conditions contained in the debt commitment letter (or, in the case of an alternative financing, satisfying all commitments applicable to Parent and Merger Sub in such definitive agreements that are within their control and, if necessary, borrowing pursuant to the debt commitment letter in the event any “flex” provisions are exercised).

Parent is required to promptly notify our Board of any known material breach or termination of the debt commitment letter or any other circumstance that would reasonably be likely to prevent, delay or impede the consummation of the financing. In the event all or any portion of the financing becomes unavailable upon the terms and subject to the conditions set forth in the debt commitment letter, Parent is required to use its reasonable best efforts to arrange, as promptly as reasonably practicable and after giving us prior written notice, alternative financing sufficient to consummate the transactions contemplated by the merger agreement from alternative sources on terms that are not less beneficial to Parent and Merger Sub and that would not reasonably be expected to prevent, delay or impede the consummation of any remaining financing contemplated by the debt commitment letter or the transactions contemplated by the merger agreement. If the financing set forth in the debt commitment letter has not or cannot be obtained, Parent and Merger Sub will still be obligated to consummate the merger if the mutual closing conditions and the conditions to the obligation of Parent and Merger Sub to effect the merger are satisfied or waived.

Parent is also required to keep our Board reasonably informed of the status of its efforts to comply with the terms of, and satisfy the conditions contemplated by, the debt financing. In addition, without the written consent of our Board, Parent may not, and may not permit Merger Sub to, agree or permit any amendment, supplement or other modification to be made to, or any waiver of any provision or remedy under, the debt commitment letter unless such amendment, supplement or other modification could not reasonably be expected to impair, delay or prevent the consummation of the financing.

We have agreed to, and have agreed to cause our subsidiaries to, use reasonable best efforts to cooperate as may be reasonably requested by Parent in connection with obtaining the debt financing set forth in the debt commitment letter (or an alternative financing), as long as such cooperation does not significantly interfere with our or our subsidiaries’ ongoing operations. Such cooperation includes:

•	participating in meetings, presentations, due diligence sessions and rating agency sessions;

•	assisting with the preparation of rating agency presentations, confidential information memoranda and other marketing documents;

•	facilitating the pledging of collateral and execution and delivery of definitive financing documents and other documents contemplated by the debt commitment letter; and

•	using our reasonable best efforts to obtain customary legal opinions and other customary documentation and items contemplated by the debt commitment letter.

However, in connection with such cooperation:

•

none of our and our subsidiaries’ officers, directors or employees will be required to execute any documents, including any registration statement filed with the SEC, any pledge or security documents or any other definitive financing documents prior to the effective time of the merger;

•

neither we nor any of our subsidiaries will be required to pay any commitment or other similar fee or incur any other liability in connection with the financing contemplated by the debt commitment letter prior to the effective time of the merger;

•

neither we nor our subsidiaries’ will be required to issue any private placement memoranda or prospectus (and no such private placement memoranda or prospectus shall reflect us or any of our subsidiaries as the issuer for any time prior to the effective time of the merger); and

•	neither we nor our subsidiaries will be required to indemnify any person or entity in connection with the financing contemplated by the debt commitment letter.

Parent has agreed, promptly upon our request, to reimburse us for all reasonable out-of-pocket costs incurred by us or our subsidiaries in connection with our cooperation. Parent and Merger Sub have agreed, on a joint and several basis, to indemnify and hold harmless us, our subsidiaries and our and our subsidiaries’ representatives from and against all liabilities, losses, damages and claims suffered or incurred by any of us in connection with the arrangement of the debt financing or any information used in connection therewith, except in the case of fraud or willful misconduct.

Parent’s Board

Prior to the effective time, Parent has agreed to designate two of Keystone’s directors to serve on the board of directors of Parent and shall designate any or all of Keystone’s remaining directors to serve on an advisory board for a three year period following the effective time of the merger to advise the board of directors of Parent regarding transition issues.

Conditions to the Merger

The respective obligations of the parties to effect the merger are subject to the satisfaction or waiver of the following mutual conditions at or prior to the effective time of the merger:

•	the principal terms of the merger agreement and the merger have been approved by our shareholders;

•	all filings and waiting periods (and any extension thereof) applicable to the consummation of the merger under the Hart-Scott-Rodino Act have expired or been terminated; and

•

no law or order issued by any court or other governmental entity is in effect preventing the consummation of the merger or any other transaction contemplated by the merger agreement (but no party may assert that this closing condition has not been satisfied unless such party has used its reasonable best efforts to resist, appeal, obtain consent under, resolve or lift, as applicable, such law or order and has otherwise complied with certain provisions of the merger agreement).

The obligations of Parent and Merger Sub to effect the merger are further subject to the satisfaction of the following conditions at or prior to the effective time of the merger, any one of which may be waived by Parent:

•

our representations and warranties set forth in the merger agreement (not including any exception in such representations and warranties relating to materiality or a Company material adverse effect) must be true and correct as of the closing date as if made at and as of such date (except for those representations and warranties which address matters only as of an earlier date, which must have been true and correct as of such earlier date), except where such failure to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Company material adverse effect;

•

we must have performed or complied in all material respects with all material agreements and covenants required by the merger agreement to be performed or complied with by us at or prior to the closing date; and

•	Parent must have received a certificate of one of our officers confirming the satisfaction of the foregoing conditions relating to representations, warranties, agreements and covenants.

Our obligation to effect the merger is further subject to the satisfaction of the following conditions at or prior to the effective time of the merger, any one of which may be waived by us:

•

the representations and warranties of Parent and Merger Sub set forth in the merger agreement (disregarding any exception in such representations and warranties relating to materiality) must be true and correct as of the closing date as if made at and as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except where such failures to be true and correct do not have, individually or in the aggregate, a material adverse effect on the ability of Parent or Merger Sub to perform its obligations under the merger agreement or would not prevent or materially delay, impede, interfere with, or hinder the consummation of the merger;

•

Parent and Merger Sub must have performed or complied in all material respects with all material agreements and covenants required by the merger agreement to be performed or complied with by them on or prior to the closing date;

•	we must have received a certificate of an officer of Parent confirming the satisfaction of the foregoing conditions relating to representations, warranties, agreements and covenants; and

•	Parent must make the payments of the merger consideration required to be made under the merger agreement.

None of us, Parent or Merger Sub may rely on the failure of any condition to be satisfied if such failure was caused by such party’s failure to act in good faith to perform any of its obligations under the merger agreement or use its reasonable best efforts to consummate the transactions contemplated in the merger agreement.

Termination

The merger agreement may be terminated, whether before or after our shareholders have approved the principal terms of the merger agreement and the merger, at any time prior to the effective time of the merger in the following circumstances:

•	by mutual written consent of us and Parent;

•	by either us or Parent, if:

•

the shareholder approval is not obtained at our shareholders’ meeting or any adjournment thereof at which the merger agreement has been voted on; provided that this termination right will not be available to us if we have not complied in all material respects with the requirements in the merger agreement relating to takeover proposals;

•

the merger has not been consummated by January 16, 2008, unless all the closing conditions have been met except for those relating to the filing and waiting period under the Hart-Scott-Rodino Act, the delivery of certain officer’s closing certificates, the accuracy of certain representations and the payment of the merger consideration, in which case the January 16, 2008 date will be automatically extended to April 16, 2008, but such right to terminate the merger agreement will not be available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of, or resulted in, the failure of the consummation of the merger to occur by January 16, 2008 or April 16, 2008, as applicable; or

•

any law prohibits or makes illegal the consummation of the merger or any governmental entity issues an order enjoining us, Parent or Merger Sub from consummating the merger and such order has become final and non-appealable, but such right to terminate the merger agreement will not be available to any party who has not used its reasonable best efforts to resist, appeal, obtain consent under, resolve or lift such law or order or not used reasonable best efforts to consummate the transaction or whose breach of any provision of the merger agreement has been the cause of, or resulted in, the imposition of such order or the failure of such order to be resisted, resolved or lifted;

•	by us, if:

•

Parent or Merger Sub breaches any of the representations, warranties, covenants or agreements contained in the merger agreement that would give rise to the failure of certain conditions to closing and such breach (if curable) has not been cured prior to the earlier of January 16, 2008 (or April 16, 2008, if applicable) and 30 business days after Parent or Merger Sub receives notice of such breach from us, but this right will not be available to us if we are in material breach of any of our covenants or agreements in the merger agreement or there exists a breach by us of any of our representations or warranties such that certain conditions to closing would not be able to be satisfied if the closing date were at the time of such termination; or

•

prior to the receipt of our shareholder approval of the principal terms of the merger agreement and the merger, we receive a superior proposal and our Board determines in good faith (after consulting with outside legal counsel) that the failure to accept such superior proposal is reasonably likely to be inconsistent with its fiduciary duties to our shareholders, as long as we have complied in all material respects with the requirements in the merger agreement relating to takeover proposals and we pay the termination fee of $30 million plus up to $1.4 million in Parent’s out-of-pocket costs and expenses incurred in connection with the merger agreement to Parent;

•	by Parent, if:

•

we breach any of the representations, warranties, covenants or agreements contained in the merger agreement that would give rise to the failure of certain conditions to closing and such breach (if curable) has not been cured prior to the earlier of January 16, 2008 (or April 16, 2008, if applicable) and 30 business days after we receive notice of such breach from Parent, but this right will not be available to Parent if Parent or Merger Sub are in material breach of any of their covenants or agreements in the merger agreement or if there exists a breach by Parent or Merger Sub of certain of their representations or warranties such that certain conditions to closing would not be able to be satisfied if the closing date were at the time of such termination; or

•

if prior to the obtaining of shareholder approval, our Board withdraws or modifies its recommendation to our shareholders to vote in favor of approving the merger agreement, we fail to include in this proxy our recommendation to our shareholders to vote in favor of the merger agreement, or our Board approves, recommends or adopts, or publicly proposes to approve, recommend or adopt, a takeover proposal or approves or recommends that our shareholders tender their shares in any tender offer or exchange offer that is a takeover proposal.

Fees and Expenses

Payable by Keystone

If the merger agreement is terminated under certain conditions described below, we must pay to Parent a termination fee of $30 million plus up to $1.4 million of Parent’s out-of-pocket costs and expenses incurred in connection with the merger agreement.

We must pay the termination fee to Parent if neither Parent nor Merger Sub is in material default under the merger agreement at the time of termination and:

•

prior to shareholder approval of the merger agreement, we terminate the merger agreement because we receive a superior proposal and our Board determines in good faith (after consultation with its outside legal counsel) that the failure to accept such superior proposal is reasonably likely to be inconsistent with its fiduciary duties to our shareholders under applicable law, and we have complied in all material respects with the requirements in the merger agreement relating to takeover proposals;

•

Parent terminates the merger agreement because, prior to obtaining shareholder approval for the merger agreement, our Board withdraws or modifies its recommendation to our shareholders to vote in favor of approving the merger agreement, we fail to include in this proxy statement our recommendation to our shareholders to vote in favor of approving the merger agreement, or our Board approves, recommends or adopts, or publicly proposes to approve, recommend or adopt, a takeover proposal or approves or recommends that our shareholders tender their shares in any tender offer or exchange offer that is a takeover proposal; or

•

the merger agreement is terminated because the shareholder approval is not obtained at our shareholders’ meeting or any adjournment thereof at which the merger agreement has been voted on, prior to the date of such termination, a third party has publicly made a bona fide takeover proposal that has not been retracted or rescinded prior to such termination, and within 12 months of such termination, a takeover proposal is consummated.

For purposes of determining whether a termination fee is payable by us, a “takeover proposal” means any inquiry, proposal or offer from a third party relating to, in a single transaction or series of transactions:

•

a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving a direct or indirect acquisition of Keystone (or any of our subsidiaries whose business constitutes 50% or more of the net revenues, net income or assets (based on fair market value) of Keystone and our subsidiaries, taken as a whole); or

•

the acquisition (including by way of tender or exchange offer) in any manner, directly or indirectly, of over 50% of our common stock or 50% of the consolidated total assets (based on fair market value) of Keystone and our subsidiaries.

Our payment of the termination fee and Parent’s out-of-pocket expenses of up to $1.4 million incurred in connection with the merger agreement is the sole and exclusive remedy of Parent, Merger Sub and their affiliates against us, our subsidiaries and our representatives for any breach of any representation, warranty or covenant in the merger agreement by us, our subsidiaries or our respective representatives and the failure of the merger to be consummated. Upon payment of the termination fee and Parent’s out-of-pocket expenses, none of us, our subsidiaries and our respective representatives will have any further liability or obligation to Parent, Merger Sub or any other person or entity relating to or arising out of the merger agreement and the transactions contemplated by the merger agreement.

Payable by Parent

We may require Parent to pay us a termination fee of $30 million plus our out-of-pocket costs and expenses incurred in connection with the merger agreement up to $5 million if we or Parent terminate the merger agreement in certain circumstances where the merger has not been consummated by the outside date as a result of the waiting period under the Hart-Scott-Rodino Act having not expired or terminated or any antitrust law or order being in effect that prevents the consummation of the merger.

If we elect to have Parent pay us the termination fee and our out-of-pocket costs and expenses, these payments will be our sole and exclusive remedy against Parent, Merger Sub and their representatives for any loss or damage suffered as a result of the breach of any representation, warranty or covenant contained in the merger agreement by Parent, Merger Sub and their representatives and they will not have any further liability or obligation to us or any other person or entity relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement.

Amendment, Extension and Waiver

The parties may amend the merger agreement at any time prior to the effective time of the merger by action taken by or on behalf of their respective boards of directors but only through an instrument in writing signed by Parent, Merger Sub and us, except that, after the approval of the merger agreement by our shareholders, no amendment that, by law or in accordance with the rules of any relevant stock exchange, requires further approval by our shareholders may be made without further shareholder approval.

At any time before the effective time of the merger, we or Parent may, to the extent permitted by applicable law:

•	extend the time for the performance of the obligations or other acts of the other party to the merger agreement;

•	waive any inaccuracies in the representations and warranties by the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	waive compliance with any of the agreements of the other party or conditions to the obligations of the waiving party contained in the merger agreements;

except that after the approval of the principal terms of the merger agreement and the merger by our shareholders, no extension or waiver that, by law or in accordance with the rules of any relevant stock exchange, requires further approval by our shareholders may be made without further shareholder approval.

The failure or delay of any party to assert any of its rights under the merger agreement or otherwise will not constitute a waiver of those rights.

PROPOSAL TO ADJOURN THE SPECIAL MEETING

Adjournment Proposal

If at the special meeting of shareholders the number of shares of our common stock represented and voting in favor of approving the principal terms of the merger agreement and the merger is insufficient to approve that proposal under California law, we intend to move to adjourn the special meeting in order to enable our Board to solicit additional proxies in respect of such proposal. In that event, we will ask our shareholders to vote only upon the adjournment proposal, and not the proposal regarding approval of the merger agreement.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our Board to vote in favor of granting discretionary authority to the proxy or attorney-in-fact to adjourn the special meeting to another time and place for the purpose of soliciting additional proxies. If the shareholders approve the adjournment proposal, we could adjourn any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders that have previously voted. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against approval of the merger agreement to defeat that proposal, we could adjourn the special meeting without a vote on the merger agreement and seek to convince the holders of those shares to change their votes to votes in favor of approval of the merger agreement.

Vote Required and Board Recommendation

The proposal to adjourn the special meeting for the purpose of soliciting additional proxies, if necessary, will be approved if the votes cast in favor of the proposal by shares of common stock, present in person or represented by proxy and entitled to vote, exceed the votes cast against the proposal. No proxy that is specifically marked “AGAINST” approval of the merger agreement and approval of the merger will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the adjournment proposal.

Our Board recommends that you vote “FOR” the adjournment proposal.

DISSENTERS’ RIGHTS

Dissenters’ Rights

Keystone’s shareholders may be entitled to exercise dissenters’ rights under Chapter 13 of the California General Corporation Law (“Chapter 13”) in connection with the merger. Any shares of Keystone common stock as to which dissenters’ rights are properly exercised may, in circumstances specified in Chapter 13, be converted into the right to receive the fair market value of the dissenting shares pursuant to the laws of the State of California. Pursuant to Chapter 13, Keystone has determined that $48.00 cash per share is the fair market value for shares of Keystone common stock.

The following discussion is not a complete statement of the law pertaining to dissenters’ rights under Chapter 13 and is qualified in its entirety by the full text of Chapter 13 which is attached to this proxy statement as Annex C and incorporated by reference into this proxy statement. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that shareholders exercise their dissenters’ rights under Chapter 13. All references in Chapter 13 and in this summary to a “shareholder” are to the record holder of the shares of Keystone common stock as to which dissenters’ rights are asserted. A person having a beneficial interest in shares of Keystone common stock held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect dissenters’ rights.

Chapter 13 states that, generally, there are no dissenters’ rights in connection with securities that are listed on the Nasdaq National Market System. Keystone’s shares of common stock are listed on the Nasdaq National Market System and therefore Keystone’s common stock is not, generally, subject to dissenters’ rights. However, the California General Corporation Law also provides that dissenters’ rights will exist even for securities listed on the Nasdaq National Market in the event that demands for payment, as described below, are filed with respect to five percent or more of the outstanding shares of that class or if the shares for which appraisal rights are sought are subject to restrictions on transfer (for example, the shares must be “restricted securities” not registered pursuant to the Securities Act of 1933, as amended, and are not eligible for unrestricted resale pursuant to Rule 144(k) thereunder).

If the merger is not abandoned or terminated, any holder of Keystone common stock outstanding as of the record date may, by complying with the provisions of Chapter 13, demand that Keystone purchase for cash at fair market value the shares owned by such holder which were not voted in favor of the merger. The fair market value will be determined as of the day before the first announcement of the terms of the proposed merger, excluding any appreciation or depreciation in consequence of the proposed merger. However, Keystone will be under no obligation to purchase such shares unless it receives valid dissenting demands with respect to five percent or more of the shares of outstanding common stock or if the shares of common stock for which appraisal rights are sought are restricted securities (as described above).

The dissenting shareholder wishing to be eligible to have Keystone purchase his, her or its shares of Keystone common stock must:

•

within 30 days following the date on which this proxy statement was mailed to Keystone’s shareholders, make a written demand upon Keystone or our transfer agent to require Keystone to purchase such dissenting shareholder’s shares, setting forth in such dissenting shareholder’s demand his, her or its name and address, and the number and class of shares which such dissenting shareholder demands that Keystone purchase and a statement as to what such dissenting shareholder believes the fair market value of such shares to have been, based upon the standard set forth above;

•	have not consented to or voted in favor of the merger with respect to any of the shares such dissenting shareholder wishes to be dissenting shares; and

•

submit for endorsement, within 30 days following the date on which this proxy statement was mailed to Keystone’s shareholders, at the principal office of Keystone or at the office of the transfer agent for

Keystone common stock, the certificates representing any shares in regard to which demand for purchase is being made with a statement regarding which of the shares are dissenting shares.

The dissenting shareholder may not withdraw his or her demand for purchase of dissenting shares without Keystone’s consent.

Shareholders who believe there are restrictions on their shares should consult with their advisor as to the nature of the restriction and its relationship to the availability of dissenters’ rights in connection with the merger.

If Keystone and the dissenting shareholder agree that the shares are “dissenting shares” and agree upon the price of the shares, the dissenting shareholder will be entitled to the agreed price plus interest at the legal rate on judgments from the date of the agreement. Subject to the provisions of the California General Corporation Law, payment of the fair market value of the dissenting shares will be made within 30 days after the agreement or after satisfaction of any statutory or contractual condition to the merger, whichever is later, and upon surrender of the certificates therefor.

If Keystone denies that the shares are dissenting shares or if Keystone and the dissenting shareholder fail to agree upon the fair market value of the shares, then the dissenting shareholder, within six months after the date on which this proxy statement was mailed to Keystone’s shareholders, and not thereafter, may file a complaint in superior court, requesting the court to determine whether the shares are dissenting shares, or the fair market value of the dissenting shares, or both, or may intervene in any pending action for the appraisal of any shares of Keystone common stock. If a complaint is not filed within six months, the shares will lose their status as dissenting shares. If the eligibility of the shares is at issue, the court will first decide this issue. If the fair market value of the shares is in dispute, the court will determine, or will appoint one or more impartial appraisers to assist in the determination of, the fair market value. The costs of the action will be assessed or apportioned as the court considers equitable, but if the appraisal exceeds the price offered to the shareholder, Keystone will be required to pay such costs (including, in the discretion of the court, attorneys’ fees, expert witnesses’ fees and interest if the value awarded by the court for the shares is more than 125% of the price offered by Keystone to the shareholder).

Any demands, notices, certificates or other documents required to be delivered to Keystone described herein may be sent by mail to:

Keystone Automotive Industries, Inc.

655 Grassmere Park Drive

Nashville, Tennessee 37211

Attention: Secretary

Failure to comply fully with these procedures will cause the shareholder to lose his or her dissenters’ right.

In view of the complexity of these provisions of California law, shareholders who are considering dissenting from the merger should consult their legal advisors.

MARKET PRICE OF OUR COMMON STOCK

Our common stock is listed on NASDAQ under the trading symbol “KEYS.” The following table sets forth the high and low sales prices per share of our common stock on NASDAQ for the periods indicated.

	High		Low
Fiscal 2006
First Quarter ended July 1, 2005	$25.59		$19.04
Second Quarter ended September 30, 2005	32.80		23.69
Third Quarter ended December 30, 2005	33.40		25.22
Fourth Quarter ended March 31, 2006	46.92		31.06
Fiscal 2007
First Quarter ended June 30, 2006	$43.69		$35.16
Second Quarter ended September 29, 2006	44.13		32.66
Third Quarter ended December 29, 2006	43.45		29.80
Fourth Quarter ended March 30, 2007	37.17		30.93
Fiscal 2008
First Quarter ended June 29, 2007	$42.31		$33.26
Second Quarter (through [•])	[	•]	[	•]

The closing price of our common stock on NASDAQ on July 16, 2007, which was the last trading day before we announced the merger, was $43.61. On [•], 2007, the last trading day before the date of this proxy statement, the closing price of our common stock on NASDAQ was $[•]. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares. The closing price of our common stock on March 2, 2007, the day of our initial meeting with LKQ, was $32.00.

As of [•], 2007, the last trading day before the date of this proxy statement, there were [•] shares of our common stock outstanding.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The information in the following tables sets forth the ownership of our common stock as of August 1, 2007 by (i) each person who, to our knowledge, beneficially owns more than 5% of the outstanding shares of our common stock; (ii) each named executive officer; (iii) each of our directors; and (iv) all of our directors and executive officers, as a group. As of August 1, 2007, there were 16,574,252 shares of our common stock outstanding.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	Artisan Partners Ltd. Partnership (1)	1,252,800	7.56%
Common Stock	T. Rowe Price Associates, Inc. (2)	1,148,950	6.93%
Common Stock	Wells Fargo Company (3)	1,004,678	6.06%
Common Stock	Wasatch Advisors, Inc. (4)	1,003,226	6.05%

(1)	The address of Artisan Partners Ltd. Partnership is 875 East Wisconsin Ave. Ste. 800, Milwaukee, Wisconsin 53202.
(2)	The business address of T. Rowe Price Associates, Inc., or Price Associates, is 100 East Pratt Street, Baltimore, Maryland 21202. These securities are owned by various individual and institutional investors for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.
(3)	The address of Wells Fargo Company is 420 Montgomery Street, San Francisco, California 94163.
(4)	The address of Wasatch Advisors, Inc. is 150 Social Hall Avenue, Salt Lake City, Utah 84111.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)	Percentage Ownership
Richard L. Keister (3)	86,450	*
Ronald G. Foster (4)	15,953	*
Timothy C. McQuay (5)	12,806	*
Keith M. Thompson (6)	13,806	*
James R. Gerrity (7)	13,497	*
Stephen A. Rhodes (8)	8,316	*
John R. Moore (9)	3,816	*
Jeffrey T. Gray (10)	13,479	*
D. Currey Hall (11)	90,653	*
Christopher N. Northrup (12)	31,563	*
Carl F. Hartman (13)	17,736	*
All Directors and executive officers as a group (19 persons) (14)	396,586	2.39%

*	Represents less than 1% of the issued and outstanding shares.
(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to restrictions, options and warrants which are currently exercisable, or will become exercisable within 60 days of August 1, 2007, are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity. Except as indicated by footnote, and subject to the community property laws where applicable, to our knowledge the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise indicated, the address for each person is care of our address at 655 Grassmere Park Drive, Nashville, Tennessee 37211.

(2)	Each person has sole voting and investment power over the shares of common stock shown as beneficially owned, subject to community property laws where applicable. Shares of common stock which the person (or group) has the right to acquire within 60 days after August 1, 2007 are included in the table and are deemed to be outstanding in calculating the percentage ownership of the person (or group) but are not deemed to be outstanding as to any other person (or group).
(3)	Includes 7,500 shares of restricted stock subject to forfeiture and 34,000 shares issuable upon exercise of currently exercisable stock options and excludes 167,000 shares subject to options which are not exercisable within 60 days of August 1, 2007 and up to 55,000 shares which may be issued pursuant to an award of performance-based shares based upon Keystone’s performance over the five fiscal years ending with fiscal 2011. Does not include 10,000 shares in a Charitable Remainder Trust as to which beneficial ownership has been disclaimed.
(4)	Includes 983 shares of restricted stock subject to forfeiture.
(5)	Includes 983 shares of restricted stock subject to forfeiture and 2,853 shares issuable upon exercise of currently exercisable stock options.
(6)	Includes 983 shares of restricted stock subject to forfeiture and 7,853 shares issuable upon exercise of currently exercisable stock options.
(7)	Includes 983 shares of restricted stock subject to forfeiture.
(8)	Includes 983 shares of restricted stock subject to forfeiture and 675 shares owned by spouse.
(9)	Includes 983 shares of restricted stock subject to forfeiture.
(10)	Includes 7,500 shares of restricted stock subject to forfeiture and 3,479 shares issuable upon exercise of currently exercisable stock options and excludes 14,855 shares subject to options which are not exercisable within 60 days of August 1, 2007 and up to 15,456 shares which may be issued pursuant to awards of performance-based shares based upon our performance over the three fiscal years ending with fiscal 2009 and with fiscal 2010.
(11)	Includes 90,653 shares issuable upon exercise of currently exercisable stock options and excludes 21,570 shares subject to options which are not exercisable within 60 days of August 1, 2007 and up to 10,302 shares which may be issued pursuant to awards of performance-based shares based upon our performance over the three fiscal years ending with fiscal 2009 and with fiscal 2010.
(12)	Includes 24,063 shares issuable upon exercise of currently exercisable stock options and excludes 17,494 shares subject to options which are not exercisable within 60 days of August 1, 2007 and up to 8,912 shares which may be issued pursuant to awards of performance-based shares based upon our performance over the three fiscal years ending with fiscal 2009 and with 2010.
(13)	Includes 17,736 shares issuable upon exercise of currently exercisable stock options and excludes 19,004 shares subject to options which are not exercisable within 60 days of August 1, 2007 and up to 9,118 shares which may be issued pursuant to awards of performance-based shares based upon our performance over the three fiscal years ending with fiscal 2009 and with fiscal 2010.
(14)	Includes 42,498 shares of restricted stock subject to forfeiture and 241,572 shares issuable upon exercise of currently exercisable stock options and excludes 305,530 shares subject to options which are not exercisable within 60 days of August 1, 2007, up to 45,492 shares which may be issued pursuant to an award of performance-based shares based upon Keystone’s performance over the three fiscal years ending with fiscal 2009, up to 44,422 shares based on performance over the three fiscal years ending with fiscal 2010 and up to 55,000 shares which my be issued pursuant to an award of performance-based shares based upon our performance over the five fiscal years ending with fiscal 2011.

SUBMISSION OF SHAREHOLDER PROPOSALS

If the merger is completed, we will not hold an annual meeting in 2008. If the merger is not completed, you will continue to be entitled to attend and participate in our shareholder meetings and we will hold a 2008 annual meeting of shareholders, in which case shareholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2008 annual meeting of shareholders in accordance with Rule 14a-8 under the Exchange Act.

Any shareholder who meets the requirements of the proxy rules under the Exchange Act may submit to the Board proposals to be considered for submission to the shareholders at the 2008 annual meeting. Your proposal must comply with the requirements of Rule 14a-8 under the Exchange Act and be submitted in writing by notice delivered or mailed to our Secretary at Keystone Automotive Industries, Inc., 655 Grassmere Drive, Nashville, Tennessee 37211. Your notice must include:

•	your name and address and the text of the proposal to be introduced;

•	the number of shares of stock you hold of record, beneficially own and represent by proxy as of the date of your notice; and

•	a representation that you intend to appear in person or by proxy at the meeting to introduce the proposal specified in your notice.

Shareholders are advised that any stockholder proposal intended for inclusion in our proxy materials for the 2008 Annual Meeting of Stockholders must be received by us on or before May 2, 2008. Any nominations to the Board, whether or not included in the proxy materials, must be received by us on or before May 2, 2008. Shareholders submitting proposals or nominating directors should submit them to Keystone c/o our Secretary, and utilize certified mail, return-receipt requested in order to ensure timely delivery.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement, except for any information that is superseded by information that is included directly in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. We do not incorporate the contents of our website into this proxy statement.

This proxy statement incorporates by reference the documents listed below that we have previously filed with the SEC.

Keystone SEC Filings File No. 000-28568	Period and Date Filed
Annual Report on Form 10-K	Fiscal year ended March 30, 2007, filed on June 13, 2007
Current Reports on Form 8-K	Filed on June 25, 2007, July 5, 2007, July 10, 2007, and July 17, 2007
Proxy Statement on Schedule 14A, for our 2007 Meeting of Shareholders, and Additional Proxy Soliciting Materials	Filed on June 29, 2007 and July 17, 2007

In addition, we incorporate by reference additional documents that we may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the date of the special meeting. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to our Secretary at Keystone Automotive Industries, Inc., 655 Grassmere Drive, Nashville, Tennessee 37211, Telephone: (615) 781-5125 or from the SEC through the SEC’s website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

If you are a shareholder of record and you have questions, you may also contact our proxy solicitor, MacKenzie Partners, Inc., at (800) 322-2885.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated [•], 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders shall not create any implication to the contrary.

The merger agreement, as amended, is a commercial document that establishes and governs the legal relations between Keystone, Parent and Merger Sub with respect to the transactions described in this proxy statement. The representations, warranties and covenants made by Keystone, Parent and Merger Sub in the merger agreement are qualified and subject to important limitations agreed to by Keystone, Parent and Merger Sub in connection with negotiating the terms of the merger agreement. Furthermore, the representations and warranties may be subject to standards of materiality applicable to Keystone, Parent and Merger Sub that may be different from those that are applicable to shareholders.

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

KEYSTONE AUTOMOTIVE INDUSTRIES, INC.,

LKQ ACQUISITION COMPANY

AND

LKQ CORPORATION

DATED AS OF

JULY 16, 2007

i

ii

iii

AGREEMENT AND PLAN OF MERGER, dated as of July 16, 2007, by and among LKQ Corporation, a Delaware corporation (“Parent”), LKQ Acquisition Company, a California corporation and a wholly-owned direct Subsidiary (as defined below) of Parent (“Merger Sub”), and Keystone Automotive Industries, Inc., a California corporation (the “Company”). Each of Parent, Merger Sub and the Company are referred to herein as a “Party” and together as “Parties.”

RECITALS

WHEREAS, the Board of Directors of the Company (the “Company Board”) has determined that it is in the best interests of the Company and its shareholders, and has declared it advisable, to enter into this Agreement and Plan of Merger (this “Agreement”) with Parent and Merger Sub providing for the merger (the “Merger”) of Merger Sub with and into the Company in accordance with the California General Corporation Law of the State of California (the “CGCL”), and the Company Board has approved this Agreement, upon the terms and subject to the conditions set forth herein, and has, upon such terms and subject to such conditions, recommended that the shareholders of the Company vote in favor of the approval of the principal terms of this Agreement and the Merger;

WHEREAS, the Board of Directors of Merger Sub has unanimously approved and declared advisable this Agreement;

WHEREAS, Parent, on its own behalf and as the sole shareholder of Merger Sub, has adopted this Agreement and approved the Merger and the other transactions contemplated hereby; and

WHEREAS, Parent, Merger Sub and the Company wish to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger, as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties agree as follows:

Article 1.

Defined Terms and Interpretation

Section 1.1 Certain Definitions. For purposes of this Agreement, the term:

“Affiliate” shall mean, as to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”), when used with respect to a specific Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Business Day” shall mean any day that is not a Saturday, Sunday, or a legal holiday under the Laws of the State of Illinois or the State of California.

“Company Material Adverse Effect” shall mean any event, change, circumstance, trend or occurrence that has a material adverse effect on the business, results of operations or financial condition of the Company and the

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Company Subsidiaries taken as a whole; provided, that in no event shall any of the following events, changes, or occurrences alone or in combination (or the effects or consequences thereof) constitute a “Company Material Adverse Effect” or be taken into account in determining whether a “Company Material Adverse Effect” has occurred or is likely or expected to occur: (a) any change in the market price or trading volume of the Company Common Stock (but not the underlying causes of such change), (b) the negotiation (including activities relating to due diligence), execution, delivery, public announcement or pendency of this Agreement or any of the transactions contemplated herein or any actions taken in compliance herewith or otherwise with the consent of Parent, including the impact thereof on the relationships of the Company or the Company Subsidiaries with customers, suppliers, distributors, consultants, employees, insurance companies or independent contractors or other Third Parties with whom the Company or any Company Subsidiary has any relationship, (c) any event, occurrence or circumstance related to the Company, any Company Subsidiary or any of their respective businesses set forth in the Company Disclosure Schedule, (d) any failure by the Company to meet any budgets, Wall Street expectations, or to meet or exceed any projections or forecasts for any period (but not the underlying causes of such failure), (e) any changes in any analyst’s recommendations, any credit rating or any other recommendations or ratings as to the Company or any Company Subsidiary (but not the underlying causes of such changes), (f) changes or developments generally affecting any segment of the industries in which the Company or the Company Subsidiaries operate, affecting the automotive or automotive replacement parts industries generally or affecting the economy or financial or securities markets generally, except to the extent that any such change or development disproportionately affects the Company and the Company Subsidiaries (taken as a whole) relative to other members of the Company’s industry, (g) acts of God, calamities, national or international political or social conditions, including the engagement by any country in hostilities (whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war), or the occurrence of any military or terrorist attack, (h) changes in Law or GAAP (or any interpretation thereof), (i) any actions taken or required to be taken by the Company or the Company Subsidiaries in order to obtain any approval or authorization for the consummation of the Merger under applicable antitrust or competition Laws, provided such actions do not amount to a Burdensome Condition or have been consented to by Parent (and in either such case, for further clarification, such actions shall not constitute a “Company Material Adverse Effect” or be taken into account in determining whether a “Company Material Adverse Effect” has occurred or is likely or expected to occur; and for further clarification, any actions referred to in this clause (i) shall be subject to and governed by Section 6.5.6), or (j) any changes or effects arising out of or resulting from any legal claims or other proceedings made by any of the Company’s shareholders (on their own behalf or on behalf of the Company) arising out of or related to this Agreement, the Merger or any of the transactions contemplated hereby, other than such claims or proceedings by or at the behest of any executive officers of the Company, any members of the Company Board, or any Affiliate, agent or representative thereof that did not arise out of or result from any action taken by Parent, any Subsidiary of Parent or any Parent Representative.

“Equity Interest” shall mean any share, capital stock, partnership, membership, unit or similar interest in any entity and any option, warrant, right or security convertible, exchangeable or exercisable therefor.

“Knowledge” shall mean (a) in the case of the Company, the actual knowledge of the Persons listed in Section 1.1 of the Company Disclosure Schedule and (b) in the case of Parent or Merger Sub, the actual knowledge of the Persons listed in Section 1.1 of the Parent Disclosure Schedule.

“Law” shall mean any domestic or foreign law, statute, code, ordinance, rule, regulation or Order.

“Person” shall mean an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

“Subsidiary” or “Subsidiaries” of the Company, the Surviving Corporation, Parent, Merger Sub or any other Person shall mean any corporation, limited liability company, partnership or other legal entity of which the Company, the Surviving Corporation, Parent, Merger Sub or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other

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Equity Interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Proposal” shall mean a bona fide Takeover Proposal (for this purpose, substituting “50 percent” for each reference to “20 percent” in the definition of Takeover Proposal) which the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisors) (a) is reasonably likely to be consummated and (b) if consummated, would result in a transaction more favorable to the holders of Company Common Stock than the transactions provided for in this Agreement, in each case with respect to clauses (a) and (b), taking into account, in the reasonable good faith judgment of the Company Board after consultation with its legal counsel and financial advisors, such factors as the Company Board deems appropriate, including the Third Party making such Takeover Proposal and the legal, financial, regulatory, fiduciary and other aspects of this Agreement and such Takeover Proposal, including any conditions relating to financing, regulatory approvals or other events or circumstances (and, for the avoidance of doubt, a Superior Proposal may be a transaction where the consideration per share to be received by the holders of Company Common Stock is comprised of cash and/or other property or securities).

“Takeover Proposal” shall mean any inquiry, proposal or offer from any Third Party relating to, in a single transaction or series of related transactions, (a) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving a direct or indirect acquisition of the Company (or any Company Subsidiary whose business constitutes 20 percent or more of the net revenues, net income or assets (based on fair market value) of the Company and the Company Subsidiaries, taken as a whole) or (b) the acquisition (including by way of tender or exchange offer) in any manner, directly or indirectly, of over 20 percent of (i) the Company Common Stock then outstanding or (ii) the consolidated total assets (based on fair market value) of the Company and the Company Subsidiaries, in each case other than the Merger.

“Third Party” shall mean any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) other than the Company, the Company Subsidiaries, Parent or Merger Sub or any of their Subsidiaries.

Section 1.2 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Advisory Board”	Section 6.14
“Agreement”	Recitals
“Alternative Financing”	Section 6.12
“Antitrust Division”	Section 6.5.1
“Bankruptcy and Equity Exceptions”	Section 4.3.1
“Benefit Plan”	Section 4.9.1
“Book-Entry Shares”	Section 3.2.2
“Burdensome Condition”	Section 6.5.6
“Certificate of Merger”	Section 2.3
“Certificates”	Section 3.2.2
“CGCL”	Recitals
“Closing”	Section 2.2
“Closing Date”	Section 2.2
“Code”	Section 3.2.7
“Company”	Preamble
“Company Adverse Recommendation Change”	Section 6.4.2
“Company Benefit Plan”	Section 4.9.1
“Company Board”	Recitals
“Company Bylaws”	Section 4.4.1
“Company Certificate”	Section 4.4.1
“Company Common Stock”	Section 3.1.1

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“Company Contract”	Section 4.10.1
“Company Directors”	Section 6.14
“Company Disclosure Schedule”	Article 4
“Company Expenses”	Section 8.5.1
“Company Financial Advisor”	Section 4.18
“Company Financial Statements”	Section 4.6.2
“Company Leased Premises”	Section 4.16
“Company Options”	Section 3.5.1
“Company Owned Properties”	Section 4.16
“Company Permits”	Section 4.5
“Company Preferred Stock”	Section 4.2.1
“Company Properties”	Section 4.16
“Company Recommendation”	Section 4.3.2
“Company Representatives”	Section 6.3.1
“Company Rights”	Section 4.20
“Company Rights Agreement”	Section 4.20
“Company SEC Filings”	Section 4.6.1
“Company Stock-Based Award”	Section 3.5.1
“Company Shareholders’ Meeting”	Section 6.2.2
“Company Stock Plans”	Section 3.5.1
“Company Subsidiary”	Section 4.1
“Company Termination Fee”	Section 8.4.1
“Confidentiality Agreement”	Section 6.3.2
“Continuing Employee”	Section 6.8.1
“Contract”	Section 4.4.1
“D&O Insurance”	Section 6.9.3
“Debt Financing”	Section 5.6.1
“Debt Commitment Letters”	Section 5.6.1
“Dissenting Shares”	Section 3.3
“Dissenting Shareholder”	Section 3.3
“Effective Time”	Section 2.3
“Environmental Laws”	Section 4.12
“ERISA”	Section 4.9.2
“ERISA Affiliate”	Section 4.9.4
“Exchange Act”	Section 4.4.2
“Exchange Fund”	Section 3.2.1
“Extended Outside Date”	Section 8.1(b)(ii)
“FTC”	Section 6.5.1
“GAAP”	Section 4.6.2
“Governmental Entity”	Section 3.2.7
“HSR Act”	Section 4.4.2
“Indemnified Parties”	Section 6.9.2
“Intellectual Property”	Section 4.13
“IRS”	Section 4.9.1
“Lenders”	Section 5.6.1
“Liens”	Section 4.2.4
“Merger”	Recitals
“Merger Consideration”	Section 3.1.1
“Merger Sub”	Preamble
“NASDAQ”	Section 4.4.2
“Option Payments”	Section 3.5.1
“Order”	Section 4.11

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“Outside Date”	Section 8.1(b)(ii)
“Parent”	Preamble
“Parent Disclosure Schedule”	Article 5
“Parent Expenses”	Section 8.4.1
“Parent Representatives”	Section 6.3.1
“Parent Termination Fee”	Section 8.5.1
“Party”	Preamble
“Paying Agent”	Section 3.2.1
“Permitted Liens”	Section 4.13
“Proxy Statement”	Section 6.2.1
“Purchaser Welfare Benefit Plan”	Section 6.8.3
“Real Property Leases”	Section 4.16
“Regulatory Approvals”	Section 6.5.1
“Representative”	Section 6.3.1
“SEC”	Section 4.6.4
“Securities Act”	Section 4.6.1
“Shareholder Approval”	Section 4.3.1
“Surviving Corporation”	Section 2.1
“Surviving Corporation Benefit Plan”	Section 6.8.1
“Taxes”	Section 4.14.11
“Tax Return”	Section 4.14.11

Section 1.3 Interpretation. In this Agreement, unless otherwise specified, the following rules of interpretation apply:

(a) references to Sections, Schedules, Exhibits, clauses and Parties are references to sections or subsections, schedules, exhibits and clauses of and parties to, this Agreement;

(b) references to any Person include references to such Person’s successors and permitted assigns;

(c) words importing the singular include the plural and vice versa;

(d) words importing one gender include the other gender;

(e) references to the word “including” do not imply any limitation;

(f) references to months are to calendar months;

(g) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(h) references to “$” or “dollars” refer to U.S. dollars;

(i) to the extent this Agreement refers to information or documents to be made available (or delivered or provided) to Parent or Merger Sub, the Company shall be deemed to have satisfied such obligation if the Company or any Company Representative has made such information or document available on its due diligence electronic datasite (or delivered or provided such information or document) to Parent or Merger Sub or any Parent Representative;

(j) a defined term has its defined meaning throughout this Agreement and in each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined; and

(k) references to any specific provision of any Law shall also be deemed to be references to any successor provisions or amendments thereof and to any rules or regulations promulgated thereunder.

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Article 2.

The Merger

Section 2.1 The Merger. At the Effective Time, upon the terms and subject to satisfaction or valid waiver of the conditions set forth in this Agreement, and in accordance with the CGCL, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the corporation surviving the Merger (the “Surviving Corporation”).

Section 2.2 Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place on a day that is a Business Day (a) at the offices of Latham & Watkins LLP, 633 West Fifth Street, Suite 4000, Los Angeles, California 90071 at 11:00 a.m. (New York City time), no later than the second Business Day following the satisfaction of the conditions set forth in Article 7 (other than (i) those conditions that are waived in accordance with the terms of this Agreement by the Party or Parties for whose benefit such conditions exist and (ii) any such conditions that, by their terms, are not capable of being satisfied until the Closing) or (b) at such other place, time and/or date as the Parties may otherwise agree; provided, however, that this Agreement may be terminated pursuant to and in accordance with Section 8.1 such that the Parties shall not be required to effect the Closing. The date upon which the Closing shall occur is referred to herein as the “Closing Date.”

Section 2.3 Effective Time. At the Closing, the Parties shall cause the Merger to be consummated by filing this Agreement together with the related officers’ certificates required by Section 1103 of the CGCL, in a customary form (the “Certificate of Merger”), with the Secretary of State of the State of California, in such form as required by, and properly executed in accordance with, the CGCL. The Merger shall become effective at the time specified in the Certificate of Merger (the “Effective Time”).

Section 2.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions, including Section 1107, of the CGCL. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.5 Articles of Incorporation; Bylaws. At the Effective Time, the Company Certificate and the Company Bylaws shall be the Articles of Incorporation and Bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and to the extent permitted in this Agreement and as provided by applicable Law, in each case in accordance with the obligations set forth in Section 6.9.1.

Section 2.6 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

Article 3.

Conversion of Securities; Exchange of Certificates

Section 3.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any of their shareholders, the following shall occur.

Section 3.1.1 Conversion Generally. Each share of common stock of the Company, no par value per share (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 3.1.2 and any Dissenting

6

Shares), shall be converted into the right to receive $48.00 in cash, payable to the holder thereof, without interest (the “Merger Consideration”). All shares of Company Common Stock that have been converted into the right to receive the Merger Consideration as provided in this Section 3.1.1 shall as of the Effective Time no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Certificate and each Book-Entry Share which immediately prior to the Effective Time represented such shares shall thereafter represent only the right to receive the Merger Consideration therefor in accordance with the terms of this Agreement. Certificates and Book-Entry Shares previously representing shares of Company Common Stock (other than any shares of Company Common Stock to be canceled pursuant to Section 3.1.2) shall be exchanged for the Merger Consideration, without interest, upon the surrender of such Certificates or Book-Entry Shares in accordance with the provisions of Section 3.2.

Section 3.1.2 Cancellation of Certain Shares. Each share of Company Common Stock held by Parent, Merger Sub, any Subsidiary of Parent or Merger Sub, in the treasury of the Company or by any Company Subsidiary immediately prior to the Effective Time shall be canceled and retired and shall cease to exist without any conversion thereof and no payment shall be made with respect thereto.

Section 3.1.3 Merger Sub. Each share of common stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

Section 3.1.4 Change in Shares. If between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock, or securities convertible or exchangeable into or exercisable for shares of Company Common Stock, shall have been changed into a different number of shares or a different class, by reason of any stock dividend (excluding, for the avoidance of doubt, normal quarterly cash dividends), subdivision, reclassification, recapitalization, split, reverse split, combination, exchange of shares or any other similar transaction, the Merger Consideration shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, reverse split, combination, exchange of shares or other similar transaction.

Section 3.2 Exchange of Certificates.

Section 3.2.1 Paying Agent. Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company mutually acceptable to Parent and the Company (the “Paying Agent”), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article 3, cash in U.S. dollars in an amount sufficient to pay the aggregate amount of the Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”) payable pursuant to Section 3.1 in exchange for outstanding shares of Company Common Stock. The Paying Agent shall, and Parent shall cause the Paying Agent to, promptly after the Effective Time, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid pursuant to Section 3.1 out of the Exchange Fund. The Exchange Fund shall be invested by the Paying Agent as reasonably directed by Parent; provided, however, that no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Company Common Stock, and following any losses, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of the shares of the Company Common Stock in the amount of any such losses. Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation or Parent, as Parent directs. The Exchange Fund shall not be used for any other purpose.

Section 3.2.2 Exchange Procedures. Promptly following the Effective Time (but in no event later than two Business Days following the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) or of non-certificated shares of Company Common Stock represented by book-entry (“Book-Entry Shares”) (a) a letter of transmittal in

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customary form, which shall be subject to the reasonable approval of the Parties prior to the Effective Time and (b) instructions for use in effecting the surrender of Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration. Upon surrender of Certificates (or affidavits of loss and appropriate bonds in lieu thereof), or in the case of Book-Entry Shares, upon adherence to the applicable procedures set forth in the letter of transmittal, for cancellation to the Paying Agent together with such letter of transmittal, properly completed and duly executed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Paying Agent or pursuant to such instructions, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration which such holder has the right to receive in respect of the shares of Company Common Stock formerly represented by such Certificates or Book-Entry Shares, and the Certificates or Book-Entry Shares so surrendered shall forthwith be canceled. No interest will be paid or accrued on any Merger Consideration payable to holders of Certificates or Book-Entry Shares. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Paying Agent (or in the case of Book-Entry Shares, upon adherence to the applicable procedures set forth in the letter of transmittal), accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 3.2, each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration or the right to demand to be paid the “fair market value” of the shares represented thereby as contemplated by Section 3.3.

Section 3.2.3 Further Rights in Company Common Stock. All Merger Consideration paid in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

Section 3.2.4 Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest received with respect thereto) which remains undistributed to the holders of Company Common Stock on the first anniversary of the Effective Time shall be delivered to the Surviving Corporation upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article 3 shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for payment of the Merger Consideration, without any interest thereon. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of shares of Company Common Stock for the Merger Consideration.

Section 3.2.5 No Liability. None of Parent, the Company or the Surviving Corporation shall be liable to any holder of shares of Company Common Stock entitled to payment of the Merger Consideration under this Article 3 for any cash from the Exchange Fund properly delivered to a public official pursuant to any abandoned property, escheat or similar Law.

Section 3.2.6 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed in the form required by the Paying Agent and, if required by Parent, the posting by such Person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made with respect to such lost, stolen or destroyed Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration without any interest thereon.

Section 3.2.7 Withholding. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, holder of Company Options or holder of a Company Stock-Based Award such amounts as Parent, the Surviving Corporation or the Paying Agent are required to deduct and withhold under the United States Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent and paid over to the

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applicable domestic or foreign governmental, administrative, judicial or regulatory authority (each, a “Governmental Entity”), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock, holder of Company Options or holder of a Company Stock-Based Award in respect of whom such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent, as the case may be.

Section 3.3 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, in the event that the applicable requirements of Section 1300(b) of the CGCL have been satisfied, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a shareholder who is entitled to demand and properly demands that the Company purchase such shares in accordance with the provisions of Chapter 13 of the CGCL (each, a “Dissenting Shareholder”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”), but instead such Dissenting Shareholder shall be entitled to have the Dissenting Shares purchased by the Company for cash at the fair market value thereof as agreed upon or determined in accordance with the provisions of Chapter 13 of the CGCL. At the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such Dissenting Shareholder shall cease to have any rights with respect thereto, except the right to have the Dissenting Shares purchased by the Company in accordance with the provisions of Chapter 13 of the CGCL, unless and until such Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such right to require the Company to so purchase the Dissenting Shares. If any Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of Company Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Company Common Stock, in accordance with Sections 3.1.1 and 3.2, without any interest thereon. The Company shall give Parent (i) prompt notice of any written demands delivered pursuant to Chapter 13 of the CGCL, attempted withdrawals of such demands and any other instruments served pursuant to Chapter 13 of the CGCL and received by the Company relating to a shareholder’s demand that the Company purchase shares of Company Common Stock, and (ii) the opportunity to direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle, or offer or agree to settle, any such demand for purchase and payment.

Section 3.4 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock outstanding on the records of the Company prior to the Effective Time. From and after the Effective Time, the holders of Certificates and Book-Entry Shares shall cease to have any rights with respect to the shares of Company Common Stock represented thereby except as otherwise provided herein or by Law. From and after the Effective Time, any Certificates presented to the Paying Agent, Parent or the Surviving Corporation for transfer or any other reason shall be cancelled and exchanged for the applicable Merger Consideration as provided in, and in accordance with, this Article 3.

Section 3.5 Company Options and Stock-Based Awards.

Section 3.5.1 Options. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall take any actions necessary, including adopting appropriate resolutions, to provide that, concurrent with the Effective Time: (a) each outstanding, unexpired and unexercised option to purchase Company Common Stock (the “Company Options”) granted under the stock plans of the Company or under any individual consultant, employee or director agreement (the “Company Stock Plans”), whether or not then exercisable, conditioned or vested, shall fully vest and be deemed to be exercised and cancelled and each holder of a Company Option shall receive at the Effective Time (or as soon as practicable thereafter, but in any event no later than three Business Days after the Closing Date), in consideration of the deemed exercise and cancellation of such Company Option, a payment by the Surviving Corporation (or, at Parent’s option, Parent) in cash (subject to any applicable withholding or other Taxes required to be withheld by applicable Law), without interest, in an amount equal to the product of (x) the total number of shares of Company Common Stock subject to such Company Option (assuming such Company Option is

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fully vested and currently exercisable) and (y) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Option (such amounts payable hereunder being referred to as the “Option Payments”) and (b) each right of any kind, contingent or accrued, to receive shares of Company Common Stock or benefits measured by the value of a number of shares of Company Common Stock, and each award of any kind consisting of shares of Company Common Stock, granted under Company Stock Plans (including restricted stock, restricted stock units, deferred stock and performance awards), other than Company Options (each, a “Company Stock-Based Award”), whether or not then vested, shall vest on the terms set forth in the applicable Company Stock Plan and related agreements (or, if such Company-Stock Based Awards would not otherwise vest, the Company Board shall cause such Company-Stock Based Awards to vest in accordance with the applicable Company Stock Plan), and shall be cancelled and each beneficiary of a Company Stock-Based Award providing for such beneficiary to receive shares of Company Common Stock shall, in lieu thereof, be entitled to, and shall be paid pursuant to Section 3.2, the Merger Consideration payable pursuant to Section 3.1.1 in respect of such shares of Company Common Stock; provided, however, that the balance of any performance shares granted in 2006 and listed on Appendix A of the Company Disclosure Schedule which have not yet vested at the date of the Closing after giving effect to the pro-ration language set forth in the 2006 Performance Share Award Agreement for such grants shall not vest and shall be canceled. At and after the Effective Time, each Company Option and each Company Stock-Based Award shall be cancelled and shall only entitle the holder thereof to payment as described in this Section 3.5.

Section 3.5.2 Beneficiaries. The provisions of this Section 3.5 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each holder of any Company Options and each beneficiary of a Company Stock-Based Award, and their respective heirs, beneficiaries and representatives.

Article 4.

Representations and Warranties of the Company

Subject to (a) any information contained, or incorporated by reference, in any Company SEC Filings (other than any disclosure in any such SEC Filing set forth in any risk factor and in any disclosure relating to forward-looking statements other than factual disclosures therein that are set forth elsewhere in such SEC Filing) publicly available prior to the date hereof and (b) such exceptions as are disclosed in the disclosure schedule (the “Company Disclosure Schedule”) delivered by the Company to Parent concurrently with the execution and delivery of this Agreement (it being understood and agreed that (i) the disclosure of any fact or item in any section of the Company Disclosure Schedule shall be deemed disclosure with respect to any other Section or subsection of this Agreement or the Company Disclosure Schedule to which the relevance of such information is reasonably apparent on its face and (ii) the disclosure of any matter or item in the Company Disclosure Schedule shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality” or “Company Material Adverse Effect” or any word or phrase of similar import and does not mean that such matter or item would, alone or together with any other matter or item, reasonably be expected to have a Company Material Adverse Effect), the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Organization and Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of California. Each Subsidiary of the Company (each, a “Company Subsidiary”) has been duly organized, and is validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, except to the extent the failure of any such Company Subsidiary to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Section 4.1 of the Company Disclosure Schedule contains a complete list of all of the Company Subsidiaries. The Company and each Company Subsidiary has the requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as it

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is now being conducted or contemplated as of the date hereof. The Company and each Company Subsidiary is duly qualified to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or good standing necessary, except for such failures to be so qualified or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of the Company Certificate and Company Bylaws and the certificate of incorporation and bylaws or similar organizational or governing documents of each Company Subsidiary, and all amendments thereto, as currently in effect. Neither the Company nor any Company Subsidiary is in violation of its organizational or governing documents.

Section 4.2 Capitalization; Subsidiaries.

Section 4.2.1 Capitalization. The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 3,000,000 shares of preferred stock, no par value per share (the “Company Preferred Stock”), of which 153,650 shares have been designated shares of Series A Junior Participating Preferred Stock. As of June 28, 2007, there were (a) 16,565,629 shares of Company Common Stock issued and outstanding, (b) no shares of Company Common Stock held in the treasury of the Company, (c) 586,926 shares of Company Common Stock issuable upon exercise of outstanding Company Options, (d) 286,789 shares of Company Common Stock issuable pursuant to Company Stock-Based Awards (assuming consummation of the Merger and acceleration of such Company Stock-Based Awards as of such date with the June 2006 performance share grants being calculated based on actual fiscal year 2007 results extrapolated over the performance period and the June 2007 performance share grants being vested at target), of which 157,663 shares of restricted stock are included in the amount set forth in clause (a) above, and (e) no shares of Company Preferred Stock issued and outstanding.

Section 4.2.2 Optionholders. Section 4.2.2 of the Company Disclosure Schedule sets forth as of June 28, 2007, a list of the holders of Company Options and/or Company Stock-Based Awards, including (to the extent applicable) the date on which each such Company Option or Company Stock-Based Award was granted, the number of shares of Company Common Stock subject to such Company Option or Company Stock-Based Award, the expiration date of such Company Option or Company Stock-Based Award, the price at which such Company Option or Company Stock-Based Award may be exercised under an applicable Company Stock Plan and the vesting schedule/status of each such Company Option or Company Stock-Based Award (including whether the exercisability of such Company Option or Company Stock-Based Award will be accelerated in any way by the transactions contemplated by this Agreement and the extent of acceleration, if any).

Section 4.2.3 No Preemptive Rights. All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights. Except as set forth in Section 4.2.2, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound relating to the issued or unissued Equity Interests of the Company, or securities convertible into or exchangeable for such Equity Interests, or obligating the Company to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company. There are no outstanding contractual obligations of the Company or any Company Subsidiary affecting the voting rights of or requiring the repurchase, redemption or disposition of, any Equity Interests in the Company. Except as contemplated by Section 4.2.2, from June 28, 2007 through the date of this Agreement, the Company has not issued any shares of its capital stock, or securities convertible into or exchangeable for such capital stock or any other Equity Interests in the Company.

Section 4.2.4 Liens. Each outstanding share of capital stock or other Equity Interest of each Company Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is held by the Company or a Company Subsidiary free and clear of all pledges, liens, charges, mortgages, encumbrances or security interests of any kind whatsoever (collectively, “Liens”), except for Liens arising

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under Contracts governing indebtedness of the Company and the Company Subsidiaries, copies of which have been made available to Parent or to a Parent Representative or set forth in an exhibit to a Form 10-K or Form 10-Q filed with, or furnished to, the SEC by the Company within the three-year period preceding the date of this Agreement. There are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance or sale of any shares of capital stock or other Equity Interest of any Company Subsidiary.

Section 4.3 Authority.

Section 4.3.1 Company Authorization. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than (a) the affirmative vote of holders of a majority of outstanding shares of Company Common Stock to approve the principal terms of this Agreement and the Merger (the “Shareholder Approval”) and (b) the filing of the Certificate of Merger with the Secretary of State of the State of California in accordance with the CGCL. This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming this Agreement is a valid and binding obligation of Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to the effect of bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or remedies and the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), and the discretion of the court before which a proceeding is brought (the “Bankruptcy and Equity Exceptions”).

Section 4.3.2 Board Action. Subject to Section 6.4, the Company Board, by resolutions duly adopted at meetings duly called and held, has (a) determined that this Agreement and the transactions provided for herein are fair to and in the best interest of the Company and the holders of Company Common Stock, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger and (c) resolved to recommend in accordance with applicable Law that the holders of Company Common Stock vote in favor of the approval of the principal terms of this Agreement and the Merger (the “Company Recommendation”).

Section 4.4 No Conflict; Required Filings and Consents.

Section 4.4.1 No Conflict. The execution, delivery and performance by the Company of this Agreement do not, and the consummation by the Company of the transactions contemplated hereby will not, (a) assuming the Shareholder Approval is obtained, conflict with or violate any provision of the Restated Articles of Incorporation of the Company, as in effect on the date hereof (the “Company Certificate”), or the Amended and Restated Bylaws of the Company, as in effect on the date hereof (the “Company Bylaws”), or any equivalent organizational or governing documents of any Company Subsidiary, (b) assuming that all consents, approvals and authorizations described in Section 4.4.2 have been obtained prior to the Effective Time and all filings and notifications described in Section 4.4.2 have been made and any waiting periods thereunder have terminated or expired prior to the Effective Time, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or (c) require any consent or approval under, result in any breach of or any loss of any benefit under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, suspension, revocation, amendment, acceleration or cancellation of, or result in the creation of any Liens on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, lease, license, permit, concession, franchise, contract, agreement or other instrument or obligation (each, a “Contract”) to

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which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound, except, with respect to clauses (b) and (c), for matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.4.2 Consents. The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby will not, require the Company or any Company Subsidiary to obtain any consent, approval or authorization of, or make any filing with or notification to, any Governmental Entity, except (a) under the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) (including the filing of the Proxy Statement), any applicable state securities, takeover or “blue sky” Laws, the rules and regulations of the Global Select Market of the National Association of Securities Dealers, Inc. (“NASDAQ”), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) or any other foreign or domestic antitrust, competition, trade or other regulatory Laws, (b) the filing and recordation of the Certificate of Merger or other documents as required by the CGCL and (c) where the failure to obtain such consents, approvals or authorizations, or to make such filings or notifications would not (i) prevent or materially delay or impede performance by the Company of any of its obligations under this Agreement or (ii) individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.5 Compliance with Laws. Except (a) with respect to benefits and employee matters (which are addressed exclusively in Section 4.9), environmental matters (which are addressed exclusively in Section 4.12), intellectual property (which is addressed exclusively in Section 4.13) and Tax matters (which are addressed exclusively in Section 4.14) and (b) for matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries hold all permits, licenses, franchises, approvals, registrations, qualifications, rights, variances, certificates, certifications and consents granted by Governmental Entities (collectively, “Company Permits”) necessary for the ownership, use and operation of their assets and properties, and such Company Permits are in full force and effect and (ii) neither the Company nor any of the Company Subsidiaries is in violation of any Law applicable to the Company or such Company Subsidiary.

Section 4.6 SEC Filings; Financial Statements.

Section 4.6.1 Company SEC Filings. The Company has filed all reports, schedules, forms, statements or other documents required to be filed by it under the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), or the Exchange Act, as the case may be, since January 1, 2005 (collectively, the “Company SEC Filings”). Each Company SEC Filing (a) as of its date, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, as in effect on the date so filed and (b) did not, at the time it was filed (or, if subsequently amended or supplemented, at the time of such amendment or supplement), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Company Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act.

Section 4.6.2 Financial Statements. Each of the consolidated financial statements (including, in each case, any notes thereto) of the Company contained in the Company SEC Filings (collectively, the “Company Financial Statements”) was prepared in accordance with United States generally accepted accounting principles (“GAAP”), applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis during the periods indicated (except as may be indicated in the Company SEC Filings), and each of the Company Financial Statements presents fairly, in all material respects, the consolidated financial position of the Company as of the respective dates thereof and the consolidated statements of income, stockholders’ equity and cash flows of the Company for the respective periods indicated therein (subject, in the case of unaudited financial statements, to normal period-end adjustments).

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Section 4.6.3 No Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has any liabilities or obligations of a nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of the Company (or in the notes thereto), except for liabilities or obligations (a) which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (b) that were incurred after March 31, 2007 in the ordinary course of business, consistent with past practice, (c) that were incurred under this Agreement or in connection with the transactions contemplated hereby or (d) that were disclosed or reserved against in the Company Financial Statements (including the notes thereto).

Section 4.6.4 Internal Controls. Since January 1, 2005, the Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board and made available to Parent Representatives (a) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraph (e) and (f) of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Since January 1, 2005, the Company has been in compliance in all material respects with (a) the applicable provisions of the United States Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”) thereunder and (b) the applicable listing and corporate governance rules and regulations of NASDAQ.

Section 4.7 Affiliate Transactions. No executive officer or director of the Company or any Company Subsidiary or any Person who beneficially owns five percent or more of the Company Common Stock is a party to any Contract with or binding upon the Company or any Company Subsidiary or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of the Company Subsidiaries or has engaged in any material transaction with any of the foregoing within the 12-month period preceding the date of this Agreement, in each case, that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 4.8 Absence of Certain Changes or Events. Except for the transactions contemplated hereby or related hereto, (i) from March 31, 2007 through the date of this Agreement, the Company has, in all material respects, conducted its business in the ordinary course consistent with past practice, and (ii) since March 31, 2007, there has not been any Company Material Adverse Effect.

Section 4.9 Benefit Plans; Employees and Employment Practices.

Section 4.9.1 Benefit Plans. Section 4.9.1 of the Company Disclosure Schedule contains a true, correct and complete list of each material employment, consulting, severance, termination, retirement, profit sharing, bonus, incentive or deferred compensation, retention bonus or change in control agreement, pension, top-hat, stock option, restricted stock or other equity-based benefit, profit sharing, savings, retirement, life, health, retiree health, disability, accident, medical, insurance, vacation, tuition reimbursement, paid time off, long term care, or other employee compensation or benefit plan, program, arrangement, agreement, fund or commitment, including any “employee benefit plan” as defined in Section 3(3) of ERISA (each, a “Benefit Plan”) for the benefit or welfare of any director, officer, employee, service provider, independent contractor, or former employee of the Company or any Company Subsidiary, or any dependent of the foregoing (each such plan, a “Company Benefit Plan”) maintained or contributed to by the Company or any Company Subsidiary. The Company has made available to Parent or to a Parent Representative or set forth in an exhibit to a Form 10-K or Form 10-Q filed with, or furnished to, the SEC by the Company within the three-year period preceding the date of this Agreement copies of or forms of (a) each material Company Benefit Plan other than (i) any Company Benefit Plan that is maintained on behalf of employees outside of the United States and (ii) any equity award agreements, forms of which have

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been made available to Parent or to a Parent Representative or set forth in an exhibit to a Form 10-K or Form 10-Q filed with, or furnished to, the SEC by the Company within the three-year period preceding the date of this Agreement, (b) the most recent annual reports (Forms 5500), if any, filed with the U.S. Department of Labor for the past three years with respect to each such Company Benefit Plan, including schedules and financial statements attached thereto, (c) the most recent summary plan description for each such Company Benefit Plan for which a summary plan description is required, together with any summary of material modifications thereto, (d) each trust agreement, service provider agreement and any other material agreement relating to a Company Benefit Plan and (e) the most recent determination letter issued by the U.S. Internal Revenue Service (“IRS”) with respect to any such Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

Section 4.9.2 ERISA. Except for such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan is in compliance with any applicable provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and/or the Code and has been and is operated in compliance with applicable legal requirements in such a manner as to qualify, where appropriate, for both Federal and state purposes, for income tax exclusions to its participants, tax-exempt income for its funding vehicle, and the allowance of deductions and credits with respect to contributions thereto. There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by the IRS or any other Governmental Entity or by any employee, former employee or dependent thereof, with respect to any Company Benefit Plan (other than routine claims for benefits in the ordinary course of business).

Section 4.9.3 Determination Letters. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination letter from the IRS that it is so qualified, and, to the Company’s Knowledge, no fact or event has occurred since the date of such determination letter that could materially adversely affect the qualified status of any such Company Benefit Plan. Neither the Company nor any ERISA Affiliate has any liability for any material excise tax imposed by Code Sections 4971 or 4977. The Company has no material liability for any excise tax imposed by Code Section 4972 or 4979.

Section 4.9.4 ERISA Affiliates. Neither the Company nor any trade or business that, together with the Company, would be deemed a single employer within the meaning of Section 4001 of ERISA (an “ERISA Affiliate”) maintains or contributes to, or has in the past six years contributed to, any “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or any “defined benefit plan” (within the meaning of Section 3(35) of ERISA) subject to Title IV of ERISA.

Section 4.9.5 Prohibited Transactions. Except as would not be reasonably expected to have a Company Material Adverse Effect, with respect to each Company Benefit Plan, no Person: (i) has entered into any “prohibited transaction,” as such term is defined in ERISA or the Code and the regulations, administrative rulings and case law thereunder that is not otherwise exempt under Code Section 4975 or ERISA Section 408 (or any administrative class exemption issued thereunder); (ii) has breached a fiduciary obligation or violated Sections 402, 403, 405, 503, 510 or 511 of ERISA; (iii) has any liability for any failure to act or comply in connection with the administration or investment of the assets of such plans; or (iv) engaged in any transaction or otherwise acted with respect to such plans in such a manner which could subject Parent, or any fiduciary or plan administrator or any other Person dealing with any such plan, to liability under Section 409 or 502 of ERISA or Sections 4972 or 4976 through 4980B of the Code.

Section 4.9.6 Post-Termination Benefits. No Company Benefit Plan provides, or reflects or represents any material liability to provide retiree health coverage to any Person for any reason, except as may be required by Part 6 of Subtitle B of Title I of ERISA or applicable state laws, and neither the Company nor any ERISA Affiliate has any material liability (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted) to any current or former employee, consultant or director (either individually or as a group) to provide retiree health coverage, except to the extent required by applicable continuation coverage statutes.

Section 4.9.7 No Acceleration of Benefits. Other than by reason of actions taken following the Closing, neither the execution of this Agreement nor the consummation of the transactions contemplated by this

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Agreement will (1) entitle any current or former employee of the Company to any material severance pay, unemployment compensation or any other material payment, (2) accelerate the time of payment or vesting of any material payment (other than for a terminated or frozen tax-qualified plan, pursuant to a requirement herein to freeze or terminate such plan), cause the forgiveness of any material indebtedness, or materially increase the amount of any compensation due to any such employee or former employee or (3) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

Section 4.9.8 Collective Bargaining Agreements. Neither the Company nor any Company Subsidiary is a party to any collective bargaining or other labor union contracts and no collective bargaining agreement is being negotiated by the Company or any Company Subsidiary. There is no pending labor dispute, strike or work stoppage against the Company or any Company Subsidiary which may interfere with the respective business activities of the Company or the Company Subsidiaries, except where such dispute, strike or work stoppage would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There is no pending charge or complaint against the Company or any Company Subsidiary by the National Labor Relations Board or any comparable state agency, except where such unfair labor practice, charge or complaint would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.10 Material Contracts; Indebtedness.

Section 4.10.1 Contracts. Set forth in Section 4.10 of the Company Disclosure Schedule is a list of all Contracts to which the Company or any Company Subsidiary is party or by which the Company or any Company Subsidiary is bound:

(i) which, as of the date hereof, is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC);

(ii) with respect to (i) any joint venture or partnership arrangements that are material to the Company and the Company Subsidiaries, taken as a whole, or (ii) the purchase of any Equity Interest in any other entity;

(iii) pursuant to which any indebtedness for borrowed money of the Company or any Company Subsidiary in an aggregate principal amount in excess of $1,000,000 is outstanding or may be incurred, other than any Contract between or among the Company and/or wholly-owned Company Subsidiaries;

(iv) relating to a guarantee by the Company or any Company Subsidiary of indebtedness of any Third Party in excess of $1,000,000;

(v) relating to any pending acquisition or disposition by the Company or any of the Company Subsidiaries of properties or assets, except for acquisitions and dispositions of properties, assets and inventory in the ordinary course of business;

(vi) which contains covenants limiting the ability of the Company or any Company Subsidiary to engage in any of its principal lines of business, or to compete with any Person or operate at any geographic location with respect to any of its principal lines of business, except for any Real Property Leases;

(vii) providing any long-term discount commitments by the Company or any Company Subsidiary in excess of 30% off of the Company’s or any Company Subsidiary’s customary body shop pricing, other than those Contracts that are terminable by the Company or any Company Subsidiary on no more than sixty (60) days notice without liability or financial obligation;

(viii) any employment or consulting agreement, contract or commitment with any officer or director level employee or member of the Company’s board of directors or any other employee who is one of the twenty (20) most highly compensated employees, including base salary and bonuses, other than those Contracts that are terminable by the Company or any Company Subsidiary on no more than

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sixty (60) days notice without liability or financial obligation or benefits generally available to employees of the Company; or

(ix) any Contract for capital expenditures in excess of $500,000 individually or $3,000,000 in the aggregate.

Each Contract of the type described in this Section 4.10.1(excluding any Real Property Leases, which are addressed exclusively in Section 4.16) is referred to herein as a “Company Contract.”

Section 4.10.2 Binding Obligations. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) each Company Contract is a valid and binding obligation of the Company or a Company Subsidiary, as applicable, in full force and effect and enforceable against the Company or a Company Subsidiary in accordance with its terms, subject to the Bankruptcy and Equity Exceptions, (b) to the Company’s Knowledge, each Company Contract is a valid and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with its terms, subject to the Bankruptcy and Equity Exceptions, (c) the Company and each of the Company Subsidiaries, and, to the Knowledge of the Company, each other party thereto, has performed all obligations required to be performed by it under each Company Contract (excluding performance obligations not yet due) and (d) neither the Company nor any Company Subsidiary has received written notice of a default under any Company Contract or of any event or condition which, after notice or lapse of time or both, will constitute a default on the part of the Company or a Company Subsidiary under any Company Contract. For the avoidance of doubt, this Section 4.10 does not relate to Real Property Leases, which are addressed exclusively in Section 4.16.

Section 4.11 Litigation. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) there are no claims, actions, suits, proceedings or investigations pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary and (b) none of the Company or any of the Company Subsidiaries is subject to any outstanding order, judgment, writ, stipulation, award, injunction, decree, arbitration award or finding of any Governmental Entity (“Order”).

Section 4.12 Environmental Matters. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (a) the Company and each Company Subsidiary is in compliance with all applicable Laws relating to the protection of the environment or to occupational health and safety (“Environmental Laws”), (b) the Company and each Company Subsidiary possess all Company Permits issued pursuant to Environmental Laws that are required to conduct the business of the Company and each Company Subsidiary as it is currently conducted, (c) there has been no release of any waste, material or substance defined as a “hazardous substance,” “hazardous material,” or “hazardous waste” under any applicable Environmental Law into the environment as a result of the operations or activities of the Company or any Company Subsidiary at any of the Company Properties or, to the Knowledge of the Company, any properties formerly owned or operated by the Company or any Company Subsidiary, in each case that would reasonably be expected to result in any liability to the Company or any Company Subsidiary under any Environmental Law and (d) none of the Company or any Company Subsidiary has received any written claim or notice of violation from any Governmental Entity that remains outstanding alleging that the Company or any Company Subsidiary is in violation of, or liable under, any Environmental Law.

Section 4.13 Intellectual Property. Section 4.13 of the Company Disclosure Schedule sets forth a list of all patents, patent applications, registered trademarks and service marks and material internet domain names owned by the Company or a Company Subsidiary, including for each item listed that is registered or applied for registration by the Company or a Company Subsidiary, the owner, the jurisdiction, the serial/application number or the registration number, the filing date, and the issuance or registration date, and the expiration date. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) the Company and the Company Subsidiaries own (free and clear of any Liens other than

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Liens permissible under Contracts governing indebtedness of the Company and the Company Subsidiaries and Liens, whether or not of record, which in the aggregate do not materially affect the continued use of the Company’s and the Company Subsidiaries’ assets or properties for the purposes for which they are currently being used (collectively, “Permitted Liens”), or possess valid rights to use all Intellectual Property necessary to conduct the business of the Company and the Company Subsidiaries as it is currently conducted, (b) to the Company’s Knowledge, no Third Party is currently infringing or misappropriating any material Intellectual Property owned by the Company or any Company Subsidiary, and (c) neither the Company nor any Company Subsidiary has infringed or misappropriated any Intellectual Property of any Third Party or received any material written claim of infringement or misappropriation of any Intellectual Property of any Third Party. The Company and the Company Subsidiaries are taking all actions that they reasonably believe are necessary to maintain and protect each material item of Intellectual Property that they own. For purposes of this Section 4.13, “Intellectual Property” means the (a) patents and patent applications, (b) trademarks, service marks, trade dress, trade names, internet domain names and registrations and applications for registration thereof, (c) copyrights and registrations and applications for registration thereof, (d) trade secrets and know-how, (e) all renewals and extensions of any registrations or applications thereof, and (f) all proprietary or custom software (excluding any off-the-shelf or shrinkwrap licensed software generally commercially available).

Section 4.14 Taxes.

Section 4.14.1 Required Taxes. Subject to such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all Tax Returns required to be filed by or with respect to the Company or any Company Subsidiary have been timely filed (taking into account any extension of time within which to file) and all such Tax Returns are true, correct, and complete in all respects.

Section 4.14.2 Tax Matters. Subject to such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all Taxes of the Company and the Company Subsidiaries due and payable have been timely paid (other than Taxes being contested in good faith by appropriate proceedings). The unpaid Taxes of the Company and the Company Subsidiaries did not, as of the date of the most recent Company Financial Statements, materially exceed the reserve for Tax liabilities (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet (rather than in any notes thereto) contained in such Company Financial Statements.

Section 4.14.3 No Deficiency. No deficiency for any amount of Taxes has been proposed, asserted or assessed in writing by any Governmental Entity against the Company or any Company Subsidiary that remains unpaid or unresolved. There are no audits, examinations or other administrative or judicial proceedings currently ongoing or pending with respect to any Taxes of the Company or any Company Subsidiary. There are no waivers or extensions of any statute of limitations currently in effect or requested with respect to Taxes of the Company or any Company Subsidiary.

Section 4.14.4 Tax Withholding. All Taxes required to be withheld or collected by the Company and each Company Subsidiary in connection with amounts paid or owing to any employee, independent contractor, creditor or stockholder have been withheld and collected and, to the extent required by Law, timely paid to the appropriate Governmental Entity.

Section 4.14.5 Liens. There are no material Liens for Taxes upon any property or assets of the Company or any Company Subsidiary, except for Liens for current Taxes not yet due and payable and Liens for Taxes being contested in good faith by appropriate proceedings.

Section 4.14.6 Section 355. Since January 1, 2005, neither the Company nor any Company Subsidiary has been a party to any transaction treated by the parties as a distribution to which Code Section 355 applies.

Section 4.14.7 Treasury Regulation §1.1502-6. Neither the Company nor any Company Subsidiary is liable for the Taxes of any other Person (other than the Company or any Company Subsidiary) under

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(i) Treasury Regulation §1.1502-6 or any similar provision of state, local or foreign Tax Law, (ii) any contract or agreement or (iii) otherwise.

Section 4.14.8 Real Property Holding Corporation Status. The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period described in Code Section 897(c)(1)(A)(ii).

Section 4.14.9 Section 481 Adjustments. Neither the Company nor any Company Subsidiary has agreed to make nor is it required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise that has not yet been taken into account.

Section 4.14.10 Section 280G or Section 162(m) Payments. Except as set forth in Schedule 4.14.10 of the Company Disclosure Schedule, there is no contract, agreement, plan or arrangement covering any individual or entity treated as an individual included in the business or assets of the Company or any Company Subsidiary that, individually or collectively, could give rise to the payment by the Company, a Company Subsidiary, Merger Sub or Parent of any material amount that would not be deductible by reason of Sections 280G or 162(m) of the Code.

Section 4.14.11 Definitions. As used in this Agreement, (a) “Taxes” shall mean any and all taxes, assessments, levies, duties, tariffs, imposts and other charges in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including income, estimated income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer and value-added taxes and (b) “Tax Return” shall mean any return (including any information return), report, statement, schedule, notice, form, election, estimated Tax filing, claim for refund or other document (including any attachments thereto and amendments thereof) required to be filed with any Governmental Entity with respect to any Tax.

Section 4.15 Insurance. Except as would not, individually or in the aggregate, reasonably be expected have a Company Material Adverse Effect, all material insurance policies of the Company and the Company Subsidiaries (a) are in full force and effect and provide insurance in such amounts and against such risks as the management of the Company and the Company Subsidiaries has reasonably determined to be in accordance with industry practices and as is sufficient to comply with applicable Law and (b) neither the Company nor any Company Subsidiary is in breach or default, and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies. No claim or coverage under such policy has been denied within the 12-month period preceding the date of this Agreement.

Section 4.16 Real Estate. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or a Company Subsidiary owns fee simple title to all of its owned real property (the “Company Owned Properties”) and has valid leasehold interests in all of its leased real property (the “Company Leased Premises,” and together with the Company Owned Properties, the “Company Properties”), in each case sufficient to conduct their respective businesses as currently conducted and free and clear of all Liens (except for Permitted Liens) assuming the timely discharge of all obligations owing under or related to the Company Properties. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) all leases under which the Company or any Company Subsidiary leases any real property (the “Real Property Leases”) are valid and in full force and effect and constitute binding obligations of the Company or the Company Subsidiary party thereto and, to the Company’s Knowledge, the counterparties thereto, in accordance with their respective terms, (b) there is not any existing default by the Company or any Company Subsidiary under any of the Real Property Leases that would give the lessor under such Real Property Lease the right to terminate such Real Property Lease or amend or modify such Real Property Lease in a manner adverse to the Company or the Company Subsidiary party thereto, as applicable, and (c) no event has occurred which, after notice or lapse of time or both, would constitute a default by the

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Company or a Company Subsidiary under any Real Property Lease where such default if uncured would give the lessor under such Real Property Lease the right to terminate such Real Property Lease or amend or modify such Real Property Lease in a manner adverse to the Company or the Company Subsidiary party thereto, as applicable.

Section 4.17 Proxy Statement. The Proxy Statement will not at the time of the mailing of the Proxy Statement to the holders of Company Common Stock, at the time of the Company Shareholders’ Meeting, or at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that no representation is made by the Company with respect to information supplied by or related to, or the sufficiency of disclosures related to, Parent, Merger Sub or any Parent Representative. At the time of the Company Shareholders’ Meeting, the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

Section 4.18 Fairness Opinion. J.P. Morgan Securities Inc. (the “Company Financial Advisor”) has delivered to the Company Board its written opinion (or an oral opinion to be confirmed in writing), dated as of the date of this Agreement, that, as of such date, the Merger Consideration to be received by the holders of Company Common Stock is fair, from a financial point of view, to the holders of Company Common Stock.

Section 4.19 Brokers. Other than the Company Financial Advisor (the fees and expenses of which will be paid by the Company), no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

Section 4.20 Company Rights Agreement. The Company has amended the Rights Agreement dated as of February 10, 2000 between the Company and U.S. Stock Transfer Corporation, as Rights Agent, as amended by the First Amendment thereto dated as of January 8, 2003 (collectively, the “Company Rights Agreement”), to provide that neither Parent nor Merger Sub shall be deemed to be an Acquiring Person (as such term is defined in the Company Rights Agreement), that neither a Distribution Date nor a Shares Acquisition Date (as such terms are defined in the Company Rights Agreement) shall be deemed to occur and that the rights issued pursuant to the Company Rights Agreement (the “Company Rights”) will not separate from the associated shares of Company Common Stock as a result of the execution, delivery or performance of this Agreement, and that the Company Rights shall terminate in accordance with the Company Rights Agreement immediately prior to the Effective Time.

Section 4.21 No Other Representations or Warranties. Except for the representations and warranties contained in this Article 4, each of Parent and Merger Sub acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of the Company Subsidiaries or their respective businesses, or with respect to any other information provided to Parent, Merger Sub or any Parent Representative, and the Company hereby disclaims any other representations or warranties made by the Company, any Company Subsidiary or any Company Representative with respect to the execution and delivery of this Agreement or the Merger or the other transactions contemplated hereby. Absent fraud, neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent or Merger Sub or any of their Affiliates or any Parent Representative resulting from the distribution to, or use by, Parent or Merger Sub or any of their Affiliates or any Parent Representative of any information provided to any member of Parent or Merger Sub or any of their Affiliates or any Parent Representative by the Company, the Company Subsidiaries or any Company Representative, including any information, documents, projections, forecasts, business plans or other material made available in the “data room,” any confidential information memoranda or any management presentations in expectation of the transactions contemplated by this Agreement. The representations and warranties set forth in Article 5 are made solely by Parent and Merger Sub, and, absent fraud, no Parent Representative, Subsidiary of Parent or Affiliate of Parent or Merger Sub shall have any responsibility or liability related thereto.

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Article 5.

Representations and Warranties of Parent and Merger Sub

Subject to such exceptions as are disclosed in the disclosure schedule (the “Parent Disclosure Schedule”) delivered by Parent to the Company concurrently with the execution and delivery of this Agreement (it being understood and agreed that (a) the disclosure of any fact or item in any section of the Parent Disclosure Schedule shall be deemed disclosure with respect to any other Section or subsection of this Agreement or the Parent Disclosure Schedule to which the relevance of such information is reasonably apparent on its face and (b) disclosure of any matter or item in the Parent Disclosure Schedule shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially” or “materiality” or any word or phrase of similar import), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1 Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of California. Each of Parent and Merger Sub has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or good standing necessary, except for such failures to be so qualified or in good standing that would not, individually or in the aggregate, prevent or materially delay or impede performance by Parent or Merger Sub of any of their material obligations under this Agreement. Parent has heretofore made available to the Company complete and correct copies of the certificate (or articles) of incorporation and bylaws of Parent and Merger Sub, and all amendments thereto, as currently in effect. Neither Parent nor Merger Sub is in violation of its certificate (or articles) of incorporation or bylaws.

Section 5.2 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the filing of the Certificate of Merger with the Secretary of State of the State of California. This Agreement has been duly authorized and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement is a valid and binding obligation of the Company, this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

Section 5.3 No Conflict; Required Filings and Consents.

Section 5.3.1 No Conflict. The execution, delivery and performance by Parent and Merger Sub of this Agreement do not, and the consummation by Parent and Merger Sub of the transactions contemplated hereby will not, (a) conflict with or violate any provision of the certificate (or articles) of incorporation or bylaws of Parent or Merger Sub, (b) assuming that all consents, approvals and authorizations described in Section 5.3.2 have been obtained prior to the Effective Time and all filings and notifications described in Section 5.3.2 have been made and any waiting periods thereunder have terminated or expired prior to the Effective Time, conflict with or violate any Law applicable to Parent and Merger Sub or by which any property or asset of Parent or Merger Sub is bound or (c) require any consent or approval under, result in any breach of or any loss of any benefit under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens on any property or asset of Parent or Merger Sub pursuant to, any Contract to which Parent or Merger Sub is a party or by which any of their

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respective properties or assets are bound, except with respect to clauses (b) and (c), for matters that, individually or in the aggregate, would not prevent or materially delay or impede performance by Parent or Merger Sub of any of their material obligations under this Agreement.

Section 5.3.2 Consents. The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation of the transactions contemplated hereby will not, require Parent or Merger Sub to obtain any consent, approval, or authorization of, or make any filing with or notification to, any Governmental Entity, except (a) under the Exchange Act, any applicable state securities, takeover or “blue sky” Laws, the HSR Act or any other antitrust, competition, trade or other regulatory Laws, (b) the filing and recordation of the Certificate of Merger or other documents as required by the CGCL or (c) where the failure to obtain such consents, approvals or authorizations, or to make such filings or notifications would not prevent or materially delay or impede performance by Parent or Merger Sub of any of their material obligations under this Agreement.

Section 5.4 Orders. No Order has been entered or issued which restrains, enjoins or prohibits the consummation of the Merger or any of the other transactions provided for herein.

Section 5.5 Ownership of Merger Sub; No Prior Activities. Parent owns 100 percent of the issued and outstanding Equity Interests of Merger Sub and no other Person has any right to acquire any capital stock or other Equity Interests of Merger Sub or any option, warrant, right or security convertible, exchangeable or exercisable therefor. Merger Sub was formed solely for the purpose of consummating the Merger and engaging in the other transactions contemplated by this Agreement. Except for obligations or liabilities incurred in connection with its formation and the transactions contemplated by this Agreement, Merger Sub has not, and, as of the Closing Date, will not have, incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.6 Financing.

Section 5.6.1 Parent and Merger Sub will have at the Effective Time sufficient immediately available funds available and the financial ability to permit Parent and Merger Sub to consummate the Merger on the terms contemplated by this Agreement, including (i) to pay the aggregate Merger Consideration and Option Payments, (ii) to effect any repayment or refinancing of debt contemplated by or in connection with the Merger or the Debt Commitment Letters (other than the Debt Financing), and (iii) to pay all transaction fees and expenses. Parent and Merger Sub have received and accepted and agreed to a commitment letter, dated July 16, 2007, from Lehman Commercial Paper Inc., Lehman Brothers Commercial Bank, Lehman Brothers Inc., Deutsche Bank Trust Company Americas and Deutsche Bank Securities Inc. and the related fee letter (the “Debt Commitment Letters”) relating to the commitments of the lenders party thereto (collectively, the “Lenders”) to provide the financing required to consummate the Merger on the terms contemplated by this Agreement. Parent has delivered to the Company true, complete and correct signed counterparts of the Debt Commitment Letters. None of the Debt Commitment Letters has been amended or modified prior to the date of this Agreement and the respective commitments contained in the Debt Commitment Letters have not been withdrawn or rescinded prior to the date of this Agreement. The financing required to consummate the Merger is collectively referred to in this Agreement as the “Debt Financing”.

Section 5.6.2 The Debt Financing, when funded in accordance with the Debt Commitment Letters, will provide Parent with acquisition financing at the Effective Time sufficient to consummate the Merger on the terms contemplated by this Agreement, including (i) to pay the aggregate Merger Consideration and Option Payments, (ii) to effect any repayment or refinancing of debt contemplated by or in connection with the Merger or the Debt Commitment Letters (other than the Debt Financing), and (iii) to pay all transaction fees and expenses.

Section 5.6.3 The Debt Commitment Letters are valid, binding and in full force and effect and no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to

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constitute a default or breach or an incurable failure to satisfy a condition precedent on part of Parent or Merger Sub under the terms and conditions of the Debt Commitment Letters, other than any such default or breach that has been waived by the Lenders or otherwise cured in a timely manner by Parent or Merger Sub to the satisfaction of the Lenders. Parent or Merger Sub has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Debt Commitment Letters on or before the date of this Agreement. The Debt Commitment Letters are subject to no contingencies or conditions of any kind whatsoever related to the funding of the full amount of the Debt Financing (including any “flex provisions”), other than as set forth in the signed copies thereof delivered to the Company on or prior to the date hereof. Neither Parent nor Merger Sub has any reason to believe that it or any other party to the Debt Commitment Letters will be unable to satisfy on a timely basis any term or condition of closing that is required to be satisfied by it or such other party as a condition of the Debt Commitment Letters or that any portion of the Debt Financing will not be made available to Parent or Merger Sub on the Closing Date.

Section 5.7 Vote Required. No vote of the holders of any class or series of capital stock or other Equity Interests of Parent or Merger Sub is necessary to approve or adopt this Agreement or the transactions contemplated hereby, other than the vote of Parent as the sole shareholder of Merger Sub, which has been received as of the date of this Agreement.

Section 5.8 Brokers. No broker, finder, financial advisor, investment banker or other Person (other than Robert W. Baird & Co., the fees and expenses of which will be paid by Parent) is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 5.9 Proxy Statement. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will at the time of the mailing of the Proxy Statement to holders of Company Common Stock, at the time of the Company Shareholders’ Meeting, or at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent and Merger Sub will use their reasonable best efforts to supply information necessary for the preparation of the Proxy Statement (or any amendment thereof or supplement thereto) as promptly as practicable.

Section 5.10 Access to Information; Disclaimer. Each of Parent and Merger Sub acknowledges and agrees that it (a) has had an opportunity to discuss the business of the Company and the Company Subsidiaries with the management of the Company, (b) has had reasonable access to (i) the books and records of the Company and the Company Subsidiaries and (ii) the “data room” maintained by the Company through Intralinks, Inc. for purposes of the transactions contemplated by this Agreement, (c) has been afforded the opportunity to ask questions of and receive answers from the management of the Company, (d) has conducted its own independent investigation of the Company and the Company Subsidiaries, their respective businesses and the Merger and the other transactions contemplated hereby, and neither Parent nor Merger Sub has relied on any representation, warranty or other statement by any Person on behalf of the Company or any Company Subsidiary, other than the representations and warranties of the Company expressly contained in Article 4, and (e) any and all representations and warranties made by or on behalf of the Company, any Company Subsidiary or any Company Representatives, other than the representations and warranties of the Company expressly contained in Article 4, are specifically disclaimed.

Section 5.11 No Other Representations or Warranties. Except for the representations and warranties contained in this Article 5, the Company acknowledges that neither Parent, Merger Sub nor any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent, Merger Sub or any of the Subsidiaries of Parent or their respective businesses, or with respect to any other information provided to the Company or any Company Representative, and each of Parent and Merger Sub hereby disclaims any other representations or warranties made by Parent, Merger Sub, any other Subsidiary of

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Parent or any Parent Representative with respect to the execution and delivery of this Agreement or the Merger or the other transactions contemplated hereby. The representations and warranties set forth in Article 4 are made solely by the Company, and, absent fraud, no Company Representative, Company Subsidiary or Affiliate of the Company shall have any responsibility or liability related thereto.

Article 6.

Covenants

Section 6.1 Conduct of Business Pending the Closing.

Section 6.1.1 Conduct of Business of the Company. The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 6.1.1 of the Company Disclosure Schedule, as otherwise permitted or contemplated by this Agreement (including this Section 6.1), as required by applicable Law or the regulations or requirements of NASDAQ, or as consented to in writing by Parent (such consent not to be unreasonably conditioned, delayed or withheld), the Company will, and will cause each Company Subsidiary to, in all material respects (it being understood that in no event shall the Company’s participation in the negotiation (including activities related to due diligence), execution, delivery, public announcement or pendency of this Agreement or any of the transactions contemplated herein or any actions taken in compliance herewith or otherwise with the consent of Parent (including the impact thereof on the relationships of the Company or the Company Subsidiaries with customers, suppliers, distributors, consultants, employees or independent contractors or other Third Parties with whom the Company or any Company Subsidiary has any relationship), be considered a breach of any of the provisions of this Section 6.1), conduct its business in the ordinary course consistent with past practice. Without limiting the foregoing, except as set forth in Section 6.1.1 of the Company Disclosure Schedule, as otherwise permitted or contemplated by this Agreement (including this Section 6.1), as required by applicable Law or as consented to in writing by Parent (such consent not to be unreasonably conditioned, delayed or withheld), the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following:

(a) amend or otherwise change any material provision of the Company Certificate, the Company Bylaws or equivalent organizational or governing documents of the Company Subsidiaries;

(b) issue, deliver, sell, pledge or encumber, or authorize, propose or agree to the issuance, delivery, sale, pledge or encumbrance of, any shares of the capital stock of the Company or any Company Subsidiary, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of the capital stock of the Company or any Company Subsidiary (other than (i) pursuant to the requirements of Contracts of the Company or any Company Subsidiary and of the Company Benefit Plans, in each case as in existence on the date hereof and (ii) pursuant to the vesting and/or exercise of Company Options, Company Stock-Based Awards, warrants, conversion rights and other contractual rights that are (A) in existence on the date hereof or (B) granted or issued after the date hereof pursuant to clause (i) of this parenthetical; provided that the number of shares permitted to be issued under clauses (i) and (ii) of this parenthetical shall not exceed the number of shares shown on Section 6.1.1(b) of the Company Disclosure Schedule as potentially issuable under such Contracts, benefit plans, options, awards, warrants, conversion rights or other contractual rights);

(c) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly-owned Company Subsidiary to the Company or to any other wholly-owned Company Subsidiary);

(d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock (other than pursuant to the exercise of Company Options, Company

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Stock-Based Awards, warrants, conversion rights, employee severance, retention, termination, change of control and other contractual rights (i) in existence on the date hereof or (ii) granted or issued after the date hereof in accordance with this Agreement);

(e) acquire (including by merger, consolidation, or acquisition of stock or assets) or make any investment in any Equity Interest in any Person or any assets, loans or debt securities thereof;

(f) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the indebtedness of any Person (other than a wholly-owned Company Subsidiary) for borrowed money, except for (i) indebtedness incurred under the Company’s existing credit facilities in the ordinary course of business, together with any indebtedness incurred pursuant to clause (ii), not in excess of $5,000,000 in the aggregate for the Company and the Company Subsidiaries taken as a whole, (ii) indebtedness for borrowed money in a principal amount, together with any indebtedness incurred pursuant to clause (i), not in excess of $5,000,000 in the aggregate for the Company and the Company Subsidiaries taken as a whole, (iii) indebtedness owing by any wholly-owned Company Subsidiary to the Company or any other wholly-owned Company Subsidiary, (iv) indebtedness incurred to refinance any existing indebtedness in an amount not to exceed, and on terms no less favorable in the aggregate than, such existing indebtedness and (v) ordinary advances to employees for expenses;

(g) grant any Lien in any of its material assets to secure any indebtedness for borrowed money, except in connection with indebtedness permitted under Section 6.1.1(f);

(h) enter into any new line of business outside of its existing business segments that is material to the Company and the Company Subsidiaries, taken as a whole;

(i) adopt or amend any material Company Benefit Plan, increase in any material manner the compensation or fringe benefits of any director, officer or employee of the Company or pay any material benefit not provided for by any existing Company Benefit Plan, in each case except (i) as reasonably necessary to comply with applicable Law, (ii) in the ordinary course of business (including to address the requirements of written agreements or Contracts of the Company or any Company Subsidiary in existence on the date hereof), (iii) in connection with entering into or extending any offer letters or employment or other compensatory agreements with individuals other than executive officers (as such term is defined in Rule 3b-7 of the Exchange Act) or directors of the Company or any Company Subsidiary in the customary and ordinary course of business consistent with past practice, (iv) in connection with entering into any retention agreements or programs determined by the Company Board (or, if appropriate, any committee thereof) to be reasonably necessary in order to maintain its business operations prior to, and extending through, the Effective Time for the benefit of individuals other than executive officers (as such term is defined in Rule 3b-7 of the Exchange Act); provided that any payments thereunder shall not exceed $2,000,000 in the aggregate, (v) general salary increases in the ordinary course of business, (vi) the termination or amendment of any Company Benefit Plan that may be subject to Code Section 409A consistent with Code Section 409A and any guidance issued thereunder and (vii) that do not materially increase the cost to the Company or any Company Subsidiary of maintaining the applicable Benefit Plan;

(j) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than (i) performance of contractual obligations in accordance with their terms, (ii) payment, discharge, settlement or satisfaction in the ordinary course of business or (iii) payment, discharge, settlement or satisfaction in accordance with their terms, of claims, liabilities or obligations that have been (A) disclosed in the most recent Company Financial Statements (or the notes thereto) included in the Company SEC Filings filed prior to the date hereof or contemplated by documents made available to Parent prior to the date hereof or (B) incurred since the date of such financial statements in the ordinary course of business;

(k) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger or among wholly-owned Subsidiaries); or

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(l) knowingly commit or agree to take any of the actions described in Sections 6.1.1(a) through 6.1.1(k) above or any action which would reasonably be expected to result in any of the conditions to the Merger set forth in Article 7 not being satisfied.

Section 6.1.2 Conduct of Business of Parent and Merger Sub. Each of Parent and Merger Sub agrees that, between the date of this Agreement and the Effective Time, it shall not, and it shall cause its Subsidiaries not to, directly or indirectly, take any action that would, or would reasonably be expected to, individually or in the aggregate, materially delay or impede the consummation of the Merger or the other transactions contemplated hereby (including the consummation of the financing contemplated by the Debt Commitment Letters).

Section 6.1.3 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or any Company Subsidiary’s operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or Merger Sub’s operations prior to the Effective Time. Prior to the Effective Time, each of the Company, Parent and Merger Sub shall exercise, consistent with the terms and conditions of this Agreement, complete and independent control and supervision over its and its Subsidiaries’ respective operations.

Section 6.2 Proxy Statement; Company Shareholders’ Meeting.

Section 6.2.1 Proxy Statement. Subject to the terms and conditions of this Agreement, as promptly as reasonably practicable after the date hereof, the Company shall prepare and file with the SEC a proxy statement to be sent to the holders of shares of Company Common Stock in connection with the Company Shareholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”). The Company, after consultation with Parent, will use reasonable best efforts to respond promptly to any comments made by the SEC with respect to the Proxy Statement. Parent and Merger Sub shall furnish all information as the Company may reasonably request (or as may be required to be included in the Proxy Statement) in connection with such actions and the preparation of the Proxy Statement. Subject to the terms and conditions of this Agreement, as promptly as reasonably practicable after the clearance of the Proxy Statement by the SEC, the Company shall mail the Proxy Statement to the holders of shares of Company Common Stock. Subject to and without limiting the rights of the Company Board pursuant to Section 6.4.2, the Proxy Statement shall include the Company Recommendation. The Company will advise Parent, as promptly as reasonably practicable, after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time, any information, event or circumstance relating to any Party hereto, or their respective officers, directors, Affiliates or Representatives, should be discovered by any Party hereto which should be set forth in an amendment or a supplement to the Proxy Statement so that the Proxy Statement does not contain any untrue statement of material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party discovering such information, event or circumstance shall promptly inform the other Parties hereto and, to the extent required by Law, an appropriate amendment or supplement describing such information, event or circumstance shall be promptly prepared and filed by the Company with the SEC and, if required, disseminated to the holders of shares of Company Common Stock.

Section 6.2.2 Company Shareholders’ Meeting. Subject to Section 6.4, the Company shall call and hold a meeting of the holders of Company Common Stock (the “Company Shareholders’ Meeting”) as promptly as reasonably practicable following the date on which the Proxy Statement is cleared by the SEC (but taking into account any advance notice or other requirements under applicable Law) for the purpose of obtaining the Shareholder Approval.

Section 6.3 Access to Information; Confidentiality.

Section 6.3.1 Access to Information. Subject to Section 6.3.2, from the date of this Agreement to the Effective Time or the earlier termination of this Agreement pursuant to Section 8.1, the Company shall, and

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shall instruct each Company Subsidiary and each of its and their respective directors, officers, employees, accountants, consultants, legal counsel, advisors, and agents and other representatives (collectively, “Company Representatives”) to: (a) provide to Parent and Merger Sub and each of their respective officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, “Parent Representatives,” and, each, together with each of the Company Representatives, a “Representative”) access at reasonable times and upon reasonable prior notice to the Company, to the officers, employees, agents, properties, offices and other facilities of the Company or Company Subsidiaries and to the books and records thereof and (b) furnish, or cause to be furnished, such reasonably available information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company and the Company Subsidiaries as Parent, Merger Sub or the Parent Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor any Company Subsidiary shall be required to provide access to or disclose information where such access or disclosure would (a) interfere in any significant manner with the operation or business of the Company or any Company Subsidiary, (b) jeopardize the attorney-client privilege of the Company or any Company Subsidiary or (c) contravene any Law, binding Contract to which the Company or any Company Subsidiary is party or any privacy policy applicable to the Company’s or any Company Subsidiary’s customer information.

Section 6.3.2 Confidentiality and Restrictions. With respect to any information disclosed or provided by the Company, any Company Subsidiary or any Company Representative to Parent, Merger Sub or any Parent Representative pursuant to, or in accordance with, this Agreement, Parent and Merger Sub shall comply with, and shall cause the Parent Representatives and other Subsidiaries of Parent to comply with, that certain confidentiality letter agreement, dated as of May 10, 2007, between the Company and Parent (as such agreement may be amended from time to time, the “Confidentiality Agreement”). The Confidentiality Agreement shall survive any termination of this Agreement.

Section 6.4 No Solicitation of Transactions.

Section 6.4.1 Limitations on Solicitation. The Company shall, and shall cause each Company Subsidiary, and shall instruct the Company Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any Third Parties (other than the Parent Representatives) that may be ongoing as of the date hereof with respect to a Takeover Proposal. The Company shall not, and shall cause each Company Subsidiary and shall instruct the Company Representatives not to, (a) directly or indirectly solicit, initiate, or knowingly encourage any Takeover Proposal, (b) enter into any agreement or agreement in principle with respect to a Takeover Proposal or (c) engage in any negotiations or discussions regarding, or furnish or disclose to any Third Party any information with respect to, any Takeover Proposal; provided, however, that at any time prior to obtaining the Shareholder Approval, in response to a bona fide Takeover Proposal received by the Company after the date hereof that was not solicited in violation of this Section 6.4.1 and that the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisors) constitutes, or could reasonably be expected to lead to, a Superior Proposal and after the Company gives Parent written notice of its intention to do so, the Company may, subject to compliance with Section 6.4.2, (x) provide access to its and the Company Subsidiaries’ properties, Contracts, personnel, books and records and furnish information, data and/or draft agreements with respect to the Company and the Company Subsidiaries to the extent Parent, Merger Sub or the Parent Representatives had the right to such access to the Person making such Takeover Proposal (and its officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives) if the Company Board receives from such Person a customary confidentiality agreement and (y) participate in discussions or negotiations with the Person making such Takeover Proposal (and its officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives) regarding such Takeover Proposal.

Section 6.4.2 Company Adverse Recommendation Change. Notwithstanding any provision of this Section 6.4 or Section 6.2 to the contrary, the Company Board may (a) withdraw (or not continue to make) or modify, or publicly propose to withdraw (or not continue to make) or modify, the Company

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Recommendation, (b) approve, recommend or adopt, or publicly propose to approve, recommend or adopt, a Superior Proposal (any action described in the foregoing clause (a) or this clause (b), a “Company Adverse Recommendation Change”) and/or (c) enter into an agreement regarding a Superior Proposal, if (w) in the case of an action described in clause (a), clause (b) or clause (c) above, the Company Board has determined in good faith (after consultation with its outside legal counsel) that the failure to take such action is reasonably likely to be inconsistent with the fiduciary duties of the members of the Company Board to the holders of shares of Company Common Stock under applicable Law, (x) in the case of the Company Board’s withdrawal or modification of the Company Recommendation, the Company has given Parent prior notice of its intention to take such action, (y) in the case of an action described in clause (b) or clause (c) above, (A) the Company has given Parent two Business Days’ prior written notice of its intention to take such action and (B) the Company Board shall have considered in good faith (after consultation with its outside legal counsel and financial advisors) any changes or revisions to this Agreement proposed in writing by Parent and shall not have determined in good faith (after consultation with its outside legal counsel and financial advisors) that the Superior Proposal would no longer constitute a Superior Proposal if such changes were to be given effect and (C) the Company has complied in all material respects with its obligations under this Section 6.4 and (z) in the case of an action described in clause (c) above, the Company shall have terminated this Agreement in accordance with the provisions of Section 8.1(c)(ii) hereof and (provided that neither Parent nor Merger Sub is in material default hereunder) the Company pays Parent the Company Termination Fee and the Parent Expenses in accordance with Section 8.4.1.

Section 6.4.3 Notice. The Company shall promptly (and in any event within twenty-four (24) hours) advise Parent of the Company’s receipt of any bona fide Takeover Proposal and the material terms thereof and promptly keep Parent informed of the status thereof including any material change to the terms of any Takeover Proposal. Following determination by the Company Board that a Takeover Proposal constitutes a Superior Proposal pursuant to Section 6.4.2, the Company shall deliver to Parent a written notice advising it that the Company Board has made such determination and specifying the material terms of such Superior Proposal.

Section 6.4.4 Rule 14d-9, Etc. Notwithstanding anything to the contrary contained herein, nothing in this Section 6.4 shall prohibit or restrict the Company or the Company Board from (a) taking and/or disclosing to the shareholders of the Company a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or (b) making any disclosure to the shareholders of the Company if, in the good faith judgment of the Company Board, such disclosure would be reasonably necessary under applicable Law (including Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act); provided, however, that in no event shall this Section 6.4.4 affect the obligations of the Company specified in Section 6.4.2.

Section 6.5 Further Action; Reasonable Best Efforts.

Section 6.5.1 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, including Section 6.4, each Party shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated hereby, including using reasonable best efforts to accomplish the following: (a) preparing and filing as soon as practicable (but in no event later than 15 Business Days after the date of this Agreement in respect of any such filings required in connection with the HSR Act) all forms, registrations and notices relating to antitrust, competition, trade or other regulatory matters that are required by applicable Law to be filed in order to consummate the Merger and the other transactions contemplated hereby and the taking of such actions as are reasonably necessary to obtain any requisite approvals, consents, Orders, exemptions or waivers by, or to avoid an action or proceeding by, a Governmental Entity relating to antitrust, competition, trade or other regulatory matters (collectively, “Regulatory Approvals”), including (i) filings pursuant to the HSR Act, with the United States Federal Trade Commission (“FTC”) and with the Antitrust Division of the United States Department of Justice (“Antitrust Division”) and

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(ii) preparing and filing, as soon as practicable, any form or report required by any other Governmental Entity relating to any Regulatory Approval, (b) subject to Section 6.5.6, taking all actions necessary to cause all conditions set forth in Article 7 (including the prompt termination of any waiting period under the HSR Act (including any extension of the initial 30-day waiting period thereunder)) to be satisfied as soon as practicable, (c) defending any lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting this Agreement or the consummation of the Merger and the other transactions contemplated hereby and (d) executing and delivering any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement.

Section 6.5.2 Information. Each Party shall furnish all information required to be included in any application or other filing to be made pursuant to the rules and regulations of any Governmental Entity in connection with the Merger and the other transactions contemplated hereby. Subject to applicable Law, Parent and the Company shall have the right to review in advance, and, to the extent reasonably practicable, each will consult the other on, all the information relating to the other and each of their respective Subsidiaries and Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Merger and the other transactions contemplated hereby.

Section 6.5.3 Regulatory Matters. Each Party shall, subject to Section 6.5.4 below, respond as promptly as reasonably practicable to any inquiries received from the FTC or the Antitrust Division and to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with Regulatory Approvals and antitrust matters. Without Parent’s consent, none of the Company or any of its Affiliates shall (a) extend any waiting period or agree to refile under the HSR Act or (b) enter into any agreement with the FTC or the Antitrust Division agreeing to suspend consummation of the Merger and the transactions contemplated by this Agreement.

Section 6.5.4 Other Regulatory Matters. In connection with this Agreement, the Merger or the other transactions contemplated hereby and without limiting the foregoing, each Party shall, subject to applicable Law and except as prohibited by any applicable representative of any applicable Governmental Entity: (a) promptly notify the other Parties of any written communication to that Party from the FTC, the Antitrust Division, any State Attorney General or any other Governmental Entity, including regulatory authorities, and permit the other Parties to review in advance (and to consider any comments made by the other Parties in relation to) any proposed written communication to any of the foregoing, (b) not participate in or agree to participate in any substantive meeting or discussion with any Governmental Entity in respect of any filings, investigation or inquiry concerning this Agreement, the Merger or the other transactions contemplated hereby unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Entity, gives the other Parties the opportunity to attend and participate thereat and (c) furnish the other Parties with copies of all correspondence, filings, and written communications (and memoranda setting forth the substance thereof) between them and its Affiliates and their respective Representatives on the one hand, and any Governmental Entity, including any regulatory authority, or members or their respective staffs on the other hand, with respect to this Agreement, the Merger and the other transactions contemplated hereby.

Section 6.5.5. Consents and Approvals. Subject to Sections 6.5.3, 6.5.4, and 6.5.6, each of Parent and Company shall use, and shall cause its respective Affiliates to use, its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement. In connection therewith and subject to Sections 6.5.3, 6.5.4, and 6.5.6, if any proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as inconsistent with or violative of any Law, each of Parent and Company shall cooperate, and shall cause its respective Affiliates to cooperate, with the other Party with respect to such objection and use its reasonable best efforts to vigorously contest and resist (by negotiation, litigation or otherwise) any action or proceeding related thereto, including any administrative or judicial action, and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays or restricts consummation of the transactions contemplated by this Agreement, including by vigorously pursuing all available avenues of administrative and judicial appeal. Subject to

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Sections 6.5.3, 6.5.4 and 6.5.6, Parent and Company shall each use, and cause its respective Affiliates to use, its reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or any other antitrust laws with respect to the transactions contemplated hereby as promptly as possible after the execution of this Agreement.

Section 6.5.6. No Burdensome Condition. Notwithstanding anything to the contrary in this Agreement, (i) nothing in this Agreement shall be deemed to require Parent, the Company or any of their respective Affiliates to agree to or take any action that would result in any Burdensome Condition, and (ii) without the consent of Parent, the Company and its Affiliates shall not agree to take or take any action that would result in any Burdensome Condition. For purposes of this Agreement, a “Burdensome Condition” shall mean making proposals, executing or carrying out agreements (including consent decrees) or submitting to laws (i) providing for the license, sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent or the Company or any of their respective Affiliates or the sale of any voting securities of Parent, the Company or any of their respective Affiliates, (ii) imposing or seeking to impose any limitation on the ability of Parent or the Company or any of their respective Affiliates to conduct their respective businesses or own such assets or to acquire, hold or exercise full rights of ownership of the businesses of Parent, the Company or any of their respective Affiliates, or (iii) which require the incurrence of any financial obligation or the payment of any consideration, that, in the case of any of clause (i), (ii) or (iii) of this sentence, individually or in the aggregate, would reasonably be expected to result in (A) a material adverse effect on the expected benefits from the transaction contemplated by this Agreement or (B) a material adverse effect on (x) Parent and its Subsidiaries, taken as a whole, or (y) the Company and its Subsidiaries, taken as a whole.

Section 6.6 Certain Notices. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to Section 8.1, the Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (a) any material notice or other material communication received by such Party from any Governmental Entity in connection with this Agreement, the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with this Agreement, the Merger or the other transactions contemplated hereby, (b) any material claims, actions, suits, proceedings or investigations commenced or, to such Party’s knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its Subsidiaries which relate to this Agreement, the Merger or the other transactions contemplated hereby and (c) any fact, event or circumstance known to such Party that would cause or constitute, or would reasonably be expected to cause or constitute, a breach in any material respect of such Party’s representations, warranties, covenants or agreements contained herein or would prevent, delay or impede, or would reasonably be expected to prevent, delay or impede, the consummation of the Merger or any other transaction contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not limit or otherwise affect any remedies available to the Party receiving such notice or prevent or cure any misrepresentations, breach of warranty or breach of covenant or failure to satisfy the conditions to the obligations of the Parties under this Agreement. This Section 6.6 shall not constitute a covenant or agreement for purposes of Sections 7.2.2 or 7.3.2.

Section 6.7 Public Announcements. The initial press release with respect to this Agreement, the Merger and the other transactions contemplated hereby shall be a joint release mutually agreed upon by the Company and Parent. Thereafter, none of the Parties shall (and each of the Parties shall cause its Representatives not to) issue any press release or make any public announcement concerning this Agreement, the Merger or the other transactions contemplated hereby without obtaining the prior written consent of (a) the Company, in the event the disclosing party is Parent, Merger Sub, or any Parent Representative or (b) Parent, in the event the disclosing party is the Company, any Company Subsidiary or any Company Representative, in each case, with such consent not to be unreasonably conditioned, delayed or withheld; provided, however, that if a Party determines, based upon advice of counsel, that a press release or public announcement is required by, or reasonably necessary in order to comply with, applicable Law (or required by, or reasonably necessary in order to comply with, the rules

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or regulations of NASDAQ), such Party may make such press release or public announcement, in which case the disclosing Party shall use its reasonable best efforts to provide the other Parties reasonable time to comment on such release or announcement in advance of such issuance.

Section 6.8 Employee Matters.

Section 6.8.1 Obligations with Respect to Continuing Employees. Parent hereby agrees that, for the period immediately following the Effective Time through and including the 18-month anniversary of the Effective Time, it shall, or it shall cause the Surviving Corporation and its Subsidiaries to, provide for such period (up to 18 months) as they may continue to be employed (a) a level of base salary and wages to each Person who is employed by the Company or any Company Subsidiary as of the Effective Time (including Persons on disability or leave of absence, whether paid or unpaid) (each such Person, a “Continuing Employee”) and (b) Benefit Plans for the benefit or welfare of any Continuing Employee, whether maintained by Parent, the Surviving Corporation or any of their Subsidiaries (each such plan, a “Surviving Corporation Benefit Plan”), that are no less favorable in the aggregate to the base salary, wages and benefits (except with respect to equity-based compensation) provided to the Continuing Employees immediately prior to the Effective Time; provided, however, that this provision shall not require Parent, the Surviving Corporation or their Subsidiaries to provide any severance benefits during such 18-month period that are more favorable than those maintained by the Company or any Company Subsidiary immediately prior to the Effective Time. From and after the Effective Time, Parent shall, or it shall cause the Surviving Corporation and its Subsidiaries to, honor in accordance with their terms (including terms which provide for amendment or termination) all Contracts, agreements, arrangements, programs, policies, plans and commitments of the Company and the Company Subsidiaries, as in effect immediately prior to the Effective Time, that are applicable to any current or former employees or directors of the Company or any Company Subsidiary, including the change in control agreements, severance plans and policies and indemnification agreements adopted by the Company Board (or any committee thereof). Nothing herein shall be deemed to be a guarantee of employment for any Continuing Employee, or to restrict the right of the Surviving Corporation or its Subsidiaries to terminate any Continuing Employee. No later than five Business Days prior to the Effective Time, Parent shall provide written notice to the Company with respect to whether it intends to terminate the employment of any Person who is employed by the Company at the level of director or above at such date without “Cause” or to take any action which would constitute “Good Reason” with respect to each such Person (as such terms are defined in the Company’s Change-in-Control Agreement with such Person).

Section 6.8.2 Credit for Service. Continuing Employees shall receive credit for all purposes (including for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits) under any Surviving Corporation Benefit Plan under which each Continuing Employee may be eligible to participate on or after the Effective Time to the same extent recognized by the Company or any of the Company Subsidiaries under comparable Company Benefit Plans immediately prior to the Effective Time; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

Section 6.8.3 Welfare Plans. With respect to any Surviving Corporation Benefit Plan that is a welfare benefit plan, program or arrangement (a “Purchaser Welfare Benefit Plan”) and in which a Continuing Employee may be eligible to participate on or after the Effective Time, Parent shall, or it shall cause the Surviving Corporation and its Subsidiaries to, (a) waive, or use reasonable efforts to cause its insurance carrier to waive, all limitations as to pre-existing, waiting period or actively-at-work conditions, if any, with respect to participation and coverage requirements applicable to each Continuing Employee under such Purchaser Welfare Benefit Plan to the same extent waived under a comparable Company Benefit Plan and (b) provide credit to each Continuing Employee (and such Continuing Employee’s beneficiaries) for any co-payments, deductibles and out-of-pocket expenses paid by such Continuing Employee (and such Continuing Employee’s beneficiaries) under the comparable Company Benefit Plan during the relevant plan year, up to and including the Effective Time.

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Section 6.9 Indemnification of Directors and Officers.

Section 6.9.1 Continuation of Protection. The Articles of Incorporation and Bylaws of the Surviving Corporation and the comparable organizational or governing documents of its Subsidiaries shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors, officers, employees and agents than are set forth in the Company Certificate and the Company Bylaws (or the equivalent organizational or governing documents of the relevant Company Subsidiary) as in effect on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such Persons, except to the extent, if any, that such amendment, repeal or modification is required by applicable Law; provided, however, that in the event any claim is asserted against any Person entitled to the protections of such provisions within such six year period, such provisions shall not be modified until the final disposition of any such claim.

Section 6.9.2 The Indemnified Parties. From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless, to the fullest extent permitted under applicable Law, and, without limiting the foregoing, as required pursuant to any indemnity agreements of the Company or any Company Subsidiary, each present and former director or officer of the Company and each Company Subsidiary (collectively, the “Indemnified Parties”) against any costs or expenses (including attorneys’ fees and expenses), judgments, inquiries, fines, losses, claims, settlements, damages or liabilities incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (a) the fact that the Indemnified Party is or was an officer or director of the Company or any Company Subsidiary and (b) any and all matters pending, existing or occurring at or prior to the Effective Time (including this Agreement, the Merger and the other transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation, (a) each Indemnified Party will be entitled to advancement of expenses (including attorneys’ fees) incurred in the defense of such claim, action, suit proceeding or investigation from Parent or the Surviving Corporation within 15 Business Days of receipt by Parent of a written request for such advance; provided, that any Person to whom expenses are advanced provides an undertaking, consistent with the practices of the Company prior to the Effective Time, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification, (b) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any actual or threatened claim, action, suit, proceeding, or investigation in which indemnification could be sought by such Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action, suit, proceeding or investigation or such Indemnified Party otherwise consents to such settlement or compromise or the entry of such judgment and (c) the Surviving Corporation shall cooperate in the defense of any such matter with any Indemnified Parties affected thereby and their respective representatives (including their attorneys).

Section 6.9.3 D&O Insurance. At or prior to the Effective Time, the Company shall purchase a six year prepaid (or “tail”) policy that is no less favorable in terms of amount, terms and conditions of coverage than those contained in the current policies of directors’ and officers’ liability insurance maintained by the Company and the Company Subsidiaries (the “D&O Insurance”) and in effect on the date of this Agreement.

Section 6.9.4 Successors. If Parent or the Surviving Corporation or any of their respective successors or assigns shall (a) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (b) transfer all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation (or acquirer of such assets), as the case may be, shall assume all of the obligations of Parent or the Surviving Corporation set forth in this Section 6.9.

Section 6.9.5 Supplementary Rights. The rights of each Indemnified Party under this Section 6.9 shall be in addition to any right such Person might have under the Company Certificate and the Company

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Bylaws, the Articles of Incorporation and the Bylaws of the Surviving Corporation or any comparable organizational or governing documents of their respective Subsidiaries, or under any agreement of any Indemnified Party with the Company, the Surviving Corporation or any of their respective Subsidiaries. The provisions of this Section 6.9 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and representatives.

Section 6.10 State Takeover Statutes. If any state takeover statute or similar statute becomes applicable to this Agreement (including the Merger and the other transactions contemplated hereby), each of Parent, Merger Sub, the Company and their respective Boards of Directors shall take all reasonable action necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated hereby or otherwise act to eliminate or minimize the effect of such statute or regulation on this Agreement or the transactions contemplated hereby.

Section 6.11 Section 16 Matters. Prior to the Effective Time, the Company shall, and shall be permitted to, take all such steps as may reasonably be necessary to cause the transactions contemplated by this Agreement, including any dispositions of shares of Company Common Stock (including any derivative securities with respect to such shares of Company Common Stock) by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.12 Financing. Each of Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to arrange, and close concurrently with the Closing, debt financing on terms and conditions described in the Debt Commitment Letters and/or any Alternative Financing (as defined below) (including obtaining rating agency approvals, maintaining in effect the Debt Commitment Letters, satisfying on a timely basis all conditions applicable to Parent and Merger Sub to obtaining the financing contemplated by the Debt Commitment Letters, negotiating and entering into definitive agreements with respect to the Debt Commitment Letters on terms and conditions contained therein or with respect to any Alternative Financing, satisfying all conditions applicable to Parent and Merger Sub in such definitive agreements that are within their respective control and, if necessary, borrowing pursuant to the Debt Commitment Letters in the event any “flex” provisions are exercised). Parent shall keep the Company Board informed on a reasonably current basis in reasonable detail of the status of its efforts to comply with the terms of, and satisfy the conditions contemplated by, the Debt Commitment Letters in accordance with this Section 6.12 and shall not, and shall not permit Merger Sub to, agree or permit any amendment, supplement or other modification to be made to, or any waiver of any provision or remedy under, the Debt Commitment Letters without obtaining the prior written consent of the Company Board if such amendment, supplement or other modification could reasonably be expected to impair, delay or prevent consummation of the Debt Financing. Parent shall give the Company Board prompt notice of any material breach by any party to the Debt Commitment Letters, any termination of any of the Debt Commitment Letters or any other circumstance, event or condition that would reasonably be likely to prevent, delay or impede the consummation of the financing contemplated by the Debt Commitment Letters, to the extent it becomes aware of such breach, termination, circumstance, event or condition. Parent shall not, and shall not permit any of its Affiliates to, without the prior written consent of the Company, take or fail to take any action or enter into any transaction, including any merger, acquisition, joint venture, disposition, contract or debt or equity financing, that could reasonably be expected to materially breach or make materially untrue any representation or warranty contained in the Debt Commitment Letters or otherwise impair, delay or prevent consummation of the Debt Financing (or, if applicable, of any Alternative Financing). In the event that all or any portion of the financing contemplated by the Debt Commitment Letters becomes unavailable on the terms and conditions set forth in the Debt Commitment Letters, Parent shall use its reasonable best efforts to arrange, or if Parent is able to arrange debt financing in amounts sufficient to fund the transactions contemplated hereby on terms and conditions more favorable to Parent than those contained in the Debt Commitment Letters, Parent may arrange, in each case as promptly as practicable following the occurrence of such event and after giving the Company prior written

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notice, alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement on terms that are no less beneficial to Parent or Merger Sub (including with respect to conditionality) and on terms that would not reasonably be expected to prevent, delay or impede the consummation of any remaining financing contemplated by the Debt Commitment Letters or the transactions contemplated by this Agreement (the “Alternative Financing”). For the avoidance of doubt, if the financing provided for by the Debt Commitment Letters has not been or cannot be obtained, Parent and Merger Sub shall continue to be obligated to consummate the Merger on the terms contemplated by this Agreement and subject only to the satisfaction or waiver of the conditions set forth in Sections 7.1 and 7.2 of this Agreement (other than those conditions that by their nature will not be satisfied until the Closing) and to Parent’s rights under Section 8.1, regardless of whether Parent and Merger Sub have complied with all of their other obligations under this Agreement (including their obligations under this Section 6.12).

Section 6.13 Cooperation in Securing Financing. From the date of this Agreement until the Closing Date, the Company shall, and shall cause each Company Subsidiary to, use its reasonable best efforts to provide such cooperation as may be reasonably requested by Parent (provided that such requested cooperation does not interfere in any significant respect with the ongoing operations of the Company or any Company Subsidiary) in connection with obtaining the financing contemplated by the Debt Commitment Letters (or commitments for any Alternative Financing obtained in accordance with Section 6.12), including (a) participation in meetings, presentations, due diligence sessions and sessions with rating agencies, (b) assistance with the preparation of rating agency presentations, confidential information memoranda and similar marketing documents required in connection with the debt financing contemplated by the Debt Commitment Letters, (c) facilitating the pledging of collateral and execution and delivery of definitive financing documents and other deliverables contemplated by the Debt Commitment Letters; provided that no obligation of the Company or any Company Subsidiary under any such pledge or document shall be effective until the Effective Time and (d) using its reasonable best efforts to obtain customary legal opinions and other customary documentation and items contemplated by the Debt Commitment Letters; provided, however, that notwithstanding the foregoing, (w) no officer, director or employee of the Company or any Company Subsidiary shall be required to execute any documents, including any registration statement to be filed with the SEC, any pledge or security documents or any other definitive financing documents prior to the Effective Time, (x) neither the Company nor any Company Subsidiary shall be required to pay any commitment or other similar fee or incur any other liability in connection with the financing contemplated by the Debt Commitment Letters prior to the Effective Time, (y) neither the Company nor any Company Subsidiary shall be required to issue any private placement memoranda or prospectus (and no such private placement memoranda or prospectus shall reflect the Company or any Company Subsidiary as the issuer) and (z) none of the Company nor any Company Subsidiary shall be required to indemnify any Person in connection with the financing contemplated by the Debt Commitment Letters. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs, fees and expenses incurred by the Company or any Company Subsidiary in connection with such cooperation. Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company, each Company Subsidiary and the Company Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the financing contemplated by the Debt Commitment Letters and any information utilized in connection therewith; provided that such indemnity shall not, as to any such indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the fraud or willful misconduct of such indemnitee. Notwithstanding anything to the contrary contained in this Agreement, the closing condition set forth in Section 7.2.2 of this Agreement, as it applies to the Company’s obligations under this Section 6.13, shall be deemed satisfied unless the financing contemplated by the Debt Commitment Letters has not been obtained as a result of the Company’s willful and material breach of its obligations under this Section 6.13.

Section 6.14 Parent’s Board. Prior to the Effective Time, Parent shall (a) designate two Company Directors to serve as directors of Parent, effective as of the Effective Time, and upon receipt of such notice, Parent shall take all such actions as may be necessary to (i) cause the number of directors comprising Parent’s Board of

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Directors as of the Effective Time to be sufficient to permit such Company Directors to be appointed directors of Parent as of the Effective Time and (ii) appoint such Company Directors as directors of Parent as of the Effective Time, and (b) designate any or all Company Directors not designated by the Company to serve as directors of Parent pursuant to clause (a) of this Section 6.14 to serve as members of an advisory board to advise the board of directors of Parent regarding transition issues for a period of three years following the Effective Time (the “Advisory Board”), and upon receipt of such notice, Parent shall take all such actions as may be necessary to (i) establish the Advisory Board and (ii) appoint such Company Director(s) to the Advisory Board. “Company Directors” shall mean all Persons who, as of the date of this Agreement, are members of the Company Board.

Article 7.

Closing Conditions

Section 7.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each Party to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction, or waiver, at or prior to the Closing Date, of the following conditions:

Section 7.1.1 Shareholder Approval. The Shareholder Approval shall have been obtained.

Section 7.1.2 HSR Act. All filing and waiting periods applicable (including any extensions thereof) to the consummation of the Merger under the HSR Act shall have expired or been terminated.

Section 7.1.3 No Injunctions or Restraints. No Law or Order issued by any court or other Governmental Entity of competent jurisdiction preventing the consummation of the Merger or any other transaction contemplated by this Agreement shall be in effect; provided, however, that the right to assert that this condition has not been satisfied shall not be available to any Party who has not used its reasonable best efforts to resist, appeal, obtain consent under, resolve or lift, as applicable, such Law or Order or who has not complied in all material respects with its obligations under Section 6.5.

Section 7.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated hereby are also subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Parent in accordance with Section 8.6.

Section 7.2.1 Representations and Warranties. The representations and warranties of the Company set forth in Article 4 (disregarding for these purposes any exception in such representations and warranties relating to materiality or a Company Material Adverse Effect) shall be true and correct as of the Closing Date as if made at and as of the Closing Date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except for such failures to be true and correct which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 7.2.2 Agreements and Covenants. The Company shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by the Company on or prior to the Closing Date.

Section 7.2.3 Officer’s Certificate. Parent shall have received a certificate of an officer of the Company confirming the satisfaction of the conditions set forth in Sections 7.2.1 and 7.2.2.

Section 7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger and the other transactions contemplated hereby are also subject to the satisfaction of the following conditions, any one of which may be waived in writing by the Company in accordance with Section 8.6.

Section 7.3.1 Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in Article 5 (disregarding for these purposes any exception in such representations and warranties relating to materiality) shall be true and correct as of the Closing Date as if made at and as of the

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Closing Date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except for such failures to be true and correct which do not, individually or in the aggregate, have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations hereunder or which would not prevent or materially delay, impede, interfere with, or hinder the consummation of the Merger.

Section 7.3.2 Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by Parent and/or Merger Sub, as applicable, on or prior to the Closing Date.

Section 7.3.3 Officer’s Certificate. The Company shall have received a certificate of an officer of Parent confirming the satisfaction of the conditions set forth in Sections 7.3.1 and 7.3.2.

Section 7.3.4 Closing Payments. Parent will make (or cause to be made) the payments required to be made pursuant to Article 3.

Section 7.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Article 7 to be satisfied if such failure was caused by such Party’s failure to act in good faith to comply with this Agreement or use its reasonable best efforts to consummate and make effective the transactions provided for herein, including the financing contemplated by the Debt Commitment Letters.

Article 8.

Termination, Amendment and Waiver

Section 8.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating Party, whether before or after the Shareholder Approval:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Shareholder Approval is not obtained at the Company Shareholders’ Meeting or any adjournment or postponement thereof at which adoption of this Agreement is voted upon; provided that the Company’s right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to the Company if the Company has not complied in all material respects with its obligations under Section 6.4;

(ii) if the Merger shall not have been consummated by the date that is six months from the date hereof (the “Outside Date”); provided, however, that if all of the conditions set forth in Article 7 have been satisfied as of the Outside Date or would be satisfied if the Closing Date were on the Outside Date other than the conditions set forth in Sections 7.1.2, 7.2.3, 7.3.1 (solely to the extent it would relate to the representations in the first sentence of Section 5.6.1 and Section 5.6.2 becoming untrue or incorrect solely as a result of the condition set forth in Section 7.1.2 not being satisfied by the Outside Date), 7.3.3 or 7.3.4, the Outside Date shall be automatically extended to the date that is nine months from the date hereof (the “Extended Outside Date”); provided, further, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any Party if any action of such Party (including, in the case of Parent, Merger Sub) or the failure by any Party (including, in the case of Parent, Merger Sub) to perform any of its obligations under this Agreement has been the cause of, or resulted in, the failure of the Merger and the other transactions contemplated by this Agreement to be consummated on or before the Outside Date or the Extended Outside Date, as applicable; or

(iii) if (A) any Law prohibits or makes illegal the consummation of the Merger or (B) any Order of any Governmental Entity having competent jurisdiction is entered enjoining the Company, Parent or

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Merger Sub from consummating the Merger and such Order has become final and nonappealable, and, in either case, prior to termination pursuant to this Section 8.1(b)(iii), the Party terminating this Agreement shall have used its reasonable best efforts to resist, appeal, obtain consent under, resolve or lift, as applicable, the Law or Order and shall have complied in all material respects with its obligations under Section 6.5; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(iii) shall not be available to any Party if any action of such Party (including, in the case of Parent, Merger Sub) or the failure by any Party (including, in the case of Parent, Merger Sub) to perform any of its obligations under this Agreement has been the cause of, or resulted in, the imposition of any such Order or the failure of such Order to be resisted, resolved or lifted, as applicable;

(c) by the Company:

(i) if (A) Parent or Merger Sub shall have breached any of the covenants or agreements contained in this Agreement to be complied with by Parent or Merger Sub such that the closing condition set forth in Section 7.3.2 would not be satisfied or (B) there exists a breach of any representation or warranty of Parent or Merger Sub contained in this Agreement such that the closing condition set forth in Section 7.3.1 would not be satisfied, and, in the case of clause (A) or clause (B), such breach is incapable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (x) the Outside Date or the Extended Outside Date, as applicable, and (y) 30 Business Days after Parent or Merger Sub receives written notice of such breach from the Company; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement or there exists a breach of any representation or warranty of the Company such that the closing condition set forth in Section 7.2.1 would not be satisfied if the Closing Date were at the time of such termination; or

(ii) if, prior to the obtaining of the Shareholder Approval, (A) the Company Board has received a Superior Proposal, (B) the Company Board has determined in good faith (after consultation with its outside legal counsel) that the failure to accept such Superior Proposal is reasonably likely to be inconsistent with the fiduciary duties of the members of the Company Board to the holders of shares of Company Common Stock under applicable Law, (C) the Company has complied in all material respects with Section 6.4 and (D) the Company pays the Company Termination Fee and the Parent Expenses to Parent in accordance with Section 8.4; or

(d) by Parent:

(i) if (A) the Company shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Company such that the closing condition set forth in Section 7.2.2 would not be satisfied or (B) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 7.2.1 would not be satisfied, and, in the case of clause (A) or clause (B), such breach is incapable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (x) the Outside Date or the Extended Outside Date, as applicable, and (y) 30 Business Days after the Company receives written notice of such breach from Parent; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if Parent or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement or there exists a breach of any representation or warranty of Parent or Merger Sub (other than the representations in the first sentence of Section 5.6.1 and Section 5.6.2, but only if such breach would result solely from (i) the condition set forth in Section 7.1.2 not being satisfied by such date or (ii) a breach by the Company of this Agreement of the type set forth in clause (A) or clause (B) above; provided that the foregoing shall not require Parent to cause the Debt Financing to be funded or to waive any such breach by the Company prior to terminating this Agreement pursuant to this Section 8.1(d)(i)) such that the closing condition set forth in Section 7.3.1 would not be satisfied if the Closing Date were at the time of such termination; or

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(ii) if, prior to the obtaining of the Shareholder Approval, (A) a Company Adverse Recommendation Change shall have occurred, (B) the Company has failed to include the Company Recommendation in the Proxy Statement or (C) the Company Board approves, recommends or adopts, or publicly proposes to approve, recommend or adopt, a Takeover Proposal or approves or recommends that holders of Company Common Stock tender their shares of Company Common Stock in any tender offer or exchange offer that is a Takeover Proposal.

Section 8.2 Effect of Termination. Except as otherwise set forth in this Section 8.2, in the event of a termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company hereunder; provided, however, that the provisions of this Section 8.2, Sections 6.3.2, 8.3, 8.4, 8.5 and Article 9 and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement; provided, further, that no Party shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement. In no event shall any Party be liable for punitive damages.

Section 8.3 Fees and Expenses. Except as otherwise expressly set forth in this Agreement, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the Party incurring, or required to incur, such expenses, whether or not the Merger is consummated, except that Parent and the Company shall each bear and pay 50 percent of the costs and expenses incurred in connection with the filing, printing and mailing of the Proxy Statement (including any SEC filing fees).

Section 8.4 Company Termination Fee.

Section 8.4.1 Company Termination Fee. If this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii) or by Parent pursuant to Section 8.1(d)(ii) and neither Parent nor Merger Sub is in material default under this Agreement at the time of such termination, then the Company shall pay to Parent (or as directed by Parent), by wire transfer of same day funds, (x) $30,000,000 (the “Company Termination Fee”) plus (y) all of Parent’s actual and reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) incurred by Parent and its Affiliates in connection with the transactions contemplated by this Agreement in an amount up to but not greater than $1,400,000 (the “Parent Expenses”), in each case, as promptly as reasonably practicable (and, in any event, within two Business Days following such termination). If this Agreement is terminated by either the Company or Parent pursuant to Section 8.1(b)(i) and neither Parent nor Merger Sub is in material default of this Agreement at the time of such termination, then, in the event that, (a) at any time after the date of this Agreement and prior to the occurrence of the action or event that gave rise to Parent’s right to terminate pursuant to Section 8.1(b)(i), any Third Party shall have publicly made, proposed, communicated or disclosed an intention to make a bona fide Takeover Proposal, which bona fide Takeover Proposal was not retracted or rescinded prior to the occurrence of the action or event that gave rise to Parent’s right to terminate pursuant to Section 8.1(b)(i), and (b) within twelve months of the termination of this Agreement, the Company consummates a Takeover Proposal, then the Company shall pay, or cause to be paid, to Parent, by wire transfer of same day funds, the Company Termination Fee and the Parent Expenses, such payments to be made upon the consummation of such Takeover Proposal. For purposes of this Section 8.4.1, each reference in the definition of Takeover Proposal to “20 percent” will be deemed to be references to “50 percent.”

Section 8.4.2 Sole Remedy. If paid, the Company Termination Fee and the Parent Expenses shall be the sole and exclusive remedy of Parent, Merger Sub and their Affiliates against the Company, any Company Subsidiary and any Company Representative for any loss or damage suffered as a result of the breach of any representation, warranty or covenant contained in this Agreement by the Company, any Company Subsidiary or any Company Representative and the failure of the Merger to be consummated and, upon payment of the Company Termination Fee and the Parent Expenses in accordance with Section 8.4.1, none of the Company, any Company Subsidiary or any Company Representative shall have further liability or obligation to Parent, Merger Sub or any other Person relating to or arising out of this Agreement or the

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transactions contemplated by this Agreement. For the avoidance of doubt, in no event shall the Company be obligated to pay, or cause to be paid, the Company Termination Fee or the Parent Expenses on more than one occasion.

Section 8.4.3 Acknowledgement. The Company acknowledges that the agreements contained in this Section 8.4 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. If the Company fails to pay the Company Termination Fee or the Parent Expenses when due, and, in order to obtain such payment Parent commences a suit which results in a judgment against the Company for all or any portion of the Company Termination Fee or the Parent Expenses, the Company shall pay to Parent its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) in connection with such suit.

Section 8.5 Parent Termination Fee.

Section 8.5.1 Parent Termination Fee. If this Agreement is terminated by the Company or Parent pursuant to Sections 8.1(b)(ii) or 8.1(b)(iii) as a result of the failure to satisfy the closing conditions set forth in Section 7.1.2 or 7.1.3 (solely as a result of governmental action under any antitrust Laws), and at the date of termination the closing conditions set forth in Sections 7.1.1, 7.2.1 and 7.2.2 have been or would be satisfied if the Closing Date were at the time of such termination, then the Company may require Parent to, and, if so required Parent shall, pay to the Company (or as directed by the Company), by wire transfer of same day funds, (x) $30,000,000 (the “Parent Termination Fee”) plus (y) all of the Company’s actual and reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) incurred by the Company and its Affiliates in connection with the transactions contemplated by this Agreement in an amount up to but not greater than $5,000,000 (the “Company Expenses”), in each case, as promptly as reasonably practicable (and, in any event, within two Business Days following such termination).

Section 8.5.2 Sole Remedy. If Parent pays the Company the Parent Termination Fee, then payment of the Parent Termination Fee and the amount of the Company Expenses to the Company (or as directed by the Company) in accordance with Section 8.5.1 shall be the sole and exclusive remedy of the Company and its Affiliates against Parent, Merger Sub and any Parent Representative for any loss or damage suffered as a result of the breach of any representation, warranty or covenant contained in this Agreement by Parent, Merger Sub or any Parent Representative and the failure of the Merger to be consummated, and upon payment of the Parent Termination Fee and the Company Expenses in accordance with Section 8.5.1, none of Parent, Merger Sub or any Parent Representative shall have any further liability or obligation to the Company or any other Person relating to or arising out of this Agreement or the transactions contemplated by this Agreement. For the avoidance of doubt, in no event shall Parent be obligated to pay, or cause to be paid, the Parent Termination Fee or the Company Expenses on more than one occasion. Notwithstanding the foregoing, the Company shall be entitled to enforce all of its rights and remedies under this Agreement (including its right to payment of the Company Expenses) in the event that the Company or Parent terminates this Agreement pursuant to Sections 8.1(b)(ii) or 8.1(b)(iii), but the Company elects not to require Parent to pay the Parent Termination Fee.

Section 8.5.3 Acknowledgement. Parent acknowledges that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement. If Parent fails to promptly pay the Parent Termination Fee or the Company Expenses when due and, in order to obtain any such payment, the Company commences a suit which results in a judgment against Parent for all or any portion of the Parent Termination Fee or the Company Expenses, Parent shall pay to the Company its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) in connection with such suit.

Section 8.6 Extension; Waiver. At any time prior to the Effective Time, Parent or the Company may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other Party under this Agreement, (b) waive any inaccuracies in the representations and warranties of

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the other Party contained herein or in any instrument delivered pursuant hereto or (c) waive compliance with any of the covenants or agreements of the other Party or conditions to the obligations of the waiving Party contained herein; provided, however, that after any approval of this Agreement by the shareholders of the Company, no extension or waiver that, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such shareholders may be made without such shareholder approval. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed by such Party. The failure or delay of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights, nor shall any single or partial exercise of any right under this Agreement preclude any other or further exercise of any rights hereunder.

Section 8.7 Amendment. At any time prior to the Effective Time, this Agreement may be amended by the Parties by action taken by or on behalf of their respective Boards of Directors; provided, however, that, after approval of the Agreement by the shareholders of the Company, no amendment that, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such shareholders may be made without such shareholder approval. This Agreement may not be amended except by an instrument in writing signed by Parent, Merger Sub and the Company.

Section 8.8 Acknowledgment. The Parties acknowledge that neither the Company Termination Fee nor the Parent Termination Fee shall be relevant in terms of determining levels of materiality for purposes of this Agreement.

Article 9.

General Provisions

Section 9.1 Non-Survival of Representations and Warranties. None of the representations and warranties of the Parties in this Agreement or in any instrument delivered pursuant to this Agreement (or the Schedules of Exhibits attached hereto) shall survive the Effective Time. None of the covenants or agreements of the Parties in this Agreement shall survive the Effective Time, other than (a) the covenants and agreements of the Parties contained in this Article 9, in Article 3 and in Sections 6.3.2, 6.8, 6.9 and 6.13 and (b) those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Effective Time, which shall survive the consummation of the Merger until fully performed.

Section 9.2 Notices. Any notices or other communications required or permitted under, or otherwise made in connection with, this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt when transmitted by facsimile transmission or by electronic mail (but, in the case of electronic mail, only if followed by transmittal by national overnight courier or hand for delivery on the next Business Day), (c) upon receipt after dispatch by registered or certified mail, postage prepaid or (d) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery), in each case, addressed as follows:

If to Parent or Merger Sub, addressed to it at:

120 North LaSalle Street, Suite 3300
Chicago, IL 60602
Attention:	Victor M. Casini
Facsimile:	(312) 280-3730

with a mandated copy (which shall not constitute notice) to:

Bell, Boyd & Lloyd LLP 70 West Madison Street, Suite 3100 Chicago, IL 60602
Attention:	J. Craig Walker
Facsimile:	(312) 827-8179

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If to the Company, addressed to it at:

Keystone Automotive Industries, Inc. 655 Grassmere Park Drive
Nashville, TN 37211
Attention:	John G. Arena, Esq.
Facsimile:	(615) 469-3291

with a mandated copy (which shall not constitute notice) to:

Latham & Watkins LLP 633 West Fifth Street, Suite 4000
Los Angeles, CA 90071-2007
Attention:	Paul D. Tosetti, Esq. Cary K. Hyden, Esq.
Facsimile:	(213) 891-8763

Section 9.3 Headings. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon a determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

Section 9.5 Entire Agreement; Parties in Interest. This Agreement (together with the Exhibits, Parent Disclosure Schedule, Company Disclosure Schedule and the other instruments delivered pursuant hereto), the Debt Commitment Letters and the Confidentiality Agreement constitute the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof. Nothing in this Agreement, express or implied, shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided that the provisions of Article 3, Section 6.9 and Section 6.13 shall inure to the benefit of those Persons benefiting therefrom who are intended third-party beneficiaries thereof.

Section 9.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties, and any such assignment shall be null and void. No assignment by any Party shall relieve such Party of any of its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 9.7 Mutual Drafting. Each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties.

Section 9.8 Governing Law; Consent to Jurisdiction; Enforcement; Waiver of Trial by Jury.

Section 9.8.1 Delaware Law. This Agreement, and all claims and causes of action arising out of, based upon, or related to this Agreement or the negotiation, execution or performance hereof, shall be governed by, and construed, interpreted and enforced in accordance with, the Laws of the State of Delaware, without regard to choice or conflict of law principles that would result in the application of any Laws other than the Laws of the State of Delaware, except and only to the extent that the CGCL mandatorily applies.

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Section 9.8.2 Exclusive Jurisdiction. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE) AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.2 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

Section 9.8.3 Right to Injunctive Relief. The Parties agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in any state or federal court within the State of Delaware and any state appellate court therefrom within the State of Delaware, and any such injunction shall be in addition to any other remedy to which any Party is entitled, at law or in equity.

Section 9.8.4 Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY LEGAL ACTION, SUIT OR PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF, BASED UPON OR RELATING TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF.

Section 9.8.5 Attorneys’ Fees. If any party to this Agreement brings an action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including without limitation reasonable legal fees, incurred in connection with such action, including any appeal of such action.

Section 9.9 Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and which shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by facsimile or otherwise) to the other Parties.

*    *    *    *    *

(signature page follows)

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed and delivered as of the date first written above.

LKQ CORPORATION

By:	/s/ JOSEPH M. HOLSTEN
Name:	Joseph M. Holsten
Title:	Chief Executive Officer

LKQ ACQUISITION COMPANY

By:	/s/ JOSEPH M. HOLSTEN
Name:	Joseph M. Holsten
Title:	President

KEYSTONE AUTOMOTIVE INDUSTRIES, INC.

By:	/s/ RICHARD L. KEISTER
Name:	Richard L. Keister
Title:	Chief Executive Officer

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ANNEX B

July 16, 2007

The Board of Directors

Keystone Automotive Industries, Inc.

655 Grassmere Park Drive

Nashville, TN 37211

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, no par value per share (the “Company Common Stock”), of Keystone Automotive Industries, Inc. (the “Company”) of the consideration to be received by such holders in the proposed merger (the “Merger”) of the Company with a wholly-owned subsidiary of LKQ Corporation (the “Merger Partner”). Pursuant to the Agreement and Plan of Merger, dated as of July 16, 2007 (the “Agreement”), among the Company, the Merger Partner and a subsidiary of the Merger Partner (the “Merger Subsidiary”), the Company will become a wholly-owned subsidiary of the Merger Partner, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by any of the Merger Partner, its subsidiaries or any subsidiaries of the Company and any shares held by dissenting shareholders who exercise their appraisal rights under law, will be converted into the right to receive $48.00 per share in cash (the “Consideration”).

In arriving at our opinion, we have (i) reviewed a draft dated July 16, 2007 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; (vi) reviewed certain reports published by industry and equity analysts; and (vii) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and the Merger Partner with respect to certain aspects of the Merger and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company, the Merger Subsidiary or the Merger Partner under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Merger and the other transactions contemplated by the Agreement will be consummated as described in the Agreement, that the definitive

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Agreement will not differ in any material respects from the draft thereof furnished to us, and that the representations and warranties made by the Company and the Merger Partner in the Agreement are and will be true and correct in all ways material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Merger and we express no opinion as to the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Merger.

We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Merger is consummated.

In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that we and our affiliates have no other recent financial advisory or other commercial or investment banking relationships of a material nature with the Company or the Merger Partner. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock in the proposed Merger is fair, from a financial point of view, to such holders.

This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES INC.

/s/ J.P. Morgan Securities Inc.

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ANNEX C

CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW

DISSENTERS’ RIGHTS

1300. Right to Require Purchase—“Dissenting Shares” and “Dissenting Shareholder” Defined.

(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:

(1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

(2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

1301. Demand for Purchase.

(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

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(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause(A) or (B) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what that shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

1302. Endorsement of Shares.

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

1303. Agreed Price—Time for Payment.

(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

1304. Dissenter’s Action to Enforce Payment.

(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

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(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

1305. Appraisers’ Report—Payment—Costs.

(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share.

Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

1306. Dissenting Shareholder’s Status as Creditor.

To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

1307. Dividends Paid as Credit Against Payment.

Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

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1308. Continuing Rights and Privileges of Dissenting Shareholders.

Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

1309. Termination of Dissenting Shareholder Status.

Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

1310. Suspension of Proceedings for Payment Pending Litigation.

If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

1311.	Exempt Shares.

This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

1312. Attaching Validity of Reorganization or Merger.

(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares

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pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

1313. Conversions Deemed to Constitute a Reorganization for Purposes of Chapter.

A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

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PROXY

KEYSTONE AUTOMOTIVE INDUSTRIES, INC.

655 Grassmere Park Drive

Nashville, Tennessee 37211

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Ronald G. Foster, Richard L. Keister and Jeffrey T. Gray, and each of them, the attorneys and proxies of the undersigned with full powers of substitution to vote as indicated herein, all of the common stock, or Keystone common stock, no par value, of Keystone Automotive Industries, Inc., or Keystone, held of record by the undersigned at the close of business on [•], 2007, at a Special Meeting of Keystone Stockholders to be held on [ •], 2007, at 10 a.m; Central Daylight Savings Time at the Keystone Nashville Support Center, 655 Grassmere Park Drive, Nashville, Tennessee 37211, or at any adjournments thereof, with all the powers the undersigned would possess if then and there personally present.

THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND FOR PROPOSAL 2 WHEN NO CHOICE IS INDICATED. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

THIS PROXY IS CONTINUED ON THE REVERSE SIDE, PLEASE DATE, SIGN AND RETURN PROMPTLY.

PLEASE MARK YOUR CHOICE LIKE THIS ☒ IN BLACK OR BLUE INK,

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE

FOR PROPOSAL 1 AND FOR PROPOSAL 2.

	FOR	AGAINST	ABSTAIN

1. To approve the principal terms of the Agreement and Plan of Merger, dated as of July 16, 2007, by and among LKQ Corporation (“LKQ”), LKQ Acquisition Company, a wholly-owned subsidiary of LKQ, and Keystone Automotive Industries, Inc. (“Keystone”) pursuant to which LKQ Acquisition Company will merge with and into Keystone, and Keystone will become a wholly-owned subsidiary of LKQ, and to approve the merger.	☐	☐	☐

2. To approve an adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.	☐	☐	☐

In their discretion the named proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF A SPECIAL MEETING OF KEYSTONE STOCKHOLDERS AND PROXY STATEMENT OF KEYSTONE AUTOMOTIVE INDUSTRIES, INC.

(Signature should be exactly as name or names appear on this proxy. If stock is held jointly each holder should sign. If signature is by attorney, executor, administrator, trustee or guardian, please give full title.)

Dated: , 2007

Signature

Signature if held jointly